Exhibit 99.7
To Unitholders in the United States:
Both parties of the Merger Agreement referred to in this document, Japan Rental Housing Investments Inc. and Prospect Reit Investment Corporation, have been incorporated under the laws of Japan. The merger described in this document is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase investment units otherwise than under the merger, such as in open market or privately negotiated purchases or through subscriptions of newly issued investment units.
This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

[Translation]
May 13, 2010
Dear Unitholders,
Prospect Reit Investment Corporation
2-2-1, Marunouchi, Chiyoda-ku, Tokyo
Takeo Nishiyoshi,
Executive Officer
Notice of Convocation of the Fifth General Meeting of Unitholders
          Please be informed that the fifth General Meeting of Unitholders of the Investment Corporation (hereinafter referred to as the “General Meeting”) will be held as described below.
          Please note that if you are unable to attend the General Meeting, you may exercise your voting right in writing. If you would like to exercise your voting right in writing, please review the Reference Material for the General Meeting of Unitholders below, indicate your approval or disapproval on the enclosed Voting Right Exercise Form, and have it delivered to us by mail by 5 p.m. on Thursday, May 27, 2010.
          In addition, the Investment Corporation has established a “deemed approval” provision pursuant to Article 14 of the current Articles of Incorporation in accordance with paragraph 1, Article 93 of the Law Concerning Investment Trust and Investment Corporations. Accordingly, please be aware that in the event that you are unable to attend the meeting or to exercise the voting right using the Voting Right Exercise Form, you will be deemed to have approved each of the proposals at the said General Meeting.
          (Excerpt from the current Articles of Incorporation of the Investment Corporation)
          Article 14 (Deemed Approval)
1.	In the event that a unitholder fails to attend the general meeting of unitholders, and further fails to exercise the voting right, such unitholder is deemed to approve the proposals presented at such general meeting of unitholders. (If a multiple number of proposals are presented and there is any conflict among them, then all such proposals are excluded.)

2.	The number of voting rights held by the unitholders who are deemed to approve the proposals pursuant to the provision of the preceding paragraph will be included in the number of voting rights of unitholders in attendance.

Description

1.	Date and Time:	Friday, May 28, 2010 at 10 a.m.

2.	Venue:	Tokyo Station Conference 602 B+C+D Telephone: 03-6888-8080 6th floor, Sapia Tower, 7-12, Marunouchi 1-chome, Chiyoda-ku, Tokyo (Please see the location information map on the last page.)

3.	Matters for discussion at the General Meeting of Unitholders Proposed Agenda

Proposal 1:	Regarding the approval of the merger agreement with Japan Rental Housing Investments Inc.

Proposal 2:	Regarding the cancellation of the Asset Management Entrustment Agreement with Prospect Reit Advisors, Co., Ltd.
End of Notice
Your cooperation is requested in the following:
•	Please submit the enclosed Voting Right Exercise Form at the reception when you attend the meeting.

•	If you intend to exercise your voting right by proxy, it is possible to attend the General Meeting by designating another unitholder (who holds a voting right) as your proxy. Accordingly, we ask that you please submit at the reception a document evidencing that you have named a proxy on your behalf along with the Voting Right Exercise Form.

•	Method of announcing any amendment to the Reference Material for the General Meeting of Unitholders

If it is necessary to amend any matter to be stated in the Reference Material for the General Meeting of Unitholders, please be informed that we will post such amended matter on the homepage of the Investment Corporation (http://www.prospect-reit.co.jp/). We thank you in advance for your understanding.

•	Following the General Meeting on the same day at the same venue, we plan to hold a “reporting session on investment status” to be conducted by Prospect Reit Advisors, Co., Ltd. to which the Investment Corporation has entrusted the asset investment. We appreciate your participation in this session.

[Translation]
Reference Material for the General Meeting of Unitholders
Proposals and Additional Information
Proposal 1 Regarding the approval of the merger agreement with Japan Rental Housing Investments Inc.
1.	Reasons for carrying out an absorption-type merger
     Prospect Reit Investment Corporation (hereinafter referred to as the “Investment Corporation”) has agreed to merge with Japan Rental Housing Investments Inc. (hereinafter referred to as “JRH”) setting July 1, 2010 (hereinafter referred to as the “Effective Date”) as the effective date of the merger (hereinafter referred to as the “Merger”).
     Given the current state of Japanese economy, it seems that the financial crisis started by Lehman Brothers is coming to an end, as there are signs of a let-up of the decline of the economy. Because of current improvements in the environment surrounding J-REITs, by a partial improvement in financial institutions’ lending attitude and the weakening of concerns about failures of investment corporations by the establishment of the Real Estate Market Stabilization Fund, the TSE REIT index has recovered from 837.3 points as of April 1, 2009 to 982.24 points as of April 23, 2010.
     In such environment, JRH and the Investment Corporation, with the purpose of seeking new growth opportunities, considered thoroughly their respective growth strategies and financial strategies, and as a result, both investment corporations reached a common understanding that realization of the expansion of asset scales, an expansion of their asset size, utilization of negative goodwill, and stabilization of certain financial aspects, and the like, the value of both investment corporations will contribute to the further enhancement of corporate value of both investment corporations.
     Accordingly as announced in the “Notice Regarding the Execution of a Letter of Intent Concerning the Merger of the Investment Corporation” dated February 26, 2010, JRH and the Investment Corporation signed a letter of intent concerning the merger between the two investment corporations and continued discussion thereafter. As a result, at their respective board meetings held on March 26, 2010, they have both decided to implement a merger effective July 1, 2010, as follows, and have executed a merger agreement as of the same date (hereinafter referred to as the “Merger Agreement”).
     The Merger is an absorption-type merger under which JRH becomes the absorption-type merger surviving corporation while the Investment Corporation is dissolved. The new investment corporation after the merger will be one of the leading domestic residential-specific REITs in terms of its asset size, and the balance sheet is expected to stabilize as a result of stabilized cash flows and declined financial leverage.
     Both investment corporations will aim to realize the Merger with the support of their major unitholders, etc. of each corporation in accordance with the Merger Agreement. In addition, as of the effective date of the Merger, the asset management entrustment agreement entered into by and between the Investment Corporation and Prospect Reit Advisors, Co., Ltd. (hereinafter referred to as “Prospect Reit Advisors”), shall be terminated. Mi-Casa Asset Management Inc. (hereinafter referred to as “Mi-Casa Asset Management”), the asset management company of JRH, will continue to serve as the asset management company of the investment corporation after the Merger.
     Associated with this, as separately communicated through the “Notice concerning the Execution of an Agreement regarding to Integration of the Asset Management Companies” dated March 26, 2010, Mi-Casa Asset Management, Prospect Reit Advisors and Prospect Co., Ltd., which is Prospect Reit Advisors’ parent company, entered into an agreement that all issued shares of Prospect Reit Advisors held by Prospect Co., Ltd. shall be transferred to Mi-Casa Asset Management, and Mi-Casa Asset Management and Prospect Reit Advisors shall implement a merger, whereupon Mi-Casa Asset Management shall be the surviving company upon the effective date of the Merger.
     The Asset Management Entrustment Agreement between the Investment Corporation and Prospect Reit Advisors is to be terminated upon approval by the General Meeting of Unitholders (hereinafter referred to as the “General Meeting”) of the proposal introduced as Proposal 2. The Merger is subject to approval by the General Meeting with respect to the approval of this proposal and Proposal 2 at the General Meeting as well as the approval of the amendment, etc. of the Articles of Incorporation at the General Meeting of Unitholders of JRH and other matters to which JRH and the Investment Corporation separately agree.
     We hope and humbly request that our Unitholders agree with the purpose of the

Merger and grant approval of the absorption-type merger agreement.
2.	Summary of the content of the absorption-type merger agreement as provided in Attachment 1

3.	Summary of the content of the matters concerning the reasonableness of the merger consideration stipulated under item 1, paragraph 1, Article 193 of the Ordinance for Enforcement of the Law Concerning Investment Trust and Investment Corporations
(1)	Matters concerning the reasonableness of the total amount of the merger consideration
     JRH will issue 225,300 investment units at the time of the Merger, and allocate and issue such units to the unitholders listed or recorded on the final unitholders’ list of the Investment Corporation on the day before the Effective Date (hereinafter referred to as the “Allotment Target Unitholders”, but not including JRH, the Investment Corporation, or the unitholders of the Investment Corporation who requested that their units be bought out under the provisions of Article 149-3 of the Law Concerning Investment Trust and Investment Corporations) at the rate of three units of JRH for each investment unit of the Investment Corporation held.
     In addition, in the Merger, prior to the allotment to the unitholders of the Investment Corporation, a unit split at the rate of four units for every JRH investment unit (hereinafter referred to as the “Unit Split”) is carried out. JRH will allocate and issue three investment units of JRH’s such post-split investment units for every investment unit of the Investment Corporation.
     Moreover, in the Merger, there will be no payment of cash consideration for the Merger which corresponds to dividends for the period between January 31, 2010 and the day before the Effective Date of the Merger of the Investment Corporation (deemed business year), which is the settlement period immediately preceding the Effective Date of the merger of the Investment Corporation.
     The Investment Corporation considers that, with regard to the number of investment units of JRH to be issued as consideration for the Merger, the content of the investment units of JRH is reasonable as stated below in “(2) Matters concerning the method of computation of the number of units and allotment thereof in relation to the investment units of the absorption-type merger surviving corporation (JRH) issued at the absorption-type merger”. Further, with regard to the subject matters for recovery to which JRH and the Investment Corporation separately agree, among the real properties held by each investment corporation, one of the conditions in regard to the Merger is that the method of recovery and other measures (including, but not limited to, sale, etc.) have all been completed by the due date, and in the content and manner to which JRH and the Investment Corporation separately agree, and in light of the anticipated loss on property sales, etc. in the recent market environment in addition to the expenses pertaining to the Merger and the necessary expenses for the recovery and measures in relation to properties described above (including the prescribed sale of properties).
     The Investment Corporation will not make payments of cash consideration for the Merger (the cash consideration corresponding to dividends for the deemed business year) in the Merger. Based on the reasons stated above, the Investment Corporation considers it reasonable not to pay the cash consideration for the Merger.
(2)	Matters concerning the reasonableness of the arrangement in relation to the matters pertaining to the method of computation of the number of units and allotment thereof in relation to the investment units of the absorption-type merger surviving corporation (JRH) issued at the time of the absorption-type merger
(i)	Basis of computation
     The Investment Corporation, in computing the merger ratio used in the Merger, decided to request a third-party computation institutions which is independent of the Investment Corporations to analyze the merger ratio in order to ensure fairness and propriety regarding transactions, consequently selected Morgan Stanley Japan Securities Co., Ltd. (hereinafter referred to as “Morgan Stanley”) as its third-party computation institutions. In addition, the summary of computation results by Morgan Stanley lists the numerical values prior to taking into consideration the unit split by JRH where one investment unit is split into four units as described above in “(1) Matters concerning the reasonableness of the total amount of the merger consideration”.
     In order to analyze the investment unit market price, and future earning power, etc. of both investment corporations from multiple perspectives, Morgan Stanley analyzed the merger ratio by comprehensively considering the results of the analysis based on the market unit price analysis, comparable REITs analysis, dividend capitalization analysis, discounted cash flow analysis, and net asset value analysis in order to produce a diverse analysis of the market. Moreover, the market unit price analysis was conducted based on the closing market unit price as of the base date of calculation (February 24, 2010) and the average closing market unit prices for one month, three months and six months prior to the base date of calculation, considering the recent market trading trends of units of both investment corporations.
     A summary of the computation results gathered by Morgan Stanley is as follows:

	Range of the Merger Ratio (before Unit Split)
	JRH	Investment Corporation
Market unit price analysis	1	0.51 - 0.65
Comparable REITs analysis	1	0.37 - 0.76
Dividend capitalization analysis	1	0.31 - 0.46
Discounted cash flow analysis	1	0.51 - 0.83
Net asset value analysis	1	1.55
(Note 1) In performing the merger ratio analysis set forth above, Morgan Stanley relied upon the information provided by both corporations, information available to the public, and other information, assumed that all of the materials and information used by it was accurate and complete, and did not independently verify the accuracy and completeness thereof. Morgan Stanley did not make or request any third party to make any independent valuation, appraisal or assessment of the assets or liabilities (including but not limited to the off-balance-sheet assets and liabilities as well as other contingent liabilities) of either JRH or the Investment Corporation. Moreover, with respect to the financial forecast of both corporations and information regarding synergy effects expected as a result of the Merger, Morgan Stanley assumed that such information has been prepared by the management of both corporations on a reasonable basis reflecting the best and reasonable estimates and judgments of the management. Morgan Stanley’s merger ratio analysis was based on the abovementioned information as of February 24, 2010. The analysis by Morgan Stanley was conducted to support the directors of the

Investment Corporation by providing information when they consider the Merger and it should not be relied on as a recommendation by Morgan Stanley to the Unitholders of the Investment Corporation when they decide whether they should exercise their voting rights.
(ii)	Background of computation
     The Investment Corporation consulting the computation results of the merger ratio by Morgan Stanley, and comprehensively considering various factors such as the financial results, the status of assets and liabilities of JRH and the Investment Corporation (includes expected costs, etc. forecasted as necessary for recovery and measures pertaining to the properties (also includes expense incurred to sell the assets) listed in “(1) Matters concerning the reasonableness of the total amount of the merger consideration”), prospects of the business, the synergies to be created by the Merger, and the results of the financial analyses conducted by the financial advisors to the Investment Corporation, etc., the Investment Corporation repeatedly discussed but negotiated prudently with JRH. As a result, each investment corporation ultimately reached a decision that the following merger ratio is appropriate and agreed to the content as stated above in “(1) Matters concerning the reasonableness of the total amount of the merger consideration”.

	JRH	Investment Corporation
	(Surviving corporation)	(Absorbed corporation)
Allotment of Units under the Merger	1	3
		(Reference: Before unit split) 0.75 (Note 1)

(*)	Number of new units of JRH to be issued through the Merger: 225,300 units (Scheduled)
(Note 1) JRH plans a four-for-one unit split, with June 30, 2010 as the record date for the unit split and July 1, 2010 as the effective date. The above merger ratio is based on this unit split being made. When allotting units of JRH at a ratio of 0.75 units of JRH per one unit of the Investment Corporation, based on the merger ratio, before taking the said unit split into consideration, a large number of unitholders of the Investment Corporation are expected to receive only fractional units of JRH. Therefore, prior to the allotment to the Investment Corporation’s unitholders, a four-for-one unit split for units of JRH will be implemented, and after the Unit Split, allotment at a ratio of 3 units (post-unit split) of JRH per one unit of the Investment Corporation will be carried out.
(Note 2) As described in “Notice Concerning Issuance of New Investment Units by Way of Third-Party Allotment” announced as of March 26, 2010, JRH determined at its board of directors meeting held on February 26, 2010 that it will issue new investment units by way of a third-party allotment (hereinafter referred to as the “Third-Party Allotment”), the payment date for which will be June 30, 2010, the business day immediately preceding the effective date of the Merger (the record date for the aforementioned split of units), in order to apply the cash proceeds raised through the Third-Party Allotment to make a partial payment for loans to be succeeded by the Investment Corporation. JRH also determined, at the board of directors meeting held on March 26, 2010, the subscribers and the number of units to be allotted to each subscriber. The subscribers are AppleRingo Holdings B.V. (9,467 units), Ringo Residential TMK (17,214 units), Prospect Japan Fund Limited (4,305 units), Shareholders’ Consensus Fund L.P. (2,582 units), Stanhope Investments (5,163 units) and Japan Trustee Services Bank, Ltd. (trust account) (4,304 units). The execution of such Third-Party Allotment is one of the conditions precedent of the Merger, and the aforementioned ratio of allotment is based on the Third-Party Allotment.
(Note 3) The number of newly-issued investment units under the Merger is based on the effectiveness of the Unit Split, as mentioned in Note 1 and the issuance of new investment units by way of the Third-Party Allotment, as mentioned in Note 2.
(iii)	The content of allotment in relation to the merger
     JRH is going to issue 225,300 investment units upon the Merger, and allocate these to the Allotment Target Unitholders at the rate of three JRH investment units for each investment unit of the Investment Corporation held by the respective unitholders.

(3)	Matters concerning the reasonableness of the provisions pertaining to the matters relating to the total amount of capital investment by the absorption-type merger surviving corporation (JRH)
     The amount of the total capital investment and the retained earnings to be increased upon the Merger shall be as follows (provided, however, that JRH and the Investment Corporation may change such amount upon consultation and agreement in consideration of the financial conditions of JRH and the Investment Corporation as of the day preceding the Effective Date.
(1)	Total capital investment: 0 yen

(2)	Retained earnings: The amount obtained by subtracting the amount prescribed in the preceding item from the amount of changes in net assets prescribed in Article 22, Paragraph 1 of the Ordinance concerning the Account of the Investment Corporations (Government Ordinance No. 42 of 2006, as amended).
     The Investment Corporation has determined the above stated matters concerning the amount of total capital investment upon taking into consideration the Ordinance concerning the Account of Investment Corporations and other fair accounting standards, etc., and considers that the content thereof is reasonable.
(4)	Reasons for selecting money (cash consideration for the Merger) as part of the merger consideration
     As stated above in “(1) Matters concerning the reasonableness of the total amount of the merger consideration”, JRH is not planning to pay any money (cash consideration for the Merger) to unitholders as part of the merger consideration.

4.	Matters to be referred to concerning the merger consideration provided in item 2, paragraph 1, Article 193 of the Ordinance for Enforcement of the Law Concerning Investment Trust and Investment Corporations
(1)	Establishment of JRH’s Articles of Incorporation

As described in Attachment 3
(Note) JRH has decided to make a proposal concerning partial amendment to the Articles of Incorporation in the content as described in Attachment 2 at a general meeting of unitholders scheduled on May 28, 2010.
(2)	Matter concerning the method of converting the investment units issued as the merger consideration
(i)	Markets in which such investment units are traded JRH’s investment unit is listed on the real estate investment trust securities market of the Tokyo Stock Exchange.

(ii)	Persons who intermediate, act as agents or representatives in the transactions of such investment units The trading participants or member securities companies, etc. of the Stock Exchange stated in (i).
(3)	Matters concerning the market price of the investment unit issued as the merger consideration
     The following provides the highest and the lowest prices as well as the volume of sales of the JRH investment unit for each month in the last 6 months:

Highest and lowest monthly unit price and sales
Monthly	November 2009	December 2009	January 2010	February 2010	March 2010	April 2010
Highest (yen)	150,500	169,800	169,000	151,500	128,800	133,000
Lowest (yen)	116,200	138,100	141,800	123.000	112,900	114,000
Sales (units)	3,172	3,639	2,503	1,600	4,233	4,149
(Note) The highest and the lowest investment unit prices are based on the closing price in the real estate investment trust securities market of the Tokyo Stock Exchange. Provided, however, April 2010 is based on the closing price up to and including April 23, 2010.

5.	Matters concerning financial statements provided under item 3, paragraph 1, Article 193 of the Ordinance for Enforcement of the Law Concerning Investment Trust and Investment Corporations
(1)	Matters concerning the absorption-type merger surviving corporation (JRH)
(i)	The content of the financial statements relating to the final business period, asset management report and statements of cash dividends. As described in Attachment 4

(ii)	Contents of the disposition of any significant asset or any assumption of significant liability arising after the last day of the final business period, and other events causing significant impact on the asset condition of the investment corporation.

I.	Issuance of new investment units by third-party allotment

At the board meeting held on August 21, 2009, for the purpose of redeeming the investment corporate bonds as well as, among others, acquiring real properties and the trust beneficiary rights under which real properties are entrusted, JRH has passed a resolution to issue the new investment units by third-party allotment and completed the payment on

October 2, 2009 as follows. As a result, the total capital investment amount is JPY65,557,451,000, and the total number of outstanding investment units is 233,340.

Number of new investment units to be issued:65,863 units

Issue price:	JPY91,100 per unit

Total issue price:	JPY6,000,119,000

Payment date:	October 2, 2009

Allocated to:	AppleRingo Holdings B.V., 32,931 units Japan Trustee Services Bank, Ltd. (Trust Account), 32,932 units
II.	Change of officers of the asset management company

For the purpose of further enhancement of management, Mi-Casa Asset Management, which is the asset management company of JRH, appointed two external directors, Hideya Takahashi and Soichiro Tabu, at an extraordinary meeting of shareholders held on October 30, 2009.

III.	Acquisition of assets

JRH passed a resolution at a board meeting held on March 23, 2010 to acquire the following assets as of March 25, 2010. Moreover, the acquisition prices do not include any various acquisition expenses, fixed asset tax, city planning tax, consumption tax or local consumption tax.

The Palms Yoyogi
	Lexington Square	Uehara Cosmo	Sun Terrace Yoyogi
	Shinjuku Gyoen	Terrace	Uehara

Acquisition price (thousand yen)	1,010,000	1,250,000	1,180,000

Type of specified asset	Trust beneficiary rights	Trust beneficiary rights	Trust beneficiary rights

Location	1-36-15, Shinjuku, Shinjuku-ku, Tokyo	2-33-2, Uehara, Shibuya-ku, Tokyo	2-3-7, Uehara, Shibuya-ku, Tokyo

Construction Date	August 3, 2005	November 29, 2004	February 26, 1999

Structure	Reinforced concrete structure 10 flat-roofed stories	Steel-framed reinforced concrete structure 11 flat-roofed stories	Reinforced concrete structure 8 flat-roofed stories
IV.	Borrowing of funds

At a board meeting held on March 23, 2010, for the purpose of allocating to acquisition price of the trust beneficiary rights of the domestic real properties stated above in III and any associated expenses thereof (hereinafter referred to as the “Real Properties Trust Beneficiary Rights”), JRH passed a resolution to borrow the following funds and carried out the borrowing of such funds as of March 25, 2010.

Borrowed from	Mitsubishi UFJ Trust and Banking Corporation, Resona Bank, Limited, The Chuo Mitsui Trust and Banking Company, Limited, Aozora Bank, Ltd.

Borrowed amount (thousand yen)	3,850,000 thousand yen

Interest rate	1.93480%

Borrowing date	March 25, 2010

Repayment due date	March 25, 2013

Collateral	First priority pledge has been created against the Real Properties Trust Beneficiary Rights. In addition thereto, first mortgage or pledge has been created against part of the existing real properties or Real Properties Trust Beneficiary Rights.

V.	Issuance of new investment units by third-party allotment

At the board meetings held on February 26, 2010 and March 26, 2010, for the purpose of procuring the funds for repaying part of the borrowed amount assumed from the Investment Corporation associated with the Merger, JRH passed a resolution to issue the new investment units by third-party allotment as follows:

Number of new investment units to be issued: 43,035 units

Issue price:	JPY116,190 per unit (Note 1)

Total issue price:	JPY5,000,236,650

Application due date:	June 29, 2010

Payment date:	June 30, 2010 (Note 2)

Allocated to:	AppleRingo Holdings B.V., 9,467 units
Ringo Residential TMK, 17,214 units
Prospect Japan Fund Ltd., 4,305 units
Shareholders’ Consensus Fund L.P., 2,582 units
Stanhope Investments, 5,163 units
Japan Trustee Services Bank, Ltd. (Trust Account), 4,304 units
(Note 1)	JRH is expected to announce its financial statements for March 2010 between the resolution to issue concerning the Third-Party Allotment and the payment date, and in light of the fact that new information pertaining to assets held by JRH, etc., if the net asset market value per unit of JRH for March 2010 will have been increased by more than 10% or decreased by more than 20% compared to September 2009, JRH will re-determine the payment amount (issue price) two trading days after such announcement of financial statements (announcement of financial statements brief) (hereinafter referred to as the “Amendment Scheduled Date”) based on the market price of the investment unit after such announcement of financial statements. Moreover, the net asset market value per unit means the amount obtained by first adding the amount obtained from subtracting the total book value on the balance sheet from the appraisal value at the end of the period of the properties held by JRH, to the amount obtained from deducting the total surplus amount from the total amount of net assets of JRH, and then dividing such amount by the number of outstanding investment units, and in so doing, the impact of the issuance of new investment units by Third-Party Allotment above mentioned in I carried out in October 2009 by JRH will be taken into consideration. Provided, however, that JRH will, also in this case, amend both the number of new investment units to be issued and the number of units allocated to each of the recipient parties so that there will be no changes to the total amount of payments. In addition, taking the market trends into consideration, if JRH and the recipient agree that such amendments are not appropriate, then JRH will, after separate discussions concerning the timing and manner of the amendments, announce the policy in relation thereto on the Amendment Scheduled Date.
(Note 2) Prior to the Effective Date of the Merger, the payment date is expected to be the same day as the record date for the split in relation to the investment unit split of JRH described below in VI scheduled to be executed on the preceding day of the trading. Consequently, if the Effective Date of the Merger is changed, the payment date will also be changed.

VI.	Investment unit split

At the board meeting held on March 26, 2010, JRH passed a resolution to carry out an investment unit split at the rate of four units for each investment unit held by unitholders listed on the list of unitholders on June 30, 2010. The Unit Split is going to come into effect as of July 1, 2010, which is the Effective Date of the Merger, on the condition that the resolution in connection with the Merger is approved by the respective general meetings of unitholders of JRH and the Investment Corporation and that the merger agreement concerning the Merger has not been terminated or has not become invalid by the preceding day of the Effective Date of the Merger.

VII.	Early termination of the building term lease agreement as well as the change of the master lease company and the property management company

JRH prematurely terminated as of April 1, 2010 the sublease agreement pertaining to the property (Isogo Flat) for which JRH had executed a building term lease agreement (hereinafter referred to as the “Sublease Agreement”) ending May 2010 with Central Japan Railway Company (hereinafter referred to as “JR Central”).

In addition, JR Central was acting concurrently as a master lease company (hereinafter referred to as the “ML Company”) and a property management company (hereinafter referred to as the “PM Company”), and accordingly, JRH changed the ML Company and the PM Company as of the same date as a result of above termination.

<Summary of the Sublease Agreement and early termination>
1)	Property name: Isogo Flat

2)	ML Company: JR Central

3)	Type of master lease: sublease style (a structure under which the ML Company guarantees the monthly fixed sum of rent)

4)	Total leasable floor area of the property: 24,923.44m [2]

5)	Percentage of total leasable floor area of this property in the overall portfolio: 8.9% (as of March 31, 2010)

6)	Percentage of lease business income from this property in the overall portfolio: 6.1% (based on the performance in September 2009 period)

7)	Sublease Agreement execution date: May 9, 2001

8)	Sublease Agreement expiry date: May 31, 2010

9)	Date of early termination: April 1, 2010

10)	Penalty: Amount of rent corresponding to the remaining period of the lease agreement (from April 2, 2010 to May 31, 2010)
JRH will continue to hold this property and manage it using the “pass- through” style (a structure under which there is no rent guarantee by the ML Company).

<Summary of the changes to the ML Company and the PM Company>

		Current ML Company	New ML Company	New PM Company
Property number	Property name	and PM Company	(Note)	(Note)
F-4-021	Isogo Flat	JR Central	GK Japan Rental Housing	Shimizu Comprehensive Development K.K.
(Note) Neither new ML Company nor new PM Company falls within the “interested person, etc.” under the Ordinance for Enforcement of the Law Concerning Investment Trust and Investment Corporations, or the “interested party” stipulated in the Interested Party Transaction Rules, which are the internal regulation of Mi-Casa Asset Management, the asset management company to which management of assets of JRH has been entrusted.
(2)	Matters concerning the absorption-type merger extinct corporation (Investment Corporation)
     Contents of the disposition of any significant asset or any assumption of significant liability arising after the last day of the final business period, and other events causing a significant effect on the asset condition of the investment corporation.
The significant events involving the Investment Corporation after the closing of the 9th period (January 31, 2010) are as follows:
I.	Extension of loans

As of February 15, 2010, the Investment Corporation extended the 12th new property loan and the 13th new property loan, the due date of which fell on February 15, 2010, as follows:

					Interest rate
				Amount	(annual rate)
Name	Lender	Date borrowed	Due date	borrowed	(Note 1)
12th new property loan	Aozora Bank, Ltd.	October 8, 2009	March 15, 2010	JPY5,000,000,000	5.25545%
13th new property loan	Aozora Bank, Ltd.	December 25, 2009	March 15, 2010	JPY2,950,000,000	2.20545%
(Note 1) This is the rate applicable from February 16, 2010 to March 15, 2010.

(Note 2) Repayment of both 12th new property loan and 13th new property loan above stated has been completed as of March 15, 2010.

II.	Partial prepayment of loans

The Investment Corporation made total payments of JPY700,000,000 with regard to part of the principal of the loans as of March 3, 2010. A breakdown of the payment amount for various loans is as follows:

Name	Payment amount
3rd new property loan	JPY52,152,514
4th new property loan	JPY57,894,439
10th new property loan	JPY89,098,828
12th new property loan	JPY98,998,698
13th new property loan	JPY58,409,232
Acquired property loan	JPY343,446,289
Total	JPY700,000,000

III.	Borrowing of funds

The Investment Corporation borrowed the following funds after the settlement date:

	14th new	15th new	16th new
Name	property loan	property loan	property loan
Lender	Aozora Bank, Ltd. Sumitomo Mitsui Banking Corporation The Sumitomo Trust and Banking Co., Ltd. The Musashino Bank, Ltd. NTT Finance Corporation	Trustee, the Sumitomo Trust and Banking Co., Ltd. (Real Property Stabilization Fund Account)	Aozora Bank, Ltd.

Amount borrowed	JPY11,817,931,466	JPY10,000,000,000	JPY2,977,214,315

Interest rate (annual rate)	TIBOR+1.7%	TIBOR+4.98368% (Note 1)	TIBOR+1.7%

Date borrowed	March 15, 2010	March 15, 2010	March 15, 2010

Interest payment date	End of each January, April, July and October, and maturity date	15th of each March, June, September and December, and maturity date	End of each January, April, July and October, and maturity date

Manner of principal repayment	Lump-sum payment on due date	After September 15, 2010, payment of JPY25,000,000 on the 15th of each March, June, September and December each year, and the remainder to be paid off when due	Lump-sum payment on due date

	14th new	15th new	16th new
Name	property loan	property loan	property loan
Principal payment due date	September 15, 2010	September 18, 2012	September 15, 2010

Collateral	Secured	Secured (Note 2)	Secured (Note 2)

Use of funds	Refinancing associated with the arrival of due dates for 12th new property loan, 13th new property loan and acquired property loan	Refinancing associated with the arrival of due dates for 12th new property loan, 13th new property loan and acquired property loan	Refinancing associated with the arrival of due dates for 12th new property loan, 13th new property loan and acquired property loan
(Note 1)	This is the rate applicable from March 15, 2010 to March 14, 2011. Moreover, with respect to the interest rate (annual rate) on the 15th new property loan, 0.05% is added every three months to the above stated initial spread (4.98368%) after one year has elapsed from the loan execution date.

(Note 2)	With respect to the debt pertaining to the 15th new property loan agreement and the 16th new property loan agreement of the Investment Corporation, Prospect Co., Ltd., which is the sponsor of the Investment Corporation, executed as of March 15, 2010, a share pledge agreement to establish the right of pledge on 4,000 outstanding shares of Prospect Reit Advisors held by Prospect Co., Ltd. in favor of the Trustee, the Sumitomo Trust and Banking Co., Ltd. (Real Property Stabilization Fund Account) and Aozora Bank, Ltd. In addition, on the same day, Curtis Freeze, the representative director of Prospect Co., Ltd., executed a joint and several guarantee agreement under which he is a cosigner in favor of Aozora Bank, Ltd. concerning the debt pertaining to the 16th new property loan agreement.

Proposal 2 Regarding the cancellation of the Asset Management Entrustment Agreement with Prospect Reit Advisors, Co., Ltd.
     In association with the merger of the Investment Corporation and JRH, it has been decided that the Asset Management Entrustment Agreement with Prospect Reit Advisors be cancelled as of the Effective Date of the Merger subject to the Merger taking effect. This is, therefore, to request your approval of such cancellation.
     Moreover, JRH has executed an asset management entrustment agreement with Mi-Casa Asset Management, and entrusted to it the management of its assets. It is expected that Mi-Casa Asset Management will continue to manage JRH’s assets after the Merger.

Additional Information
     In the event any conflicting proposals exist in the proposals submitted to the General Meeting, the provisions of the “deemed consent” stipulated in Article 14 of the Articles of Incorporation of the Investment Corporation will not be applicable to either of these proposals. Moreover, neither of above stated Proposals 1 and 2 falls within the meaning of “conflicting proposals.”
End of document

Attachment 1
[Translation]
MERGER AGREEMENT (COPY)
Japan Rental Housing Investments, Inc. (hereinafter referred to as “JRH”) and Prospect Reit Investment Corporation (hereinafter referred to as “PRI”) hereby execute this Merger Agreement (hereinafter referred to as this “Agreement”) concerning the merger between JRH and PRI (hereinafter referred to as the “REIT Merger”):
Article 1 Method Used for the REIT Merger
JRH and PRI shall implement an absorption-type merger (kyushu-gappei) prescribed by Article 147 of the Law Concerning Investment Trusts and Investment Corporations (Law No. 198 of 1951, as amended to date) (hereinafter referred to as the “Investment Trust Law”) where JRH shall be the company that survives and continues to exist after the merger and PRI shall be the company that ceases to exist after the merger.
Article 2 Names and Addresses of Parties of Merger
The names and the addresses of the surviving REIT and the dissolving REIT are as follows:
(1)	Name and address of the surviving REIT

Name:	Japan Rental Housing Investments, Inc.

Address:	3-12, Shiba-Koen 1-chome, Minato-ku, Tokyo
(2)	Name and address of the dissolving REIT

Name:	Prospect Reit Investment Corporation

Address:	2-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo
Article 3 Number of Investment Units Allotted upon the REIT Merger and Matters regarding such Allotment
1.	In connection with the REIT Merger, JRH shall newly issue the number of investment units obtained by multiplying the aggregate number of investment units of PRI held by unitholders described or recorded in the final unitholder registry of PRI as of the Effective Date prescribed in Article 5 (excluding JRH, PRI and unitholders who claim the right of purchasing their investment units pursuant to Article 149-3 of the Investment Trust Law, hereinafter referred to as the “Allotment Target Unitholders”) by three (3), and shall allot investment units to the Allotment Target Unitholders at the rate of three (3) investment units of JRH with respect to one (1) investment unit of PRI; provided, however, that such allotment and the effectuation of the REIT Merger are on the condition that JRH has completed the unit split which has split one (1) investment unit of JRH into four (4) units (hereinafter referred to as the “Unit Split”) by the Effective Date (including the same day). If the Unit Split has not been completed by the Effective Date (including the day itself), JRH and PRI shall change the Effective Date prescribed in Article 5 or take any other necessary measures for the effectuation of the REIT Merger upon sincere consultation and agreement between JRH and PRI.
2.	In regard to the preceding paragraph, if there are fractional units of JRH which are to be allotted to the Allotment Target Unitholders, JRH shall dispose of such fractional units pursuant to Article 149-17 of the Investment Trust Law.
Article 4 Matters regarding Total Capital Investment, etc. of the Surviving REIT
The amount of the total capital investment and the retained earnings to be increased upon the REIT Merger shall be as follows (provided, however, that JRH and PRI may change such amount upon consultation and agreement in consideration of the financial conditions of JRH and PRI as of the day preceding the Effective Date):

(1) Total capital investment:	0 yen

(2) Retained earnings:	The amount obtained by subtracting the amount prescribed in the preceding item from the amount of changes in net assets prescribed in Article 22, Paragraph 1 of the Ordinance concerning the Account of the Investment Corporation (Government Ordinance No. 42 of 2006, as amended)

Article 5 Effective Date
The effective date of the REIT Merger (hereinafter referred to as the “Effective Date”) shall be July 1, 2010, provided, however, that JRH and PRI may change such date upon consultation and agreement in consideration of the necessity for progress of procedure and other matters.
Article 6 Unitholders’ Meeting concerning the Approval of the REIT Merger
1.	Pursuant to the provisions of Article 149-7, Paragraph 2 of the Investment Trust Law, JRH shall implement the REIT Merger without having the REIT Merger Agreement approved at a unitholders’ meeting pursuant to Article 149-7, Paragraph 1 of the Investment Trust Law, provided, however, that JRH shall hold a unitholders’ meeting by May 28, 2010 and require the approval of the amendment of the articles of incorporation and other matters separately agreed on by and between JRH and PRI at such unitholders’ meeting. However, in case of necessity for progress of procedure and other matters, the date of the unitholders’ meeting may be changed upon consultation and agreement by and between JRH and PRI.

2.	Pursuant to the provisions of Article 149-2 of the Investment Trust Law, PRI shall hold a unitholders’ meeting by May 28, 2010 and require the approval of the REIT Merger Agreement, the termination of the asset management agreement with Prospect Reit Advisors, Co., Ltd. (hereinafter referred to as

“PRA”) dated April 22, 2003 (as amended, hereinafter referred to as the “PRI Asset Management Agreement”), and other matters separately agreed on by and between JRH and PRI at such unitholders’ meeting. However, in case of necessity for progress of procedure and other matters, the date of the unitholders’ meeting may be changed upon consultation and agreement by and between JRH and PRI.
Article 7 Asset Management Company, etc. after the REIT Merger
1.	The asset management company (which is prescribed in Article 2, Paragraph 19 of the Investment Trust Law; the same shall apply hereinafter) of the surviving REIT shall be Mi-Casa Asset Management Inc. (hereinafter referred to as “MAM”). PRI shall, on the condition that the REIT Merger has taken effect, in compliance with the applicable laws and regulations, internal rules, etc., cause the PRI Asset Management Agreement and other agreements existing between PRI and PRA to end as of the Effective Date pursuant to a termination agreement whose terms and conditions shall be reasonably satisfactory to JRH.

2.	The asset custodian company (which is prescribed in Article 2, Paragraph 20 of the Investment Trust Law), the unitholder registry, etc. administrator (which is prescribed in Article 166, Paragraph 2, Item 20 of the Investment Trust Law) and each general administrative service provider (which is prescribed in Article 2, Paragraph 21 of the Investment Trust Law), will delegate the services prescribed in each item of Article 117 of the Investment Trust Law, of JRH after the REIT Merger takes effect as set forth below. PRI shall, on the condition that the REIT Merger has taken effect, terminate each previously executed service agreement with the asset custodian company, the unitholder registry, etc. administrator and the general administrative service provider (excluding the service agreement between PRI and the special account manager) as of the Effective Date (or some other date separately agreed on by JRH and PRI), pursuant to termination agreements whose terms and conditions shall be reasonably satisfactory to JRH.
(1)	Asset Custodian Company:

Mitsubishi UFJ Trust and Banking (hereinafter referred to as “MUTB”)

(2)	Unitholder Registry, etc. Administrator:

MUTB

(3)	General Administrative Service Provider (services regarding account data processing, etc.):

MUTB

(4)	Organizational Administrative Service Provider:

Mitsui Law Office

(5)	Special Account Manager:

MUTB
Article 8 Dividends
JRH shall pay the full amount of the unappropriated retained earnings for the fiscal period ending March 2010 (excluding a fractional part less than one (1) yen of dividends per unit) to the unitholders or the registered pledgee of units described or recorded in the final unitholder registry of JRH as of March 31, 2010, and PRI shall pay the full amount of the unappropriated retained earnings for the fiscal period ending January 2010 (excluding a fractional part less than one (1) yen of dividends per unit) to the unitholders or the registered pledgee of units described or recorded in the final unitholder registry of PRI as of January 31, 2010. JRH and PRI shall not pay any other dividends to unitholders by the Effective Date, provided, however, that if the Effective date is changed, JRH and PRI shall determine the handling of such dividends upon mutual consultation.
Article 9 Succession of Properties, etc.
On the Effective Date, JRH shall succeed all assets, debts, rights and obligations of PRI as of the Effective Date.
Article 10 Management of Properties, etc.
1.	During the period from the execution date of this Agreement until the Effective Date, JRH and PRI shall maintain or conduct their respective businesses in substantially the same manner as that before the execution of the this Agreement and in the manner of the ordinary course of business with the care of a good manager, and, with respect to the actions that materially affect the assets, rights or obligations of JRH or PRA (other than those prescribed in this Agreement), JRH and PRI shall take such action with the prior written consent of the other Party. (Such consent shall not be unreasonably withheld.)
2.	Among those assets which are directly owned, or owned through trust by JRH (hereinafter referred to as the “JRH Properties”) or the same of PRI (hereinafter referred to as the “PRI Properties”), the Parties shall, with regard to the issues to be cured regarding the assets separately agreed on by JRH and PRI (hereinafter referred to as the “Issues to be Cured”), conduct treatment for curing in a manner and content (including, but not limited to, the sale of assets, etc.) separately agreed on by JRH and PRI, by the deadline of completion of cure, separately agreed on by JRH and PRI.

3.	During the period from the execution date of this Agreement until the Effective Date, with respect to the Issues to be Cured, JRH and PRI shall each obtain the prior written consent of the other party when that Party disburses funds more than the estimate separately agreed on by JRH and PRI as the cost for curing or otherwise addressing the issue.

4.	If each of the Parties notices the occurrence of any event, which might prevent the REIT Merger or might make the REIT Merger difficult, the Parties shall immediately give notice thereof to the other Party.

5.	With respect to conducting any and all transactions which cause or are substantively similar to the REIT Merger or any other company reorganization acts, PRI shall not conduct or cause PRA (including the directors or employees of PRI and PRA) to conduct any and all acts which solicit or trigger a third party.
6.	With respect to conducting any and all transactions which cause or are substantively similar to the REIT Merger or any other company reorganization acts, if PRI or PRA are solicited a transaction by a third party without solicitation or trigger by PRI or PRA (including directors or employees of PRI and PRA), PRI shall immediately disclose the contents of such solicitation and shall timely disclose the progress of the situation to JRH.

7.	If PRI conducts any or all transactions that cause or are substantively similar to the REIT Merger or any other company reorganization acts (hereinafter collectively referred to as the “Company Reorganization Acts”) with a third party within twelve (12) months after this Agreement is terminated or annulled for any reason, PRI or PRA shall immediately make a payment of all costs (including legal fees) provided, however, that up to one hundred million yen is borne by JRH and MAM and a penalty of three hundred million yen is paid to JRH and MAM, and provided, however, that if JRH terminates the REIT Merger Agreement as a direct result of force majeure in relation to one PRI Property (or several of its Properties), and JRH provides written notice that JRH has terminated this Agreement on certain grounds, then PRI would not be subject to, or would not cause PRA to be subject to, the termination fee even if PRI conducts the Company Reorganization Acts within twelve (12) months after the termination, provided that the following conditions are satisfied in advance:
(i)	PRI reinstates the PRI Properties, which are stipulated in the termination notice as grounds for the termination (hereinafter referred to as the “Subject PRI Properties”) to the same standard applicable prior to the force majeure within twelve (12) months from the termination;

(ii)	Upon reinstating the Subject PRI Properties, PRI provides JRH with a thirty-day period (hereinafter referred to as the “Confirmation Period”), before starting a negotiation of the Company Reorganization Acts with a third party, to confirm that the Subject PRI Properties have been reinstated to the same standard applicable prior to the force majeure; and

(iii)	Within the Confirmation Period, JRH refuses to implement the REIT Merger under the terms that are substantially the same as the terms of this Agreement.
Article 11 Change of Terms of Merger and Termination of this Agreement
1.	JRH and PRI each have the right to terminate this Agreement upon giving notice to the other party, without making any payment to the other party (except in case of breach of another provision in this Agreement by that party), if any of the conditions precedent of implement of the merger set forth below remains unsatisfied on the day immediately preceding the Effective Date, or if it becomes clear that any of the conditions precedent of implement of the merger set forth below will not be satisfied on or before the day immediately preceding the Effective Date. If neither JRH nor PRI shall execute such right of termination by the day immediately preceding the Effective Date, the REIT Merger shall take effect on the Effective Date:
(1)	The relevant parties have agreed to, as of the Effective Date, terminate the PRI Asset Management Agreement and other agreements executed between PRI and PRA, under the terms and conditions reasonably satisfactory to JRH pursuant to the provisions of Paragraph 1 of Article 7, provided, however, that PRI shall not execute the right of termination of this Agreement even if this item is unsatisfied.
(2)	Pursuant to the provisions of Paragraph 2 of Article 7, each service agreement executed by PRI has terminated, or whose termination has been agreed on as of the Effective Date by the relevant party, under the terms and conditions reasonably satisfactory to JRH, provided, however, that PRI shall not execute the right of termination of this Agreement even if this item is unsatisfied.
(3)	The Parties have not breached any of their obligations and representations and warranties (excluding minor breach) set forth in this Agreement. Any agreement relating to the sale of all PRA’s shares from Prospect Co., Ltd. (hereinafter referred to as “KKP”) to MAM on the condition that the REIT Merger has taken effect (with such sale hereinafter referred to as the “Share Transfer”) and the merger (hereinafter referred to as the “Management Company Merger”), together with the Share Transfer, hereinafter collectively referred to as the “Management Company Consolidation”) between MAM and PRA, shall take effect subject to the consummation of the Share Transfer, any agreement relating to the third-party allotment by JRH set forth in Attachment (hereinafter referred to as the “Third-Party Allotment”) or any agreement relating or incidental to any of the foregoing, provided, however, that, the violating party shall not be entitled to terminate this Agreement even if this condition is not satisfied.
(4)	There is no actual or threatened occurrence of any event (including earthquakes, disasters or other acts of God which materially damage the assets of JRH or PRI) which materially and adversely affects the assets, operation, financial or other condition, or future outlook of JRH, MAM, PRI or PRA, provided, however, excluding the burden of reasonable cost which JRH and PRI incur in connection with the REIT Merger in the fiscal year immediately preceding the Effective Date or the fiscal year which includes the Effective Date (including, but without limitation to, the costs regarding the Issues to be Cured agreed on by JRH and PRI, the termination cost for the agreements to be terminated in connection with the REIT Merger, the expenses in connection with the interest rate cap agreements to which PRI is a party and losses from the sale of assets (if any)).
(5)	JRH has completed the Capital Increase.
(6)	JRH has completed the Unit Split.
(7)	There is no breach of contractual obligations (excluding minor breach), breach of financial covenants, any default in monetary obligations (including delinquency in payment of tax due and payable), occurrence of any acceleration event (including any event that shall be classified as an event of default as a result of notice, the passage of time, or both), suspension of payment, lack of funds for generally making payment of indebtedness due and payable, or the filing of a petition for or commencement of bankruptcy, corporate reorganization, special liquidation, civil rehabilitation or other legal insolvency procedures as to JRH and MAM or PRI and PRA, provided, however, that even though this condition is not satisfied, the violating Party shall not be allowed to terminate this Agreement.
(8)	Approval at the meeting of PRI’s unitholders, prescribed in Article 6, Paragraph 2, has been obtained, and procedures have been completed and other permits, approvals, etc. required as to PRI, have been obtained in compliance with the applicable laws, regulations, internal rules, etc., which are required for the performance of actions relating to, or contemplated in connection with, the REIT Merger. PRI shall make sincere efforts to complete the above procedures prior to the Effective Date.

(9)	Approval at the meeting of JRH’s unitholders has been obtained, and procedures have been completed and other permits, approvals, etc. required as to JRH, have been obtained in compliance with the applicable laws, regulations, internal rules, etc., for all matters which are deemed necessary by JRH as set forth in Paragraph 1 of Article 6. JRH shall make sincere efforts to complete the above procedures prior to the Effective Date.

(10)	Written approvals of the REIT Merger (with respect to loan agreements, including amendments which must be taken in order to prevent JRH from breaching any of its financial covenants or any of its other covenants, or causing an event of default, following the merger) have been obtained from all lenders to JRH or PRI, and none of such approval has been revoked or withdrawn.
(11)	JRH and PRI have agreed on the terms and conditions of the loan of JRH (including, but without limitation to, interest rates, principal repayment conditions, the repayment schedule, provision of collateral) after the Effective Date to the satisfaction of JRH and PRI and all of the lenders to JRH or PRI as of the date of execution of this Agreement and all of the lenders which will loan to JRH or PRI after the date of execution of this Agreement and by the Effective Date have been approved in writing (to the satisfaction of JRH and PRI) with respect to the amendment to such terms and conditions of the loan, and none of such approval has been revoked or withdrawn. The parties shall make sincere efforts to obtain and keep the approvals until the Effective Date.

(12)	In cases where breach of the Investment Law or the Financial Instruments and Exchange Act (Law No. 25 of 1948, as amended to date) or any other laws with respect to JRH, MAM, PRI or PRA is revealed, such breach has been resolved (including remedies satisfactory to the competent governmental agencies and which have been conducted).

(13)	Among the JRH Properties or the PRI Properties, all of the Issues to be cured have been cured and resolved in a manner and content (including, but not limited to, the sale of assets, etc.), separately agreed on by JRH and PRI under the REIT Merger Agreement, by the deadline of completion of cure, separately agreed on by JRH and PRI.

(14)	In each fiscal year until the day before the Effective Date, PRI has fulfilled all of the conduit requirements, and there is no likelihood that PRI will owe any additional tax liabilities, provided, however, that PRI shall not execute the right of termination of this Agreement even if this item is unsatisfied.
(15)	In each fiscal year until the day before the Effective Date, JRH has fulfilled all of the conduit requirements, and there is no likelihood that JRH will owe any additional tax liabilities, provided, however, that JRH shall not execute the right of termination of this Agreement even if this item is unsatisfied.

(16)	As of the day preceding the Effective Date, all corporate tax, the corporate regional tax, the consumption tax, the business office tax and the withholding tax that PRI shall owe, and which are due and payable have been timely paid, and none are in arrears, provided, however, that PRI shall not execute the right of termination of this Agreement even if this item is unsatisfied.

(17)	It is reasonably certain that the Management Company Consolidation will be implemented as of the date which is the same as the REIT Merger Effective Date.
2.	In addition to the matters prescribed in the preceding paragraph, during the period from the execution of this Agreement to the Effective Date, in case financial conditions or management conditions of JRH or PRI change materially, in any event which adversely affects materially the implementation of the REIT Merger, and if it becomes apparently difficult to accomplish the purpose of the REIT Merger by any other event or any event which is likely to cause such situation, JRH and PRI may change the terms of the REIT Merger or any other contents of this Agreement, or terminate this Agreement upon sincere consultation and mutual agreement.

Article 12 Effect of this Agreement
This Agreement shall be deemed automatically terminated, without any need for the Parties’ expression of intent, immediately upon the expiration or termination of the final agreement in connection with the Management Company Consolidation or the termination of the subscription agreement regarding the Third-Party Allotment without accomplishing its purpose.
Article 13 Consultation in Good Faith
Other than those described in this Agreement, JRH and PRI shall resolve any matter that is necessary in respect of the REIT Merger in accordance with the purpose of this Agreement upon mutual consultation.
(REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.)

IN WITNESS WHEREOF, two (2) counterparts of this Agreement have been prepared, and each of the parties shall affix its name and seal impression thereto, and retain one (1) counterpart each.
Date: March 26, 2010
JRH:
Clover Shibakoen Bldg., 1-3-12 Shibakoen, Minato-ku, Tokyo
Japan Rental Housing Investments Inc.
Executive Director          Takao Sakuma

Date: March 26, 2010
PRI:
2-2-1 Marunouchi, Chiyoda-ku, Tokyo, Japan
Prospect Reit Investment Corporation
Executive Director:          Takeo Nishiyoshi

Attachment
TERMS AND CONDITIONS OF CAPITAL INCREASE
IMPLEMENTED BY JRH
BY WAY OF THIRD-PARTY ALLOTMENT

(i)	Number of Offered Investment Units	43,035 units

(ii)	Subscriber and Number of Units to be Allotted	AppleRingo Holdings B.V.: Ringo Residential TMK Prospect Japan Fund Limited Shareholders’ Consensus Fund L.P. Stanhope Investments Japan Trustee Services Bank, Ltd (Trust Account)	9,467 units 17,214 units 4,305 units 2,582 units 5,163 units 4,304 units

(iii)	Payment Amount:	116,190 Yen per unit

(iv)	Aggregate Payment Amount:	5,000,236,650 Yen

(vi)	Payment Date:	June 30, 2010

(v)	If the Net Asset Value per Share as of the fiscal period ending March 2010 of the Investment Corporation increases more than 10% or decreases more than 20% from the Net Asset Value per Share as of its fiscal period ending September 2009, the Payment Amount, described in (3) above, shall be changed two trading days after the date of such announcement of financial statements (earnings release) (the “Scheduled Change Date”) to an amount determined based on the market price after the such announcement. The Net Asset Value per Share shall be calculated by dividing the amount of total net assets minus the total amount of retained earnings plus the total amount of appraisal value minus the total book value of the assets held by the Investment Corporation as of the end of each fiscal period by the number of issued investment units, taking into consideration the impact of the Third-Party Allotment conducted by the Investment Corporation in October 2009. When such change in the payment amount occurs, the number of offered investment units, described in (1) above, and the number of units to be allotted to each subscriber, described in (2) above, shall also be changed. Provided, however, that if JRH and subscribers described in (2) above agree that, taking into consideration the conditions of the market, it is not proper to make such change, JRH and subscribers shall separately consult one another on the timing and method of change and will announce such policy on the Scheduled Change Date.

Attachment 2
[Translation]
JRH’s partial amendment of the Articles of Incorporation (proposal)
Amendments to be made on May 28, 2010
(Amendments are underlined)

Current Articles of Incorporation	Proposed Amendments

Article 11 (Specified Assets Targeted for Asset Management)	Article 11 (Specified Assets Targeted for Asset Management)

4. The Company may make an investment in any of the following Items, if necessary:	4. The Company may make an investment in any of the following Items, if necessary:

(Newly Established)	(5) Movables under the Civil Code

(5) (Omitted)	(6) (Unchanged)

Article 15 (Cash Distribution Policies)	Article 15 (Cash Distribution Policies)

The Company shall make distributions, in principle, in accordance with the following policies:	The Company shall make distributions, in principle, in accordance with the following policies:

(2) If monetary distribution is conducted with the limit of the amount of profit, distribution amounts shall be determined by the Company and such distribution amounts shall exceed 90% of the income available for distribution of the Company as provided for in Article 67-15 of the Special Taxation Measures Law (Law No. 26 of 1957, as amended) and in Article 39-32-3 of the
(2) If monetary distribution is conducted with the limit of the amount of profit, distribution amounts shall be determined by the Company and such distribution amounts shall exceed 90% of the profits available for distribution of the Company as provided for in Article 67-15 of the Special Taxation Measures Law (Law No. 26 of 1957, as amended) (in case of any change in

Current Articles of Incorporation	Proposed Amendments
Enforcement Order concerning Special Taxation Measures Law (Cabinet Order No. 43 of 1957, as amended; hereinafter the “Enforcement Order concerning Special Taxation Measures Law”). The Company may accumulate reserves that are deemed to be necessary to maintain its Investment Assets or improve the value thereof such as the long-term reserve for maintenance, payment reserve, reserve for distribution, and other similar reserves and accounts.
calculation of such amounts due to an amendment to any laws and ordinances, etc., the distribution amounts after such change). The Company may accumulate reserves that are deemed to be necessary to maintain its Investment Assets or improve the value thereof such as the long-term reserve for maintenance, payment reserve, reserve for distribution, and other similar reserves and accounts.

(3) (Omitted)	(3) (Unchanged)

(4) When the Company makes monetary distribution in excess of profits, the distribution amount shall be limited to the amount obtained by aggregating the amount of profit concerning the relevant Settlement Date and the amount corresponding to depreciation for the relevant fiscal period; provided, however, that if such amount does not exceed 90% of the distributable amount set forth in Article 39-32-3 of the Enforcement Order concerning Special Taxation Measures Law, the Company may make monetary distribution in excess of the distributable amount, up to the amount equivalent to 91% of the distributable amount.
(4) When the Company makes monetary distribution in excess of profits, the distribution amount shall be limited to the amount obtained by aggregating the amount of profit concerning the relevant Settlement Date and the amount corresponding to depreciation for the relevant fiscal period; provided, however, that if such amount does not exceed 90% of the distributable amount set forth in Article 39-32-3 of the Enforcement Order concerning Special Taxation Measures Law (Cabinet Order No. 43 of 1957, as amended), the Company may make monetary distribution in excess of the distributable amount, up to the amount equivalent to 91% of the distributable amount.

     Amendment to be made subject to the condition precedent of Merger becoming effective
(Amendments are underlined)

Current Articles of Incorporation	Proposed Amendments

CHAPTER 2 INVESTMENT UNITS	CHAPTER 2 INVESTMENT UNITS

Article 5 (Total Number of Investment Units Authorized to Be Issued by the Company)	Article 5 (Total Number of Investment Units Authorized to Be Issued by the Company)

1. The total number of units authorized to be issued by the Company shall be 2 million units.	1. The total number of units authorized to be issued by the Company shall be 5 million units.

CHAPTER 3 ASSET MANAGEMENT OBJECTIVES, POLICIES AND CALCULATION	CHAPTER 3 ASSET MANAGEMENT OBJECTIVES, POLICIES AND CALCULATION

Article 10 (Investment Policy)	Article 10 (Investment Policy)

(Newly Established)	7. The Company shall maintain the ratio of the value of its real estate, etc. (meaning, in this paragraph, the real estate (meaning the assets as set forth in (a), (b) and (e) of Article 37, Paragraph 3, Item 2 of the Ordinance for the Account of the Investment Trust Corporation (Cabinet Office Ordinance No. 47 of 2006, as amended); hereinafter the same shall apply), leaseholds of real estate, assets as set forth in (f) of the said Item, surface rights and easements and the beneficial interests of trusts formed by entrustment of these assets) to the aggregate amount of the assets held by the Company at not less than 70%.

Current Articles of Incorporation	Proposed Amendments

7. (Omitted)	8. (Unchanged)

8. (Omitted)	9. (Unchanged)

(Newly Established)	(Supplementary Provision)
The amendments to these Articles of Incorporation as set forth in Article 5 and Article 10 shall be effective conditional upon the effectuation of the absorption-type merger between the Corporation, as the surviving corporation, and Prospect Reit Investment Corporation, as the absorbed corporation, in accordance with the merger agreement dated March 26, 2010 and executed between the Corporation and Prospect Reit Investment Corporation on and after the effective date of such merger. This supplementary provision shall be deleted after such effective date.

Attachment 3
[Translation]
ARTICLES OF INCORPORATION
of
JAPAN RENTAL HOUSING INVESTMENTS INC.
(Nihon Chintai Jutaku Toshi Hojin)
CHAPTER I
GENERAL PROVISIONS
Article 1. (Trade Name)
The investment corporation shall be called Nihon Chintai Jutaku Toshi Hojin, and in English, Japan Rental Housing Investments Inc. (the “Company”).
Article 2. (Purpose)
The purpose of the Company shall be to manage its assets in accordance with the Law Concerning Investment Trusts and Investment Corporations (Law No. 198 of 1951 as amended) (the “Investment Trust Law”) through investment primarily in Specified Assets (here and hereafter, meaning the assets specified in Article 2, Paragraph 1 of the Investment Trust Law).

Article 3. (Location of Head Office)
The Company shall have its head office in Minato-ku, Tokyo.
Article 4. (Method of Giving Public Notice)
Public notices of the Company shall be given in the Nihon Keizai Shimbun.
CHAPTER II
INVESTMENT UNITS
Article 5. (Total Number of Units Authorized to Be Issued by the Company)
1.	The total number of units authorized to be issued by the Company shall be 2 million units.

2.	The ratio of the issue price of units issued and offered in Japan to the aggregate issue price of units to be issued by the Company shall exceed 50%.

3.	The Company may offer persons who subscribe for units issued by the Company, upon obtaining approval from the Board of Directors, with regard to the authorized number of units provided in Paragraph 1. The payment amount per offered unit (meaning a unit allotted to whom applies for such subscription of units in accordance with such offering) shall be approved by the Board of Directors as a fair price in light of the details about the assets owned by the Company (the “Investment Assets”).

Article 6. (Repayment of Units at the Request of Unitholders)
The Company shall not make repayment of any unit at the request of unitholders.
Article 7. (Matters Regarding Handling Units)
The registration of transfers of units issued by the Company in the unitholders’ registry and other handling procedures pertaining to units and fees therefor shall be governed by the Unit Handling Regulations established by the Board of Directors, as well as by laws or ordinances or these Articles of Incorporation.
Article 8. (Minimum Net Asset Amount to be Maintained at All Times by the Company)
The minimum net asset amount that the Company shall maintain at all times shall be fifty million (50,000,000) yen.
CHAPTER III
ASSET MANAGEMENT OBJECTIVES, POLICIES AND CALCULATION
Article 9. (Basic Asset Management Policies)
The Company shall invest its assets mainly in the Specified Assets set forth in Article 11, Paragraphs 2 and 3 hereto aiming to secure steady growth and stable earnings in the Investment Assets from the medium- and long-term view.

Article 10. (Investment Policies)
1.	The Company shall invest mainly in the Real Estate, etc. (the Real Estate, etc. set forth in Article 11, Paragraph 2 hereof; the same shall apply hereinafter unless otherwise separately stipulated) among the Specified Assets set forth in Article 11, Paragraphs 2 and 3 hereto that is primarily used as housing. (The Real Estate, etc. primarily used as housing shall hereinafter be referred to as the “Rental Housing”.)

2.	When investing in the assets set forth in the preceding paragraph, the Company shall regionally diversify investments in order to secure stable cash flows by mitigating risks associated with changes in local economies and rental markets, and with earthquakes, etc. The investment territory shall include the national capital region, ordinance-designated cities, prefectural capitals and other similar cities, and commuting areas in the vicinity thereof, and the Company shall diversify investments throughout Japan by region.

3.	When investing in the assets set forth in Paragraph 1 above, the Company shall diversify investments with different categories of the Rental Housing in order to secure stable cash flows by mitigating risks associated with changes in the rental markets for each category of the Rental Housing. The categories of the Rental Housing for investments shall be the one-room type, the family type and the premium type.

4.	When investing in each Real Estate, etc., the Company shall make comprehensive judgments based on an examination of investment value, whereby a full investigation is conducted in respect of expected earnings, site area and housing environment, construction and equipment specifications, earthquake-resisting capacity, related rights, building management conditions, environment and geologic features of the relevant Real Estate, etc. and others.
5.	Notwithstanding the provisions of the preceding paragraph, if a sudden change in the macroeconomic variables or the management environment of the Company arises, such as changes in general economic conditions, monetary conditions, consumption trends, real estate market trends, etc. that may detract from unitholder interest in the Real Estate, etc., the Company may take measures necessary to protect the interest of the unitholders.

6.	The ratio of the incorporated assets acquired by the Company shall be subject to the following policy. The proportion of the aggregate value of the specified real estate (real estate, leaseholds of real estate, surface rights or trust beneficial interests formed by entrustment of real estate, leaseholds of land or surface rights with respect to the Specified Assets acquired by the Company) to the aggregate value of the Specified Assets held by the Company shall be no less than 75%.

7.	The Company may reinvest the proceeds of the sale of the Investment Assets, dividends related to securities, redemption money, interest, etc., distribution money related to equity interests in anonymous associations, rent income and other income.

8.	Any and all transactions, excluding the transactions set forth in Paragraphs 2, 3, 4 and 7 above, shall be made only when it is determined (i) that such transactions are allowed under laws and ordinances, regulations established by the Investment Trusts Association, Japan (the “Investment Trusts Association”) and these Articles of Incorporation, and (ii) that such transactions are beneficial to the management of the assets of the Company.

Article 11. (Specified Assets as Main Target for Asset Management)
1.	The Company shall invest mainly in Real Estate, etc.

2.	The Real Estate, etc. set forth in the preceding paragraph shall be as listed below.
(1)	Real estate;

(2)	Leaseholds of real estate;

(3)	Surface rights;

(4)	Beneficial interests of trusts formed by entrustment of real estate, leaseholds of real estate or surface rights (including comprehensive trust (hokatsu shintaku) formed by entrustment of real estate, together with money appertaining thereto);

(5)	Beneficial interests of money trusts the purpose of which is to invest the trust properties mainly in real estate, leaseholds of real estate or surface rights;

(6)	Equity interests in such agreements as shall provide that, in consideration of the contribution of either of the parties in order to finance an investment by the other party in the assets set forth in the preceding items, such other party shall invest the properties so contributed mainly in such assets and make distribution of profits from such investment (the “Equity Interests in Anonymous Associations (tokumei kumiai) relating to Real Estate”);

(7)	Beneficial interests of money trusts the purpose of which is to invest the trust properties mainly in Equity Interests in Anonymous Associations relating to Real Estate.

3.	The Company may invest in the following Specified Assets, in addition to the Real Estate, etc. set forth in the preceding paragraph, respectively:
(1)	Deposits;

(2)	Call loans;

(3)	Certificates of transferable deposits;

(4)	Securities (securities defined in Article 3, Item 1 of the Investment Trust Law Enforcement Order; Order No. 480 of 2000, as amended) (the “Investment Trust Law Enforcement Order”) (excluding those securities specified in Paragraph 2 above and each preceding item in this paragraph);

(5)	Monetary receivables (as defined in Article 3, Item 7 of the Investment Trust Law Enforcement Order);

(6)	Beneficial interests of money trusts the purpose of which is to invest the trust properties mainly in the assets set forth in the preceding items; and

(7)	Rights relating to a derivative transaction (as defined in Article 3, Item 2 of the Investment Trust Law Enforcement Order).
4.	The Company may make an investment in any of the following Items, if necessary:
(1)	Trademarks set forth in Article 18, Paragraph 1 of the Trademark Law (Law No. 127 of 1959, as amended), exclusive use rights set forth in Article 30, Paragraph 1 of the Trademark Law or ordinary use rights set forth in Article 31, Paragraph 1 of the Trademark Law (limited to those incidental to the investments in the assets set forth in Paragraph 2, Items 1 through 5 above);

(2)	Right to use the source of hot springs provided for in Article 2, Paragraph 1 of the Hot Spring Law (Law No. 125 of 1948, as amended) and the facilities relating to such hot springs;

(3)	Specified contribution as set forth in Article 2, Paragraph 6 of the Law concerning Securitization of Assets (Law No. 105 of 1998, as amended; hereinafter the “Asset Securitization Law”) (limited to the case where the investment in the assets listed in Paragraph 2, Items (1) through (4) is practically intended);

(4)	Equity interests in partnership (kumiai) set forth in Article 667 of the Civil Code (limited to those incorporated by contributing real estate, leaseholds of real estate or surface rights, the purpose of which is to lease, manage and operate such real estate, leaseholds or surface rights) incidental to the investments in the Specified Assets; and

(5)	Beneficial interests of money trusts the purpose of which is to invest the trust properties in assets set forth in each of the preceding items.
Article 12. (Investment Restrictions)
1.	The Company shall make an investment in securities and monetary receivables set forth in Paragraph 3 of the preceding article putting emphasis on the safety and liquidity thereof, but rather shall not seek only to acquire investment profit aggressively.

2.	The Company may invest in rights relating to a derivative transaction set forth in Paragraph 3, Item 7 of the immediately preceding Article; provided, however, that such investment shall be limited to those to be made for the purpose of hedging an interest rate risk or other risks arising from the Company’s liabilities.
3.	The Real Estate, etc. targeted for investment shall be limited to the real estate within Japan.

4.	The Company may not invest in real estate located outside Japan or assets mainly backed by real estate located outside Japan, assets denominated in a foreign currency or securities mainly traded in foreign securities markets.
Article 13. (Leasing of Incorporated Assets)
1.	The Company shall, in order to obtain medium- and long-term stable earnings from assets, lease real estate from among the Specified Assets held by the Company through executing lease agreements with third parties. Further, with respect to the real estate which refers to the trust assets related to the beneficial interests, among the Specified Assets, held by the Company, the Company shall cause the trustee of the trust to execute lease agreements with third parties in order to lease such real estate.

2.	When leasing real estate as provided for in the preceding paragraph, the Company, directly or through the trustee of the trust, may receive security deposits, guaranty monies or any money similar thereto (the “Security Deposit, etc.”). The Company shall invest the Security Deposit, etc. in accordance with the provisions of these Articles of Incorporation.

3.	The Company may lease any Investment Assets other than real estate for the purpose of the effective investment of excess funds.

4.	If the real estate is jointly owned, after the Company or the trustee of the trust obtains the consent of the joint owners to use whole jointly owned real estate by the Company, the Company may sublease such real estate to a third party. If the real estate falls under a building set forth in Article 1 of the Sectional Ownership of Buildings Law (Law No. 69 of 1962, as amended), upon renting the proprietary portion held by other sectional owners, the Company may sublease such real estate to a third party.
Article 14. (Methods, Standards and Calculation Date of Appraisal of Assets)
1.	The methods of the appraisal of assets of the Company with respect to each type of the Investment Assets shall, in accordance with the Ordinance for the Account of the Investment Trust Corporation (per Cabinet Office Ordinance No. 47 of 2006, as amended), the Regulation Concerning Real Estate Investment Trusts and Real Estate Investment Corporations and other regulations established by the Investment Trusts Association and generally accepted corporate accounting principles, be set forth as follows:
(1)	Real estate, leaseholds of real estate and surface rights set forth in Article 11, Paragraph 2, Items (1) through (3) above:

Appraisals shall be made at the value obtained by deducting the accumulated depreciation from the acquisition price. The straight-line method shall be adopted, in principle, as the method of calculating depreciation for both the building and the facilities; provided, however, that any other method may be used if the straight-line method ceases to be suitable, for a good reason, and the adoption of another method is reasonably deemed to cause no problems in terms of the protection of unitholders.
(2)	Beneficial interests of trusts and the Equity Interests in Anonymous Associations relating to Real Estate set forth in Article 11, Paragraph 2, Items (4) through (7) above:

Appraisals shall be made at the value calculated as the amount equivalent to the Company’s share of the relevant beneficial interests or the relevant equity interests in anonymous associations, after (i) aggregating the amount of the component assets of the trust assets or the equity interests anonymous associations appraised by the relevant method provided for in Item (1) above, if such component assets fall under the category of any assets set forth in Item (1) above, and, if such component assets are financial assets or liabilities, the amount thereof appraised in accordance with generally accepted corporate accounting principles, and (ii) deducting the amount of liabilities from the sum thereof.

(3)	Securities set forth in Article 11, Paragraph 3, Items (3) and (4) above:

If there is a market price for the relevant securities, appraisals shall be made at the value based on the market price (the price on a securities exchange, the price publicly announced by the securities dealers’ association and others, or the transaction price concluded on the similar transaction system where purchases, sales and cash conversions are made from time to time; hereinafter the same) or if no market price exists, the value calculated using a reasonable method; provided, however, that, in the case of preferential shares set forth in Article 2 of the Law concerning Asset

Liquidation, if there is no value calculated based on the market price or a value calculated using a reasonable method, appraisals may be made at the acquisition price.
(4)	Monetary receivables set forth in Article 11, Paragraph 3, Item (5) above:

Appraisals shall be made at the amount obtained by deducting the allowance for doubtful accounts from the acquisition price; provided, however, that, in the case of monetary receivables obtained under par or above par, where the difference between the acquisition price thereof and the claim amount is deemed to be of the nature of adjustment of interest, appraisals shall be made at the amount obtained by deducting the allowance for doubtful accounts from the value calculated by the amortized cost method.

(5)	Beneficial interests of money trusts set forth in Article 11, Paragraph 3, Item (6) above:

Appraisals shall be made at the value calculated as the amount equivalent to the relevant Company’s equity interests in beneficial interests of money trusts, after (i) aggregating the amount of the investment assets appraised using the relevant method provided for in Items (1) through (4) and Items (6) and (7) of this paragraph, and if such component assets are financial assets or liabilities, the amount thereof appraised in accordance with generally accepted corporate accounting principles, and (ii) the amount of liabilities deducted from the sum thereof.

(6)	Rights relating to derivative transactions set forth in Article 11, Paragraph 3, Item (7) above:

As to debts and credits arising from the listed transactions, appraisals shall be made based on the final price (the closing price; provided, however, that, if there is no such closing price, the quotation price (the minimum offered quotation price or the maximum bid quotation price, or if both of them are quoted, the mean price thereof)) listed on the relevant exchange as of the calculation date. If no final price is available on the calculation date, appraisals shall be made using the latest final price prior to the calculation date. As to debts and credits arising from transactions without quotations, appraisals shall be made at the value calculated by a reasonable method as equivalent to market price. If it is found to be extremely difficult to obtain a fair appraised price, the acquisition price may be used. Hedge accounting may be applied to those transactions deemed as hedge transactions under generally accepted corporate accounting principles.

(7)	Others:

Any item other than the items provided above shall be appraised in accordance with the Investment Trust Law, the appraisal regulations of the Investment Trusts Association or generally accepted corporate accounting principles.
2.	If appraisal is made using any method other than the methods provided for in the immediately preceding Paragraph with the aim of stating the appraised price in the asset management report, etc., appraisal shall be made as follows:
(1)	Real estate, leaseholds of real estate and surface rights set forth in Article 11, Paragraph 2, Items (1) through (3):

In principle, appraisals shall be made at the value based on appraisals of a real estate appraiser.

(2)	Beneficial interests of trusts and the Equity Interests in Anonymous Associations relating to Real Estate set forth in Article 11, Paragraph 2, Items (4) through (7):

Appraisals shall be made at the value calculated as the amount equivalent to the Company’s share of the relevant beneficial interests or the relevant equity interests in anonymous associations, after (i) aggregating the amount of the component assets of the trust assets or the equity interests in anonymous associations appraised using the method provided for in the preceding item, if such component assets fall under the category of any of the assets set forth in the preceding item, and, if such component assets are financial assets or liabilities, the amount thereof appraised in accordance with generally accepted corporate accounting principles, and (ii) deducting the amount of liabilities from the sum thereof.
3.	The calculation date of the asset appraisals shall be the Settlement Date provided for in Article 16, in principle; provided, however, that, in case the assets provided for in Paragraph 1, Item (3) and Item (6), which may be appraised based on the market price thereof, the calculation date shall be the last day of each month.

4.	The appraisal method set forth in Paragraphs 1 and 2 above shall not change pursuant to the principle of continuity; provided, however, (i) that any other method of calculation may be used if the calculation by the adopted method ceases to be suitable, for a good reason, and (ii) that the adoption of such other method is reasonably deemed to cause no problem in terms of protecting the uniholders’ interest. In the event the appraisal method is changed, the following information shall be included in the asset management report that is to be delivered to the unitholders immediately thereafter:
(1)	Fact and date of the change of the appraisal method;

(2)	Details of the appraisal method adopted before the change and new appraisal method;

(3)	Appraised value obtained by the appraisal method adopted before the change and appraised value obtained by the new appraisal method;

(4)	Specific reasons for such change; and

(5)	Other matters necessary for the protecting the uniholders’ interest.
Article 15. (Cash Distribution Policies)
The Company shall make distributions, in principle, in accordance with the following policies:
(1)	Distributable amounts arising from investment of the Company’s assets (the “Distributable Amount”) shall be calculated by aggregating rent, common service fees, parking fees, incidental income, rent for facilities, facility setup fees, delinquency charges, cancellation penalties in connection with the cancellation of lease agreements or any money similar thereto arising from real estate (including real estate that backs the beneficiary interests of trust or other assets obtained by the Company), and other income, interest and dividend income, and similar earnings arising from leasing business, adding or subtracting gain or loss from purchase and sale of assets and gain or loss from redemption thereto or therefrom, and deducting interest costs, investment management fees, etc. and supplementing deficit carried forward, if any, and including unappropriated profit carried forward, if any. Further, if any loss is incurred or if an undistributed amount exists, such amount shall be carried forward to the following term.
(2)	If monetary distribution is conducted with the limit of the amount of profit, distribution amounts shall be determined by the Company and such distribution amounts shall exceed 90% of the income available for distribution of the Company as provided for in Article 67-15 of the Special Taxation Measures Law (Law No. 26 of 1957, as amended) and in Article 39-32-3 of the Enforcement Order concerning Special Taxation Measures Law (Cabinet Order No. 43 of 1957, as amended; hereinafter the “Enforcement Order concerning Special Taxation Measures Law”). The Company may accumulate reserves that are deemed to be necessary for maintaining its Investment Assets or improving the value thereof such as the long-term reserve for maintenance, payment reserve, reserve for distribution, and other similar reserves and accounts.

(3)	When the Board of Directors deems it appropriate, the Company may make monetary distribution in excess of profits to the unitholders, pursuant to the account in relation to the monetary distribution approved pursuant to Article 131, Paragraph 2 of the Investment Trust Law, in accordance with the provision of Article 137, Paragraph 1 of the Investment Trust Law.

(4)	When the Company makes monetary distribution in excess of profits, the distribution amount shall be limited to the amount obtained by aggregating the amount of profit concerning the relevant Settlement Date and the amount corresponding to depreciation for the relevant fiscal period; provided, however, that if such amount does not exceed 90% of the Distributable Amount set forth in Article 39-32-3 of the Enforcement Order concerning Special Taxation Measures Law, the Company may make monetary distribution in excess of the Distributable Amount, up to the amount equivalent to 91% of the distributable amount.
(5)	The dividends to unitholders shall be distributed in cash within three months, in principle, after such Settlement Date to the unitholders or registered pledgees whose names appear or are recorded as such on the last unitholders’ registry as of the Settlement Date, in proportion to the respective number of units held by such unitholders.

(6)	In case the dividends specified in the preceding paragraph are unpaid for a period of three (3) full years after the date on which such dividends first become payable, the Company shall be discharged from its payment obligation thereof. Any unpaid dividends shall bear no interest.

(7)	Further to each paragraph above, the Company shall make distributions in accordance with the regulations, etc prescribed by the Investment Trusts Association.
Article 16. (Fiscal Period and Settlement Date)
The fiscal period of the Company shall commence on October 1 of each year and end on March 31 of the following year, and commence on April 1 of each year and end on September 30 of the same year. (The last day of each fiscal period shall be referred to as the “Settlement Date”.)

Article 17. (Borrowings and Issuing Investment Corporation Bonds)
1.	Aiming for an efficient and stable management of the Investment Assets, the Company may borrow funds or issue investment corporation bonds (including the short-term investment corporation bonds; hereinafter the same) in order to finance the acquisition of Specified Assets, payment for construction expenses concerning real estate for lease or real estate which is made up of trust assets in relation to the beneficial interest of trust, funds required to manage the Company, or repayment of liabilities (including repayment of security deposits, guaranty monies and borrowings and redemption of investment corporation bonds), etc.

2.	With regard to the preceding paragraph, the Company may provide the Investment Assets as security; provided, however, that use and purpose of the funds raised by issuing the short-term investment corporation bonds shall be limited to the scope prescribed by laws and ordinances.

3.	The maximum amount of borrowings and investment corporation bonds shall be 1 trillion yen and the aggregate amount of borrowings and investment corporation bonds shall not exceed 1 trillion yen.

4.	In case of borrowing funds, the Company shall borrow such funds only from the institutional investors provided for in Article 67-15, Paragraph 1, Item 1(b) (2) of the Special Taxation Measures Law.

CHAPTER IV
GENERAL MEETINGS OF UNITHOLDERS
Article 18. (Place and Frequency)
General meetings of unitholders of the Company shall be held in Tokyo’s 23 wards and, in principle, at least once every two years.
Article 19. (Convocation of Meetings)
General meetings of unitholders shall, unless otherwise stipulated by laws and ordinances, be convened by the executive director if there is one executive director, and if there are two or more executive directors, by one executive director in accordance with the order previously determined by the Board of Directors pursuant to the approval of the Board of Directors.
Article 20. (Public Notice and Notice of Convocation)
Public notice of convening of a general meeting of unitholders shall be given at least two (2) months prior to the date of the meeting, and a written notice shall be sent to unitholders as of the Record Date set forth in Article 25 at least two (2) weeks prior to the date of the meeting. A general meeting of unitholders may be held without procedures of convocation when the consent of all unitholders is obtained.

Article 21. (Chairman of General Meeting of Unitholders)
The chairman of a general meeting of unitholders shall, when there is only one executive director, be such executive director, and when there are two or more executive directors, be one of such executive directors in accordance with an order previously determined by the Board of Directors. If the chairman, an executive director, is unable to so act, another executive director or a supervisory director shall serve as chairman in accordance with the order previously determined by the Board of Directors.
Article 22. (Method of Resolution of General Meetings of Unitholders)
1.	Resolutions of a general meeting of unitholders shall, unless otherwise stipulated by laws and ordinances or these Articles of Incorporation, be adopted by a majority of voting rights of the unitholders in attendance at the general meeting of unitholders.

2.	Resolutions of a general meeting of unitholders set forth in Article 93-2, Paragraph 2 of the Investment Trust Law shall be adopted by a majority of two-thirds (2/3) or more of voting rights of unitholders in attendance at the general meeting of unitholders, at which the unitholders holding a majority of the number of the issued units are present.

3.	Exercise of voting right in writing shall require a statement of the necessary matters in the document for the exercise of voting right (the “Document for the Exercise of Voting Right”) and submission to the Company of the Document for the Exercise of Voting Right by the time specified by laws and ordinances.

4.	Exercise of voting right by electromagnetic method shall require the approval of the Company and submission to the Company of the necessary matters that should be stated in the Document for the Exercise of Voting Right by electromagnetic method in accordance with the provisions of laws and ordinances by the time specified by laws and ordinances.
5.	The number of voting rights exercised in writing or by electromagnetic method pursuant to the preceding two paragraphs shall be included in the number of voting rights of the unitholders in attendance.
Article 23. (Exercise of Voting Right by Proxy)
A unitholder may exercise his/her voting rights by delegating such voting rights to another unitholder who has voting rights as a proxy; provided, however, that a unitholder or the proxy designated by such unitholder shall submit to the Company a certificate evidencing the status of the proxy for each general meeting of unitholders.
Article 24. (Deemed Approval)
1.	Any unitholder who does not attend a general meeting of unitholders and does not exercise his/her voting rights shall be deemed to be in favor of any proposal submitted to such general meeting of unitholders (provided, however, that in cases where two or more proposals are submitted and if any such proposal is in conflict (by its nature) with another proposal, both proposals shall be excluded from such deemed approval).

2.	The number of voting rights owned by the unitholder deemed to be in favor of a proposal in accordance with the preceding paragraph shall be included in the number of voting rights of the unitholders in attendance.

Article 25. (Record Date, etc.)
1.	If a general meeting of unitholders is held within three (3) months from the Settlement Date, the Company shall acknowledge that the unitholders whose names appear or are recorded as such on the last unitholders’ registry as of the preceding Settlement Date may exercise their rights at a general meeting of unitholders concerning such convocation.

2.	In addition to the preceding paragraph, the Company may, if necessary, designate the unitholders or registered pledgees whose names appear or are recorded as such on the last unitholders’ registry as of a certain date as the unitholders or registered pledgees who may exercise their rights upon giving public notice in advance.
Article 26. (Matters concerning General Meetings of Unitholders)
Matters concerning the general meeting of unitholders shall be governed by the Rules for the general meeting of unitholders determined by the Board of Directors in addition to the provisions stipulated by laws and ordinances or these Articles of Incorporation.
CHAPTER V
DIRECTORS AND BOARD OF DIRECTORS

Article 27. (Matters concerning Directors)
1.	The number of executive directors of the Company shall be no greater than three, and the number of supervisory directors of the Company shall be no greater than four (provided, however, that the number of supervisory directors shall exceed the number of executive directors). The Board of Directors consists of executive directors and supervisory directors (the “Directors”).

2.	The Directors shall be elected through a resolution adopted by a general meeting of unitholders.
Article 28. (Term of Directors)
The term of office of a Director shall be two years from the time the Director is elected. The term of office of any Director elected to fill a vacancy or elected to increase the number of the Directors shall be the same as the remaining term of office of his/her predecessor or of the other Directors then in office.
Article 29. (Method of Resolution of Meeting of the Board of Directors)
Resolutions of a meeting of the Board of Directors shall, unless otherwise stipulated by laws and ordinances or these Articles of Incorporation, be adopted by a majority of voting rights of the members in attendance at a meeting, at which more than one half (1/2) of the members then in office shall be present.
Article 30. (Convocation and Chairman of Meeting of the Board of Directors)
1.	In case there is only one executive directors, such executive director shall, unless otherwise stipulated by laws and ordinances, convene a meeting of the Board of

Directors and act as chairman thereat. In case there are two or more executive directors, one of the executive directors shall, unless otherwise stipulated by laws and ordinances, convene a meeting of the Board of Directors and act as chairman thereat in accordance with the order previously determined by the Board of Directors.
2.	Notice of convocation of a meeting of the Board of Directors shall be given to each Director at least three days prior to the date set for such meeting; provided, however, that this convocation period may be shortened or the convocation procedures may be omitted with the consent of all of the Directors.
Article 31. (Matters concerning the Board of Directors)
Matters concerning the Board of Directors shall be governed by the Rules for the Board of Directors determined by the Board of Directors in addition to the provisions stipulated by laws and ordinances or these Articles of Incorporation.
Article 32. (Amount of Compensation or Standards regarding Payment of Compensation to the Directors)
The standards regarding the payment of compensation to the Directors shall be as follows:
(1)	Compensation for an executive director shall be determined by the Board of Directors to be an amount not to exceed 800,000 yen per month. Payment shall be made not later than the last day of each month by way of a remittance of funds to a bank account designated by the relevant executive director.
(2)	Compensation for a supervisory director shall be determined by the Board of Directors to be an amount not to exceed 500,000 yen per month. Payment shall be made not later than the last day of the relevant month by way of a remittance to a bank account designated by the relevant supervisory director.
Article 33. (Release from Liabilities of Directors against Company)
The Company may, by a resolution of the Board of Directors, release any Director (including former Directors) from his/her liabilities such as having to pay damages due to failure to perform his/her duties within the extent allowed by laws and ordinances, in accordance with the provisions of Article 115-6, Paragraph 7 of the Investment Trust Law.
CHAPTER VI
INDEPENDENT AUDITOR
Article 34. (Election)
An independent auditor shall be elected through a resolution of the general meeting of unitholders.

Article 35. (Term of Office)
1.	The term of office of the independent auditor shall expire at the conclusion of the first general meeting of unitholders held after the fiscal period first occurring after the expiration of one (1) year after his/her assumption of office.
2.	Unless otherwise resolved at the general meeting of unitholders referred to in the immediately preceding paragraph, the independent auditor shall be deemed to be reelected at such meeting.
Article 36. (Amount of Compensation or Standards regarding Payment of Compensation for the Independent Auditor)
The compensation amount given to the independent auditor for each fiscal period shall be determined by the Board of Directors to be an amount not to exceed 30 million yen. Such amount shall be paid no later than three months after the relevant Settlement Date by way of remittance to a bank account designated by the relevant independent auditor.
Article 37. (Release from Liabilities of Independent Auditor against Company)
The Company may, by a resolution of the Board of Directors, release any independent auditor (including former independent auditors) from his/her liabilities such as having to pay damages due to failure to perform his/her duties within the extent allowed by laws and ordinances, in accordance with the provisions of Article 115-6, Paragraph 7 of the Investment Trust Law.

CHAPTER VII
ASSET MANAGEMENT COMPANY, CUSTODIAN OF ASSETS
AND ADMINISTRATION AGENT
Article 38. (Administrative Services relating to the Offering of Units and Investment Corporation Bonds to be Issued)
1.	The Company shall, in accordance with Articles 198 and 208 of the Investment Trust Law, entrust to the Asset Management Company the management of its asset and entrust to the Asset Custodian Company custodianship of its assets. The Company shall entrust to a third party the provision of administrative services, excluding services other than the management and custody of its assets as set forth in Article 117 of the Investment Trust Law (the “General Administrative Services”).
2.	The Company shall entrust to an administration agent, who shall be chosen by the Board of Directors, the performance of administrative services relating to the offering of any units and investment corporation bonds to be issued by the Company, administrative services relating to preparation and maintenance of the registry of investment corporation bonds and other administrative services relating to the registry of investment corporation bonds, administrative services relating to the issuance of units and investment corporation bond certificates, and administrative services relating to holders of the investment corporation bonds

(meaning the administrative services set forth in Article 169, Paragraph 2, Items 4 and 5 of the Ordinance for Enforcement of the Law Concerning Investment Trusts and Investment Corporations (Cabinet Office Ordinance No. 129 of 2000, as amended)), and a general administrative services agreement shall be executed with respect thereto.
Article 39. (Calculation Method of Asset Management Fees, and Method and Time of Payment of Asset Management Fees Payable to the Asset Management Company)
The standard of amount of fees payable to the Asset Management Company and the standard of payments to be made in respect of such fees shall be as stated in Exhibit I incorporated in these Articles of Incorporation.
Article 40. (Burden of Expenses)
The Company shall bear the following expenses:
(1)	Taxes on the Investment Assets, expenses required to handle business or administrative services by the administration agent, the Asset Custodian Company and the Asset Management Company, or delayed interest on advance money paid by the administration agent, the Asset Custodian Company and the Asset Management Company or damages or delayed interest on damages if compensation for damage is claimed;
(2)	Expenses related to the issuing and the listing of units;

(3)	Expenses incurred in preparing a record of the names and addresses of unitholders, expenses incurred in mailing documents to unitholders and transportation expenses incurred in returning (or disposing of) used documents, etc.;

(4)	Expenses for payment of dividends (including receipts of dividends by unitholders, bank fees, etc.);

(5)	Expenses incurred in preparing, printing and delivering securities registration statements, securities reports and extraordinary reports;

(6)	Expenses incurred in preparing, printing and delivering offering circulars and materials for public offerings or secondary distributions of securities, as set forth in Article 13, Paragraph 5 of the Financial Instruments and Exchange Law;

(7)	Expenses incurred in preparing, printing and delivering financial statements, asset management reports, etc. (including expenses required for the submission of documents to the competent authority);

(8)	Expenses associated with giving public notices, and expenses for advertising and general publicity requirements of the Company;

(9)	Fees and expenses for legal advisors, tax advisors, etc. of the Company;

(10)	Expenses related to the holding of general meetings of unitholders and the Board of Directors, expenses for public notices, and expenses incurred in preparing, printing and delivering documents mailed to unitholders;

(11)	Actual expenses, advance money, etc. in relation to executive directors and supervisory directors;

(12)	Expenses related to the acquisition, management, sale, etc. of the Investment Assets (including intermediary commissions, commission of management, non-life insurance premiums, expenses for maintenance and repairs, utilities expenses, etc.);

(13)	Interest on borrowings and investment corporation bonds;

(14)	Expenses for management of the Company; and

(15)	Other expenses similar to each of the preceding items that have been approved by the Board of Directors.

Adopted:	October 4, 2005
Amended:	October 7, 2005
November 25, 2005
December 9, 2005
January 10, 2006
April 19, 2006
December 20, 2007
January 21, 2009

Exhibit I
Asset Management Fees Payable to Asset Management Company
The fees for the entrusted business conducted by the Asset Management Company shall consist of Management Fee 1, Management Fee 2, Acquisition Fee and Transfer Fee. The specific payment amount or payment calculation method, and the time of payment are as set forth below:
(1)	Management Fee 1

Management Fee 1 shall be the amount calculated by multiplying (a) the average monthly balance of the Investment Assets of the Company (the total amount of assets on the balance sheet) by (b) a rate up to 0.50% (annual rate) (amounts less than one whole yen shall be rounded down). The payment of Management Fee 1 shall be made at the end of the month following the end of each calculation period, which shall be determined by dividing each fiscal period of the Company into calculation periods of three months each (if there is a calculation period less than three months, the first calculation period of the relevant fiscal period shall be the calculation period less than three months).
(2)	Management Fee 2

Management Fee 2 shall be the amount calculated by multiplying (a) the Distributable Amount before the deduction of Management Fee 2, which is calculated on each day preceding the Settlement Date of the Company, by

(b) a rate of up to 3.0% (annual rate) (amounts less than one yen shall be rounded down). The payment of Management Fee 2 shall be made at the end of the month following the month in which financial statements, etc. are approved by the Board of Directors of the Company.

(3)	Acquisition Fee

The Acquisition Fee shall be the amount calculated by multiplying (a) the acquisition price of the Investment Assets (excluding the amount equivalent to the consumption tax and local consumption tax on any building), if the Company acquires such Investment Assets, by (b) a rate of up to 1.0%. The payment of the Acquisition Fee shall be made at the end of the month following the month in which such acquisition is made (the day on which the transfer of rights, such as the transfer of ownership, becomes effective).

(4)	Transfer Fee

The Transfer Fee shall be the amount calculated by multiplying (a) the transfer price of the Investment Assets (excluding the amount equivalent to the consumption tax and local consumption tax on any building), if the Company transfers such Investment Assets, by (b) the rate of up to 0.5%. The payment of the Transfer Fee shall be made at the end of the month following the month in which such transfer is made (the day on which the transfer of rights, such as the transfer of ownership, becomes effective).
The Company shall bear consumption tax and local consumption tax on each fee. The Company, in addition to the payment of each fee, shall pay consumption tax and local consumption tax on the relevant fee by remittance to a bank account designated by the Asset Management Company.
January 21, 2009

Takao Sakuma

Executive Director Japan Rental Housing Investments Inc.

Attachment 4
JRH’s financial statements relating to its final business period, the asset management report and statements of cash dividends

    II. Asset Management Report
Overview of Asset Management
1. Change in Management Status of Investment Corporation

		3rd period2)	4th period2)	5th period2)	6th period2)	7th period2)
		From	From	From	From	From
		April 1, 2007 to	October 1, 2007 to	April 1, 2008 to	October 1, 2008 to	April 1, 2009 to
		September 30, 2007	March 31, 2008	September 30, 2008	March 31, 2009	September 30, 2009

Operating revenues	Million yen	3,527	3,770	3,703	3,578	3,495
(Of the above, rental revenues)	Million yen	(2,945)	(3,587)	(3,703)	(3,578)	(3,495)
Operating expenses	Million yen	1,615	1,964	2,036	2,141	2,282
(Of the above, property-related expenses)	Million yen	(1,262)	(1,500)	(1,579)	(1,640)	(1,730)
Operating income	Million yen	1,912	1,807	1,667	1,437	1,212
Net income	Million yen	1,462	1,395	1,014	758	481
Total assets	Million yen	95,973	112,029	123,649	113,543	111,914
(Period-over-period)	( %)	(+53.3)	(+16.7)	(+10.4)	(-8.2)	(-1.4)
Net assets	Million yen	48,752	48,677	60,554	60,302	60,034
(Period-over-period)	( %)	(+70.4)	(-0.2)	(+24.4)	(-0.4)	(-0.4)
Total amount of investment	Million yen	47,307	47,307	59,557	59,557	59,557
Number of units issued	Units	97,477	97,477	167,477	167,477	167,477
Net assets per unit	Yen	500,142	499,366	361,569	360,064	358,464
Total distributions	Million yen	1,462	1,395	1,014	758	481
Distribution per unit	Yen	14,994	14,312	6,052	4,527	2,870
(Of the above, distribution of profits per unit)	Yen	(14,994)	(14,312)	(6,052)	(4,527)	(2,870)
(Of the above, excess-profit distribution per unit)	Yen	(—)	(—)	(—)	(—)	(—)
Return on equity3) (ROE)%		3.8 (7.5)	2.9 (5.7)	1.9 (3.7)	1.3 (2.5)	0.8 (1.6)
Capital adequacy ratio at the end of the period	%	50.8	43.4	49.0	53.1	53.6
(Period-over-period)	( %)	(+5.1)	(-7.3)	(+5.5)	(+4.1)	(+0.5)
Payout ratio	%	100.0	100.0	100.0	100.0	100.0

[Other reference information]
Number of investment properties	Properties	107	128	131	131	131
Depreciation for the period	Million yen	574	721	754	775	775
Capital expenditure for the period	Million yen	58	87	60	132	47
Rental net operating income3) (NOI)	Million yen	2,257	2,808	2,878	2,712	2,540
Funds from operations (FFO) per unit3)	Yen	15,581	20,381	10,864	9,464	8,649
Funds from operations (FFO) multiple3)	Times	14.4	7.1	7.8	2.9	5.8
Debt service coverage ratio3)	Times	8.6	5.7	4.7	4.5	4.3
Interest-bearing debt	Million yen	45,420	61,441	61,441	51,530	50,336
Period-end interest-bearing debt to period-end total assets ratio3)%		47.3	54.8	49.7	45.4	45.0

Note 1)	The amount is rounded to the nearest unit shown in each column, and the ratio is rounded to the first decimal place.

Note 2)	The third fiscal period had 183 business days from April 1, 2007 to September 30, 2007. The fourth fiscal period had 183 business days from October 1, 2007 to March 31, 2008. The fifth fiscal period had 183 business days from April 1, 2008 to September 30, 2008. The sixth fiscal period had 182 business days from October 1, 2008 to March 31, 2009. The seventh fiscal period had 183 business days from April 1, 2009 to September 30, 2009.

Note 3)	The indicators are calculated using the formulas shown below. Annualized figures based on the number of days under management are shown in parentheses.

Return on equity (ROE)	Net income / {(net assets at the beginning of the period + net assets at the end of the period) / 2} × 100
Rental NOI	Rental revenues - property-related expenses + depreciation
FFO per unit	FFO (= net income + depreciation + amortization - gain or loss of the disposition of real estate) / number of investment units issued at the end of the period
FFO multiple	Investment unit price at the end of the period / annualized FFO per unit
Debt service coverage ratio	Net income before interest, depreciation, and amortization / interest expenses
Period-end interest-bearing debt to period-end total assets ratio	Interest-bearing debt at the end of the period / total assets at the end of the period × 100

Japan Rental Housing Investments Inc.
2. Progress of Asset Management in the Period under Review
(1) Profile of the Investment Corporation
Japan Rental Housing Investments Inc. (“Investment Corporation”) was established on October 7, 2005 under the promotion of Mi-Casa Asset Management Inc. (formerly re-plus REIT Management Inc.; “Asset Management Company”) according to the provisions of the Law Concerning Investment Trusts and Investment Corporations of Japan (Law No. 198 of 1951, as amended). On June 22, 2006, investment securities (“Investment Securities”) issued by the Investment Corporation (Note 1) were publicly listed on the Tokyo Stock Exchange Real Estate Investment Trust market (stock code 8986).
The Investment Corporation is a rental housing investment corporation engaged in diversified investments in rental residential properties. As of the last day of the fiscal period under review, the Investment Corporation had 131 properties in its portfolio of investments, representing a total value of ¥101,976 million (purchase price basis), and a total leasable floor area of 276,754.57 m2 (On January 21, 2009, the Investment Corporation changed its business name from re-plus residential investment inc. to Japan Rental Housing Investments Inc.).
The number of investment units issued by the Investment Corporation as of the last day of the financial period under review was 167,477 units, representing a total unitholders’ capital of ¥59,557 million. Under an allocation of new investment units to a third party executed on October 2, 2009, the number of investment units issued as of the date of this report increased to 233,340, representing a total unitholders’ capital of ¥65,557 million (see “7. Significant Events after the Closing of Accounts” for more details related to this allocation of new investment units).

(Note 1)	Investment Corporation investment units are transfer investment units (“Transfer Investment Units”) under Article 226, Paragraph 1 of the Law concerning Book-Transfer of Corporate Bonds and Other Securities (Law No. 75, 2001, as amended; “New Transfer Law”). The Investment Corporation was unable to issue investment securities for Transfer Investment Units. The attachment of rights for the Transfer Investment Units is determined according to transfer account notes or records (Articles 226 and 227 of the New Transfer Law). Descriptions of Investment Securities below include Transfer Investment Units, except where otherwise noted.
(2) Investment Environment and Management Performance
During the fiscal period under review, the Japanese economy experienced 0.7% growth in real GDP between April and June 2009 (2.7% annualized growth), and 1.2% (4.8% annualized) growth between July and September 2009 (first quick estimate), compared to the previous period. There is a sense that the economy may have reached a low point during the fiscal period ended September 2009, and that the financial crisis since the Lehman shock may be reaching a conclusion. We have seen signs of recovery in the J-REIT market stemming from improved lending policies on the part of financial institutions and announcements of the establishment of real estate market stabilization funds by the government, alleviating fears of more bankruptcies among investment corporations. The Tosho REIT Index improved from 837.3 on April 1 to 987.34 on September 30, 2009.
While concerns regarding refinancing have appeared to decline somewhat, we expect that it will take some time before capital acquisition on the part of investment corporations (through bank loans or public offerings) for the purchase of new properties will return to pre-recession levels—a reflection of current real estate market trends and financial conditions. However, there are signs of new life and improvements in the equity markets, as seen in the mergers and acquisition of new properties (via capital infusion through public offering) among some investment corporations.
Transaction volume and prices in the real estate brokerage market continue to stagnate. The nationwide consumer price index for private home rents announced by the Ministry of Internal Affairs and Communications (October 30, 2009; year-on-year comparison) indicated a continued downward trend. While the negative effects on the rental residential property market has not been on the scale of the commercial property market, the effects of the recession have nevertheless been felt.
During the period under review, the Investment Corporation experienced a decline in occupancy rates due to the nationwide recession—particularly among premium-type properties for high income earners in central Tokyo and for properties located in the Chugoku/Kyushu regions of Japan. The occupancy rate for the entire Investment Corporation portfolio (floor space basis) had fallen to 90.3% as of July 2009. Since then, however, occupancy rates for all property types and areas in the Investment Corporation portfolio has improved to 91.9% at the end of September, owing to efforts concentrating on leasing activities. Occupancy rates in the Chugoku/Kyushu regions—areas particularly affected by the recession—had fallen as far as 85.2% as of July 2009; however, rates recovered to 91.0% at the end of September. Affected by economic fluctuations, premium properties are experiencing a challenging environment; however, the Investment Corporation continues to concentrate resources in this area, working with homemaker service companies and executing other initiatives to add value.
During the fiscal period under review, the Investment Corporation made the decision not to sell properties at prices lower than appraised value, given the current stagnation in real estate transaction prices. Rather, the Investment Corporation concentrated on stabilizing operations for its portfolio, which, as of the last day of the prior fiscal period (the 6th period), consisted of 131 total properties (total purchase price of ¥101,976 million; total leasable floor area of 276,754.57 m2). The Investment Corporation is currently performing due diligence regarding property acquisitions based on signs of recovery in the market. Despite generally challenging real estate market conditions as noted above, the Investment Corporation has noted some cases of price support in central Tokyo.

    II. Asset Management Report
(3) Status of Fund Raising
Looking toward future growth, the Investment Corporation has identified building a stronger financial management foundation as a top priority for the current period under review, and has embarked on sweeping measures to this end. Specifically, the Investment Corporation successfully worked with its main bank and others in June 2009 to refinance its debt, extending payment terms and diversifying payment due dates. At the same time, the Investment Corporation also paid back ¥995 million in loans. In July 2009, the Investment Corporation retired investment corporation bonds prior to their redemption dates, reducing ¥200 million in interest-bearing debt. As a result, the Investment Corporation reduced interest-bearing debt in the amount of ¥1,195 million during the current period under review. As of the end of the 7th period, interest-bearing debt, including investment corporation bonds, amounted to ¥50,336 million (bank loans of ¥42,536 million; investment corporation bonds of ¥7,800 million). The interest-bearing debt to total asset ratio was 45.0% as of the last day of the fiscal period under review, while the long-term interest-bearing debt to total interest-bearing debt ratio was 54.2%.
(4) Summary of Results and Distributions
As a result of asset management operations noted above, for the 7th period the Investment Corporation recorded operating revenue of ¥3,495 million (2.3% decrease from the previous period), operating income of ¥1,212 million (15.6% decrease from the previous period), and net income in the amount of ¥481 million (36.6% decrease from the previous period).
Under Article 67-15 of the Special Taxation Measures Law (Law No. 26, 1957, including subsequent revisions; “Special Taxation Measures Law”), the maximum profit distribution may be included in non-taxable expenses. Accordingly, the Investment Corporation has made the decision to distribute ¥2,870 per investment unit out of period-end retained earnings. Fractions of less than ¥1 will be ignored.

Japan Rental Housing Investments Inc.
3. Capital
The table below shows capital increases etc. up to the end of the period under review.

		Number of total investment units issued		Total amount of unitholders’ capital
		(units)		(thousand yen)
Date	Description	Change	Total	Change	Total	Notes

October 7, 2005	Establishment through private placement	200	200	100,000	100,000	(Note 1)
December 13, 2005	Capital increase through private placement	17,800	18,000	8,900,000	9,000,000	(Note 2)
June 21, 2006	Capital increase through public offering	43,400	61,400	18,748,800	27,748,800	(Note 3)
April 26, 2007	Capital increase through public offering	34,300	95,700	18,595,162	46,343,962	(Note 4)
May 24, 2007	Capital increase through private placement	1,777	97,477	963,370	47,307,332	(Note 5)
August 28, 2008	Capital increase through private placement	70,000	167,477	12,250,000	59,557,332	(Note 6)

(Note 1)	The Investment Corporation was established through the private placement of investment units, the issue price per unit of which was ¥500,000.

(Note 2)	The Investment Corporation issued 17,800 additional investment units at an issue price of ¥500,000 per unit and began asset management.

(Note 3)	The Investment Corporation publicly offered new investment units at an offer price of ¥450,000 (underwriting price of ¥432,000) to acquire new properties and repay the existing borrowings.

(Note 4)	The Investment Corporation publicly offered new investment units at an offer price of ¥564,540 (underwriting price of ¥542,133) to acquire new properties and repay the existing borrowings.

(Note 5)	The Investment Corporation allocated new investment units in a private placement at an underwriting price of ¥542,133 to acquire new properties.

(Note 6)	The Investment Corporation allocated new investment units in a private placement at an underwriting price of ¥175,000 for repaying borrowings, for capital expenditure to increase property values, and for property acquisition.

(Note 7)	On October 2, 2009, the Investment Corporation executed an allocation of new investment units to a third party at an issuance price of ¥91,100 per unit for the purpose of redeeming investment corporation bonds and for acquiring real estate (or trust beneficiary rights having real estate in trust). As a result, the number of investment units issued as of October 2, 2009 amounted to 233,340 units, with a total unitholders’ capital of ¥65,557,452 thousand.
Change in Price at the Stock Exchange
The table below shows the highest and lowest prices (closing prices) at the Tokyo Stock Exchange REIT market, where the Investment Corporation lists investment units, for each period.

Period	3rd period	4th period	5th period	6th period	7th period
Closing month	September 2007	March 2008	September 2008	March 2009	September 2009

High (yen)	582,000	442,000	293,000	170,000	121,500
Low (yen)	425,000	269,000	170,000	48,650	54,600
Price at the beginning of the period (yen)	577,000	442,000	282,000	170,000	54,600
Price at the end of the period (yen)	447,000	288,000	170,000	55,000	99,500

Note)	The prices at the beginning of the third fiscal period and thereafter are the closing prices of the first day of each period.
4. Performance of Distribution
Since the maximum amount of the distribution of profits is to be included in nontaxable expenses under a special taxation measure (Article 67-15 of the Special Taxation Measures Law), the Investment Corporation decided to distribute all retained earnings at the end of the seventh fiscal period, excluding fractions of less than one yen distributed to an investment unit, and to pay a distribution of ¥2,870 per investment unit.

		3rd period	4th period	5th period	6th period	7th period
		From April 1, 2007	From October 1, 2007	From April 1, 2008	From October 1, 2008	From April 1, 2009
		to September 30, 2007	to March 31, 2008	to September 30, 2008	to March 31, 2009	to September 30, 2009

Retained earnings	Thousand yen	1,461,600	1,395,138	1,013,621	758,187	480,661
Accumulated earnings	Thousand yen	30	47	50	19	2
Total cash distributions	Thousand yen	1,461,570	1,395,091	1,013,571	758,168	480,659
(Cash distribution per unit)	Yen	(14,994)	(14,312)	(6,052)	(4,527)	(2,870)
Distribution of profits	Thousand yen	1,461,570	1,395,091	1,013,571	758,168	480,659
(Distribution of profits per unit)	Yen	(14,994)	(14,312)	(6,052)	(4,527)	(2,870)
Refund of capital	Thousand yen	—	—	—	—	—
(Refund of capital per unit)	Yen	(—)	(—)	(—)	(—)	(—)

    II. Asset Management Report
5. Future Management Policies and Challenges to be Addressed
(1) Management Environment
As discussed in “2. Progress of Asset Management in the Period under Review (2) Investment Environment and Management Performance,” despite signs pointing to the end of the global financial crisis, it will take time before the overall real estate market in Japan enters a true recovery.
The total number of households in Japan as of March 31, 2009 (Note 2) has been growing. According to the National Institute of Population and Social Security Research (March 2008 estimates), this increase is projected to continue through 2015, and the Investment Corporation expects demand in the rental residential property market to remain stable in the mid-term. In particular, the three major population centers of Japan (Tokyo, Nagoya, Osaka) have reached record ratios of population concentrations (Note 2), leading the Investment Corporation to expect growing demand for rental residential properties in connection with this population migration.
The Investment Corporation hopes to quickly identify societal demand in this environment, providing a variety of services to rental housing tenants, while at the same time securing stable asset management operations through a continuing policy of detailed investment diversification, leading to greater corporate value for our investors.

(Note 2)	August 11, 2009 Ministry of Internal Affairs and Communications Publication (Analysis of Internal Migration and Households in Japan based on Basic Resident Registries (as of March 31, 2009)).
(2) Future Management Policies and Challenges to be Addressed
i.	Property Acquisition (External growth strategy)

The Investment Corporation is expanding its asset base according to the measures described below, continuing to build greater corporate value.
I.	Acquisition of New Properties

To acquire real estate matching their respective investment standards around Japan, the Investment Corporation and the Asset Management Company utilize their positions as independent networks to execute business collaboration agreements with leading real-estate agents throughout Japan. Through these arrangements, the Investment Corporation has priority access (Note 3) to sales/broker information about properties owned by third parties matching Investment Corporation investment criteria and policies, receiving the authority to enter into purchase negotiations (preferred bidder).

In addition to the business collaborations noted above, the Investment Corporation and the Asset Management Company are actively pursuing the acquisition of properties in newer high-return family and studio properties in the 23 wards of Tokyo (presently a low ratio to total assets), capitalizing on information coming into their respective networks.

(Note 3)	Priority access means that, at the latest, information is received at the same time as other interested parties.
II.	J-REIT Reorganization Considerations

The Investment Corporation is doing the groundwork to prepare an environment that will support organizational reform, including merger due diligence and interpretation of corporate and tax laws. Capitalizing on the financial power and real estate expertise of the Master Group (Note 4), the Investment Corporation will enjoy the benefits of portfolio expansion and scale in the Tokyo area, creating greater corporate value. The Investment Corporation believes that continued mergers with other real estate investment corporations are an important part of external growth strategy that we will actively pursue.

(Note 4)	The Master Group means the Master Company (OCM Netherlands Opportunities Coöperatief U.A.) and subsidiaries wholly owned (directly or indirectly) by the Master Company. The Master Company receives advice from Oaktree Capital Management L.P. (“Oaktree”). Oaktree is a major investment management firm with approximately US$60 billion of investment properties under management, providing operations/advisement in connection with alternative and leading-edge investments. Oaktree provides management/advisement services related to distressed debt, high-yield debt, convertible bonds, private equity placement (including energy/infrastructure investment), real estate, emerging markets, Japanese equities, mezzanine financing and more, emphasizing opportunistic and sound risk management. Oaktree was established in 1995 by a team of professionals first combined in the mid-1980s. In addition to its Los Angeles headquarters, Oaktree has 14 offices around the world with approximately 630 employees (as of September 30, 2009). The Oaktree Tokyo office was established in 1998, and boasts a successful history of many investment projects, including real estate.

Japan Rental Housing Investments Inc.
ii.	Property Management (Internal growth strategy)
I.	Alliances with Real Estate Companies across the Nation

The Investment Corporation has entered into a business collaboration for property management with Haseko Livenet in connection with 90 properties located mostly in metropolitan areas, and another alliance with Mainichi Comnet for 10 student studio properties located in the Kanto area of Japan. The Investment Corporation has also entered into property management agreements with other companies concerning the remaining 31 properties in its portfolio, utilizing a powerful network of leading real estate agents who have regional and property expertise, establishing a structure for cooperative rental agent and rental management services.

Moving forward, the Investment Corporation will further strengthen ties to leading property rental agencies throughout Japan, engaging in effective leasing activities matched appropriately to the respective property types and locations. This will result in higher occupancy rates, improved rent levels, reduced tenant turnover, and better capacity for each property to compete with comparables. In pursuing these policies, the Investment Corporation plans to improve the occupancy rates and profitability for specific properties, while also ensuring medium- and long-term stable profitability for its portfolio as a whole.

II.	Alliances with Homemaker Service Companies

The Investment Corporation has started new leasing activities that combine offers of rental properties with other services corresponding to tenant lifestyle/stage-of-life changes, including homemaker services, for premium-type properties.

III.	Delinquent Rent Collection System

The Investment Corporation plans to create more stable cash flows by outsourcing the management/collection of delinquent rents. The Investment Corporation has contracted with Haseko Livenet and other rental property management companies throughout Japan with whom the Investment Corporation already has directly outsourced property management services.
The Investment Corporation has signed a new delinquent rent guarantee with another guarantee company, continuing rent guarantee services for tenants who formerly used the services of re-plus the former sponsor (now bankrupt).

While new tenants will generally use a guarantee from a co-signer, the Investment Corporation will, on a limited basis, offer delinquent rent guarantee services through a guarantee company in parallel. The Investment Corporation will establish working relationships with a number of guarantee companies, rather than relying on a single firm to provide such services.
6. Financial Strategy
On October 2, 2009, the Investment Corporation executed an allocation of new investment units to a third party in the amount of ¥6,000 million (See “7. Significant Events after the Closing of Accounts”).
The Investment Corporation used a portion of the proceeds received from this allocation of new investment units in combination with cash on hand to redeem the second investment corporation bond of ¥4,000 million during November 2009. The Investment Corporation intends to use proceeds from the allocation of new investment units to redeem the first investment corporation bond in the amount of ¥3,800 million scheduled for a redemption in February 2010, after which, all investment corporation bonds will have been redeemed.
As of the last day of the 7th period, the Investment Corporation improved the ratio of interest-bearing debt to the total of interest-bearing debt plus unitholder’s capital from 46.4% (last day of the prior fiscal period) to 45.8%. Subsequent to the allocation of new investment units to a third party in October 2009, this figure further improved to 43.4%. In the event that the Investment Corporation does not incur any additional debt, we expect this figure to further improve to 39.4% after the redemption of investment corporation bonds in February 2010. These improvements, including the June 2009 debt refinancing transaction, will complete a series of measures to improve the financial underpinning of the Investment Corporation, securing our financial stability, while at the same time preparing a foundation for future growth.
The Investment Corporation intends to keep interest-bearing debt ratios to certain levels, allowing for the expeditious financing of new property acquisitions. The Investment Corporation will also work to expand its list of financing sources and methods to facilitate a diversified menu of capital acquisition methods.

II. Asset Management Report
7. Significant Events after the Closing of Accounts
(1) Allocation of New Investment Units to a Third Party
On August 21, 2009, the directors of the Investment Corporation resolved to execute an allocation of new investment units to a third party for the purpose of redeeming investment corporation bonds and for acquiring real estate (or trust beneficiary rights having real estate in trust). Payments for the transaction were completed on October 2, 2009. As a result of this transaction, unitholders’ capital increased to ¥65,557,452 thousand, while the number of investment units issued increased to 233,340 units.

Number of New Investment Units Issued:	65,863

Issuance Price:	¥91,100 per unit

Total Issuance Price: Payment Date:	¥6,000,119 thousand October 2, 2009

Allocation:	AppleRingo Holdings B.V. 32,931 units
Japan Trustee Services Bank, Ltd. (Trust Account) 32,932 units
(2) Credit Rating Changes
The Investment Corporation was identified under a ratings monitor as a “possible upgrade” by Rating and Investment Information, Inc. (“R&I”) on August 24, 2009. On October 9, 2010, the Investment Corporation’s rating was changed as follows (removed from ratings monitor status).
(Before Change)

Rating Agency	Bond to be Rated	Rating

R&I	Issuer Rating *[1]	BB+
	Registered Bond *[2]	BB
	First Unsecured Investment Corporation Bond *[2]	BB
	Second Unsecured Investment Corporation Bond *[2]	BB
(After Change)

Rating Agency	Bond to be Rated	Rating

R&I	Issuer Rating *[1]	BBB-
	Registered Bond *[2]	BBB-
	First Unsecured Investment Corporation Bond *[2]	BBB-
	Second Unsecured Investment Corporation Bond *[2]	BBB-

*1	Issuer’s “rating outlook” is “stable.”

*2	The planned issue amount for the registered bond subject to rating is ¥100,000 million (issue period: November 7, 2007 to November 6, 2009); total issuance amount for first unsecured investment corporation bonds was ¥3,800 million (redemption date: February 26, 2010); total issuance amount for second unsecured investment corporation bonds was ¥4,000 million (redemption date: November 19, 2009).

*3	See the R&I website (http://www.r-i.co.jp/jpn/) for concerning reasons for ratings changes, definitions, etc.
(3) Reassignment of Asset Management Company Officers
As one means to strengthen organizational management, the Asset Management Company selected Hideya Takahashi and Soichiro Tabu as external directors at an extraordinary unitholders’ meeting held on October 30, 2009.
(4) Redemption of Investment Corporation Bonds
The Investment Corporation completed the redemption of the entire amount of investment corporation bonds as noted below on November 19, 2009:

(1) Name:	re-plus residential investments Second Unsecured Investment Corporation Bonds (Investment corporation bonds limited inter-bond pari passu clause)

(2) Investment corporation bonds total issue amount:	¥4,000,000 thousand

(3) Investment corporation bonds redemption amount:	¥4,000,000 thousand

(4) Redemption Date:	November 19, 2009

Japan Rental Housing Investments Inc.
Overview of the Investment Corporation
1. Unitholders’ Capital

	3rd period	4th period	5th period	6th period	7th period
	As of	As of	As of	As of	As of
	September 30, 2007	March 31, 2008	September 30, 2008	March 31, 2009	September 30, 2009

Authorized Units	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Number of Investment Units Issued	97,477	97,477	167,477	167,477	167,477
Total Amount of Unitholders’ Capital (million yen)	47,307	47,307	59,557	59,557	59,557
Number of Unitholders	10,134	10,863	10,583	9,398	9,177

2. Major Unitholders
The table below shows the investments of the top ten unitholders in terms of the ratio of units held to the total units issued as of September 30, 2009.

	Units held	Ratio of units held to
Name	(units)	total units issued (%)

AppleRingo Holdings B.V.	52,363	31.2
Ringo Residential Tokutei Mokuteki Kaisha	28,700	17.1
Japan Trustee Services Bank, Ltd. (Trust account)	21,657	12.9
NikkoCiti Trust and Banking Corporation (Investment trust account)	12,295	7.3
Goldman Sachs International	5,149	3.0
The Master Trust Bank of Japan, Ltd. (Trust account)	1,723	1.0
Trust & Custody Services Bank, Ltd. (Securities investment trust account)	1,577	0.9
BBH Oppenheimer Quest International Value Fund, Inc.	1,512	0.9
The Nomura Trust and Banking Co., Ltd. (Investment trust account)	1,496	0.8
Northern Trust Company (AVFC) Sub-account American Client	929	0.5

Total	127,401	76.0

Note)	The ratio of units held to total units issued is rounded down to one decimal place.

II. Asset Management Report
3. Executive Director and Supervisory Directors
(1) Names of directors etc. as of the end of the period under review
As of September 30, 2009

Total compensation for
the title during the
period
Title	Name of director etc.	Main concurrent position	(thousand yen)

Executive Director	Takao Sakuma	—
	Robert Zulkoski	—
	Toshiya Kuroda	—
5,400

Supervisory Director	Kouhei Yabuta	Attorney and Partner in the Hashidate Law Office
	Jun Nagamine	Certified public accountant, Nagamine & Mishima Accounting Office
	Danforth Thomas	Manager of Japan Venture Partners, LLC.
	Kiyohiko Tsukada	—
7,200

Accounting Auditor	Grant Thornton Taiyo ASG	—	15,000
Note)	Some Executive and Supervisory Directors are concurrently in Director positions at companies not listed above; however, none of these, including those listed above, have a stake with the Investment Corporation.
(2) Policy for the decision to dismiss or not to reappoint the accounting auditor
The Board of Director makes this decision, taking various factors into consideration.
(3) Liability of the accounting auditor for the Investment Corporation
The Investment Corporation entered into an agreement with the accounting auditor for the limitation of liability caused by breach of duty in accordance with the Investment Trust and Investment Corporation Act. However, the maximum amount of liability based on the relevant agreement should be subject to laws and regulations.
4. Trustee, Custodian and General Administrators
The assets management company, assets custodian, and general administrators as of September 30, 2009 are as follows:

Classification	Name

Asset Management Company	Mi-Casa Asset Management Inc.
Asset custodian	Mitsubishi UFJ Trust and Banking Corporation
General administrator (accounting)	Mitsubishi UFJ Trust and Banking Corporation
(management of the list of unitholders)	Mitsubishi UFJ Trust and Banking Corporation
(management of the special account)	Mitsubishi UFJ Trust and Banking Corporation
(operation of the institution)	Mitsui Company (Attorneys: Maki Kumagai, Kazuhiro Kawamura, Makoto Nei) (Note)
General administrator (investment corporation bonds)	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Note)	As of July 31, 2009, the Investment Corporation changed general administrators regarding operation of institutions from Mitsubishi UFJ Trust and Banking Corporation to Mitsui Company.

Japan Rental Housing Investments Inc.
Investment Assets under Management
The status of assets under management of the Investment Corporation as of the end of the sixth and seventh periods is shown in the table below. Assets under management of both real estate and beneficiary interest of real estate trust (hereinafter “Trust Beneficiary Interest”) are for leasing to tenants. They are buildings — rental apartments — and the sites of the buildings.
1. Assets Composition

	Classification by		6th period		7th period
	category of		Total amount		Total amount
	residential rental	Investment target	held	Ratio to total	held	Ratio to total
Asset type	properties1)	area2)	(million yen)3)	assets (%)4)	(million yen)3)	assets (%)4)

Trust beneficiary interest	Studio	Seven wards of central Tokyo	1,939	1.7	1,936	1.7
		Three major metropolitan areas	36,135	31.8	35,834	32.0
		Other major cities	11,905	10.5	11,791	10.5
	Family	Seven wards of central Tokyo	2,514	2.2	2,507	2.2
		Three major metropolitan areas	26,778	23.6	26,602	23.8
		Other major cities	3,114	2.7	3,092	2.8
	Premium	Seven wards of central Tokyo	13,290	11.7	13,259	11.8
		Three major metropolitan areas	—	—	—	—
		Other major cities	—	—	—	—

Subtotal			95,675	84.3	95,022	84.9

Real estate	Studio	Seven wards of central Tokyo	421	0.4	419	0.4
		Three major metropolitan areas	3,824	3.4	3,788	3.4
		Other major cities	1,392	1.2	1,379	1.2
	Family	Seven wards of central Tokyo	—	—	—	—
		Three major metropolitan areas	2,088	1.8	2,074	1.9
		Other major cities	381	0.3	377	0.3
	Premium	Seven wards of central Tokyo	1,499	1.3	1,491	1.3
		Three major metropolitan areas	—	—	—	—
		Other major cities	—	—	—	—

	Subtotal		9,604	8.5	9,528	8.5

Deposits and other assets			8,265	7.3	7,364	6.6
			(—)	(—)	(—)	(—)

Total assets			113,543	100.0	111,914	100.0
			(105,278)	(92.7)	(104,550)	(93.4)

Note 1)	The Investment Corporation classifies assets as one of three types: Studio, Family and Premium. Assets with multiple types are classified as the type that is the most common type.

Note 2)	The seven wards of central Tokyo in the investment target area column mean Chiyoda, Chuo, Minato, Shinjuku, Shibuya, Setagaya and Meguro wards. The three major metropolitan areas mean the Kanto metropolitan area excluding the seven wards of central the Tokyo, Chukyo and Keihanshin metropolitan areas. The other major cities mean the Sapporo, Sendai, Hiroshima, Kitakyushu and Fukuoka metropolitan areas and cities with a population of 300,000 or more.

Note 3)	The total amount held is the amount recorded on the balance sheet as of the closing date (for real estate and trust beneficiary interest, book value after depreciation). Figures in parentheses are figures for the effective ownership of real estate. Construction in progress (excluding construction in progress for properties owned at the end of the fiscal period) is not included in the amount of real-estate and trust beneficiary interest. Intangible fixed assets are included in the amount of real estate and trust beneficiary interest.

Note 4)	The ratio to total assets is the ratio of the amount recorded on the balance sheet for trust beneficiary interest, real estate to total assets, or deposits and other assets. (The ratio is rounded to one decimal place.)

II. Asset Management Report
2. Major Properties Owned
The Table below is a summary of the major properties owned by the Investment Corporation (top ten properties in terms of book value at the end of the period).

						Ratio to total
Property		Book value	Leasable floor	Leased floor	Occupancy	rent revenue
number1)	Property name	(million yen)2)	area (m3)3)	area (m3)4)	rate (%)5)	(%)6)	Main use

F-4-021	Isogo Flat	5,246	24,923.44	24,923.44	100.0	6.1	Residence
O-4-008	willDo Kiyosumi	5,119	7,497.46	7,497.46	100.0	4.5	Residence
P-4-001	Chelsea Garden	4,289	3,861.42	2,796.97	72.4	2.6	Residence
P-4-006	n-OM1	3,876	1,979.34	1,145.23	57.9	1.7	Residence
P-4-007	Storia Jingumae	3,272	2,071.60	1,668.96	80.6	1.7	Residence
F-4-038	Colonnade Kasuga	3,255	4,377.63	2,934.24	67.0	1.8	Residence
O-9-053	willDo Nakasu	2,531	5,759.40	5,709.88	99.1	2.4	Residence
O-6-059	willDo Hamasaki-dori	2,372	5,886.70	5,738.75	97.5	2.5	Residence
F-4-019	Libest Nishi-Chiba	2,055	11,060.14	10,513.15	95.1	3.0	Residence
F-6-033	La Vita Nipponbashi	1,907	4,647.08	4,400.19	94.7	1.8	Residence

	Total	33,921	72,064.21	67,328.27	93.4	28.2

Note 1)	The Investment Corporation classifies apartments into three types: O (studio type), F (family type) and P (premium type), and each property is assigned a property number based on the classification. A property with multiple types is classified by the most common type.

Note 2)	The book value is rounded down to the nearest million yen.

Note 3)	Leasable floor area is the area that can be leased in the building of each property under management at the end of the fiscal period. The areas that are leased in association with the main purpose of lessees, including warehouses, parking facilities, the building manager’s offices, signs, automatic vending machines, and antennas, and the areas that the lessor leases to maintain the building (including areas that the lessor gives the temporary use of under loan-for-use agreements) are excluded. The leasable floor area is calculated based on wall center lines and includes meter boxes and pipe space allocated to each apartment.

Note 4)	The leased floor area is the part of the leasable floor area that is leased under effective lease agreements with end tenants as of the end of the fi scal period.

Note 5)	The occupancy rate is a percentage calculated by dividing the leased floor area by the leasable floor area. The rate is rounded to one decimal place.

Note 6)	The ratio to the total rent revenue is the ratio of each property’s rent revenue to the total portfolio’s rent revenue, rounded to one decimal place.

Japan Rental Housing Investments Inc.
3. Details of Properties in the Portfolio
The table below shows the details of properties owned by the Investment Corporation as of September 30, 2009.

			Appraisal value at
			the end of the period
Property name	Location	Type of ownership	(million yen)*

Satella Kita 34-jo	5-1-20, Kita 34-jo Nishi, Kita-ku, Sapporo, Hokkaido	Trust beneficiary interest	980
Carrera 2.9	9-24-4, Minami 2-jo Nishi, Chuo-ku, Sapporo, Hokkaido	Real estate	190
Sapporo Hills	2-8-10, Kita 4-jo Higashi, Chuo-ku, Sapporo, Hokkaido	Trust beneficiary interest	208
Satella Nagayama	22-2-9, Nagayama 2-jo, Asahikawa, Hokkaido	Trust beneficiary interest	309
willDo Minami 12-jo	12-1-39, Minami 12-jo Nishi, Chuo-ku, Sapporo, Hokkaido	Trust beneficiary interest	318
willDo Kita 24-jo	5-3-16, Kita 25-jo Nishi, Kita-ku, Sapporo, Hokkaido	Trust beneficiary interest	244
Flat Carerra	5-1-6, Minami 9-jo Nishi, Chuo-ku, Sapporo, Hokkaido	Real estate	191
s13w9 h+	9-1-5, Minami 13-jo Nishi, Chuo-ku, Sapporo, Hokkaido	Trust beneficiary interest	310
s9w12 h+	12-2-26, Minami 9-jo, Nishi, Chuo-ku, Sapporo, Hokkaido	Trust beneficiary interest	371
willDo Minami-Hiragishi	13-2-34, Hiragishi 7-jo, Toyohira-ku, Sapporo, Hokkaido	Trust beneficiary interest	209
willDo Nishishitadai-cho	16-32, Nishishitadai-cho, Morioka, Iwate	Trust beneficiary interest	463
willDo Kamisugi 3-chome	3-3-7, Kamisugi, Aoba-ku, Sendai, Miyagi	Trust beneficiary interest	438
Grand Maison Shichifuku	2-20-6, Tomizawa Minami, Taihaku-ku, Sendai, Miyagi	Trust beneficiary interest	270
willDo Ishizue-cho	2267-1, Ishizue-cho-dori 5-no-cho, Chuo-ku, Niigata, Niigata	Trust beneficiary interest	388
willDo Sasaguchi	2-13-14, Sasaguchi, Chuo-ku, Niigata, Niigata	Trust beneficiary interest	218
willDo Koshigaya	11-3, Yayoi-cho, Koshigaya, Saitama	Trust beneficiary interest	460
Joyful Sayama	2-8-33, Irumagawa, Sayama, Saitama	Trust beneficiary interest	205
Lumiere Hachioji	517-3, Kobiki-machi, Hachioji, Tokyo	Trust beneficiary interest	445
willDo Kiyosumi	1-2-24, Kiyosumi, Koto-ku, Tokyo	Trust beneficiary interest	4,770
Turkey’s Denen-Chofu No.2	57-8, Denen-Chofu Hon-cho, Ota-ku, Tokyo	Trust beneficiary interest	249
willDo Honchiba	1-29-4, Nagazu, Chuo-ku, Chiba, Chiba	Real estate	309
willDo Yokohama-Minami	1-10-9, Takasago-cho, Minami-ku, Yokohama, Kanagawa	Real estate	223
Site Pia	2-10-13, Kanumadai, Sagamihara, Kanagawa	Real estate	432
VISTA Supreme	1-8-12, Naka-machi, Machida, Tokyo	Trust beneficiary interest	432
Joy Oyamadai	3-9-10, Oyamadai, Setagaya-ku, Tokyo	Trust beneficiary interest	512
willDo Otsuka	1-23-18, Kita-Otsuka, Toshima-ku, Tokyo	Trust beneficiary interest	589
willDo Niiza	4-5-41, Nobidome, Niiza, Saitama	Trust beneficiary interest	497
Toshin Shoto Mansion	1-27-7, Shoto, Shibuya-ku, Tokyo	Trust beneficiary interest	819
Harmony Kamikitazawa	4-28-6, Kamikitazawa, Setagaya-ku, Tokyo	Real estate	328
willDo Minami-Urawa	3-8-4, Minami-Urawa, Minami-ku, Saitama, Saitama	Trust beneficiary interest	340
College Square Kita-Ikebukuro	5-11, Kumano-cho, Itabashi-ku, Tokyo	Trust beneficiary interest	602
College Square Tobu-Nerima	3-5-21, Tokumaru, Itabashi-ku, Tokyo	Trust beneficiary interest	736
College Square Akatsuka	3-15-14, Kita-machi, Nerima-ku, Tokyo	Trust beneficiary interest	617
College Square Higashi-Kurume	1-4-24, Shinkawa-cho, Higashi-Kurume, Tokyo	Trust beneficiary interest	457
College Square Waseda II	1-10-22, Takada, Toshima-ku, Tokyo	Trust beneficiary interest	201
College Square Myogadani	3-41-12, Otsuka, Bunkyo-ku, Tokyo	Trust beneficiary interest	961
College Square Shinkoiwa	4-13-8, Higashi-Shinkoiwa, Katsushika-ku, Tokyo	Trust beneficiary interest	610
College Square Kiba	1-25-7, Toyo, Koto-ku, Tokyo	Trust beneficiary interest	568
College Square Kinshi-cho	2-9-7, Mori, Koto-ku, Tokyo	Trust beneficiary interest	426
College Square Waseda	157-9, Benten-cho, Shinjuku-ku, Tokyo	Trust beneficiary interest	278
willDo Kanayama-Masaki	4-2-14, Masaki, Naka-ku, Nagoya, Aichi	Real estate	470
Excelsior Sakae	5-22-1, Sakae, Naka-ku, Nagoya, Aichi	Trust beneficiary interest	442
willDo Hibino	3-9-22, Taiho, Atsuta-ku, Nagoya, Aichi	Real estate	246
willDo Chiyoda	1-10-5, Chiyoda, Naka-ku, Nagoya, Aichi	Trust beneficiary interest	514
willDo Taiko-dori	5-20-4, Taiko-dori, Nakamura-ku, Nagoya, Aichi	Trust beneficiary interest	978
willDo Kanayama	1-2, Sawashita-cho, Atsuta-ku, Nagoya, Aichi	Trust beneficiary interest	304
willDo Kanayama-Sawashita	2-1, Sawashita-cho, Atsuta-ku, Nagoya, Aichi	Trust beneficiary interest	315
willDo Kachigawa	1-2-1, Asahi-machi, Kasugai, Aichi	Trust beneficiary interest	490
Stagea Kogane	5-15, Ogon-dori, Nakamura-ku, Nagoya, Aichi	Trust beneficiary interest	473
willDo Inaei	2-322, Juichiya, Minato-ku, Nagoya, Aichi	Trust beneficiary interest	527
willDo Higashi-Betsuin	17-17, Fujimi-cho, Naka-ku, Nagoya, Aichi	Trust beneficiary interest	629
willDo Matsubara	2-16-1, Matsubara, Naka-ku, Nagoya, Aichi	Trust beneficiary interest	465
willDo Yokkaichi Unomori	2-12-17, Unomori, Yokkaichi, Mie	Trust beneficiary interest	462

II. Asset Management Report

			Appraisal value at
			the end of the period
Property name	Location	Type of ownership	(million yen)*

willDo Daikan-cho	40-6, Daikan-cho, Higashi-ku, Nagoya, Aichi	Trust beneficiary interest	500
willDo Takabata	4-16, Takabata, Nakagawa-ku, Nagoya, Aichi	Trust beneficiary interest	398
willDo Ichioka	2-11, Ichioka Motomachi, Minato-ku, Osaka, Osaka	Trust beneficiary interest	599
willDo Ebie	5-6-20, Ebie, Fukushima-ku, Osaka, Osaka	Real estate	306
willDo Imafuku-Nishi	5-59-2, Imafuku-Nishi, Joto-ku, Osaka, Osaka	Trust beneficiary interest	352
Maison Flora	17-27, Hanakuma-cho, Chuo-ku, Kobe, Hyogo	Trust beneficiary interest	498
Wind Four Minami-Honmachi	6-2-24, Minami-Honmachi, Itami, Hyogo	Trust beneficiary interest	249
willDo Shin-Osaka s I	2-8-10, Higashi-Nakajima, Higashi-Yodogawa-ku, Osaka, Osaka	Real estate	254
Grand Mer Higashi Yodogawa	2-13-27, Kunijima, Higashi-Yodogawa-ku, Osaka, Osaka	Real estate	211
willDo Fukae Minami	3-4-7, Fukae-Minami, Higashinari-ku, Osaka, Osaka	Real estate	148
willDo Dainichi	2-74-22, Yakumo-Higashimachi, Moriguchi, Osaka	Real estate	192
willDo Shin-Osaka s II	2-15-22, Higashi-Nakajima, Higashi-Yodogawa-ku, Osaka, Osaka	Real estate	210
willDo Tsukamoto	2-11-18, Hanakawa, Nishi-Yodogawa-ku, Osaka, Osaka	Trust beneficiary interest	672
willDo Tenmabashi	2-4-7, Koku-machi, Chuo-ku, Osaka, Osaka	Trust beneficiary interest	275
willDo Sakaisuji-Honmachi	2-15, Zaimoku-cho, Chuo-ku, Osaka, Osaka	Trust beneficiary interest	249
willDo Tanimachi	7-6-11, Tani-machi, Chuo-ku, Osaka, Osaka	Trust beneficiary interest	833
willDo Nanba w II	3-9-27, Shiokusa, Naniwa-ku, Osaka, Osaka	Trust beneficiary interest	379
willDo Nanba w I	3-11-3, Shiokusa, Naniwa-ku, Osaka, Osaka	Trust beneficiary interest	553
Zekubenten	4-1-14, Benten, Minato-ku, Osaka, Osaka	Trust beneficiary interest	427
willDo Tsurumi-Morokuchi	1-1-80, Morokuchi, Tsurumi, Osaka, Osaka	Real estate	154
willDo Hamasaki-dori	2-31, Hamasaki-dori, Hyogo-ku, Kobe, Hyogo	Trust beneficiary interest	1,950
willDo Minamimori-machi	3-2-13, Nishitemma, Kita-ku, Osaka, Osaka	Trust beneficiary interest	423
willDo Matsuya-machi	1-1, Matsuya-machi Sumiyoshi, Chuo-ku, Osaka, Osaka	Trust beneficiary interest	695
willDo Shin-Osaka	5-4-8, Miyahara, Yodogawa-ku, Osaka, Osaka	Trust beneficiary interest	738
willDo Sannomiya East	6-1-24, Higure-dori, Chuo-ku, Kobe, Hyogo	Trust beneficiary interest	610
willDo Kamishinjo w I	5-54, Higashi-Otabi-cho, Suita, Osaka	Trust beneficiary interest	284
Student Heights Kujo	3-28-21, Kujo, Nishi-ku, Osaka, Osaka	Trust beneficiary interest	464
willDo Okayama-eki Nishiguchi	11-17, Showa-cho, Kita-ku, Okayama, Okayama	Trust beneficiary interest	1,070
willDo Okayama-Daiku	3-1-4, Daiku, Kita-ku, Okayama, Okayama	Trust beneficiary interest	930
Stars Uchiyama	3-1-28, Kimachi, Kokura-Kita-ku, Kitakyushu, Fukuoka	Real estate	111
Uchiyama-Minami Kokura-Ekimae Building	5-2, Benten-machi, Kokura-Kita-ku, Kitakyushu, Fukuoka	Trust beneficiary interest	368
willDo Tojin-machi	1-6-2, Jigyo, Chuo-ku, Fukuoka, Fukuoka	Real estate	162
Stream Line Ohori	1-4-40, Torikai, Chuo-ku, Fukuoka, Fukuoka	Real estate	363
willDo Nakasu	5-5-16, Nakasu, Hakata-ku, Fukuoka, Fukuoka	Trust beneficiary interest	1,850
willDo Gofuku-machi	1-12, Naka-Gofuku-machi, Hakata-ku, Fukuoka, Fukuoka	Trust beneficiary interest	183
Royal Garden Shinrin Koen	3-25-25, Kitane, Aoba-ku, Sendai, Miyagi	Trust beneficiary interest	327
Green Park Komatsujima	2-9-8, Komatsushima, Aoba-ku, Sendai, Miyagi	Trust beneficiary interest	348
Dia Palace Izumizaki	2-22-30, Izumizaki, Taihaku-ku, Sendai, Miyagi	Trust beneficiary interest	253
willDo Takasago	1-1-8, Takasago, Miyagino-ku, Sendai, Miyagi	Real estate	328
Ark Heim Niigata	3-13, Sasaguchi, Chuo-ku, Niigata, Niigata	Trust beneficiary interest	840
Johanna Mansion	287, Koaigi-machi, Maebashi, Gunma	Trust beneficiary interest	465
Iruma-Ekimae Building	1-3, Kawara-machi, Iruma, Saitama	Trust beneficiary interest	1,440
Iruma-Ekimae Building No. II	15-11, Kawara-machi, Iruma, Saitama	Trust beneficiary interest	641
Sereno Omiya	1-41-2, Toro-cho, Kita-ku, Saitama, Saitama	Trust beneficiary interest	1,650
Suzuran-kan	4-38-2, Kishiki-cho, Omiya-ku, Saitama, Saitama	Trust beneficiary interest	390
Bonheur Tokiwa	10-8-5, Tokiwa, Urawa-ku, Saitama, Saitama	Trust beneficiary interest	644
Profit Link Takenotsuka	3-5-18, Takenotsuka, Adachi-ku, Tokyo	Trust beneficiary interest	532
Dream Heights	1-32-16, Komone, Itabashi-ku, Tokyo	Trust beneficiary interest	338
Green Hills Asukayama	1-26-14, Horifune, Kita-ku, Tokyo	Trust beneficiary interest	536
Oji Heights	5-10-3, Oji, Kita-ku, Tokyo	Trust beneficiary interest	363
Sakagami Royal Heights No. II	5-11-3, Minamisenju, Arakawa-ku, Tokyo	Real estate	326
willDo Todoroki	4-4-11, Todoroki, Setagaya-ku, Tokyo	Trust beneficiary interest	1,500
Chez Moi Sakuragaoka	3-14-8, Sekido, Tama, Tokyo	Trust beneficiary interest	541
Libest Nishi-Chiba	1-21-20, Saiwai-cho, Mihama-ku, Chiba, Chiba	Trust beneficiary interest	2,020
Corinne Tsudanuma	4-3-20, Tsudanuma, Narashino, Chiba	Trust beneficiary interest	309

Japan Rental Housing Investments Inc.

			Appraisal value at
			the end of the period
Property name	Location	Type of ownership	(million yen)*

Isogo Flat	1-27-1, 1-27-2, and 1-27-3, Maruyama, Isogo-ku, Yokohama, Kanagawa	Trust beneficiary interest	4,840
Chigasaki Daikan Plaza	2-1-54, Jukkenzaka, Chigasaki, Kanagawa	Trust beneficiary interest	420
Winbell Chorus Hiratsuka No.13	6-19, Sengen-cho, Hiratsuka, Kanagawa	Trust beneficiary interest	374
Libest Higashi-Nakayama	2-6-5, Higashi-Nakayama, Funabashi, Chiba	Trust beneficiary interest	1,380
Libest Nakayama	2608-3, Miho-cho, Midori-ku, Yokohama, Kanagawa	Trust beneficiary interest	774
MGA Kanamachi	2-23-10, Higashi-Kana-machi, Katsushika-ku, Tokyo	Trust beneficiary interest	398
Greenhills Roka	3-21-15, Minami-Karasuyama, Setagaya-ku, Tokyo	Trust beneficiary interest	590
Lofty Hirai	7-32-12, Hirai, Edogawa-ku, Tokyo	Real estate	307
Colonnade Kasuga	2-12-12, Kasuga, Bunkyo-ku, Tokyo	Trust beneficiary interest	2,270
willDo Temma-cho	1-2-9, Temma, Atsuta-ku, Nagoya, Aichi	Real estate	609
Grace Mansion Fuji	2-23, Akahori-Minami-machi, Yokkaichi, Mie	Trust beneficiary interest	392
Stellato City Sakurayama	1-6, Hiromi-cho, Showa-ku, Nagoya, Aichi	Trust beneficiary interest	631
willDo Kurokawa	2-7, Shiga-Minami-dori, Kita-ku, Nagoya, Aichi	Real estate	520
willDo Nishi-Akashi	111-1, Uozumi-cho Nishioka, Akashi, Hyogo	Trust beneficiary interest	633
La Vita Nipponbashi	2-20-11, Nipponbashi, Chuo-ku, Osaka, Osaka	Trust beneficiary interest	1,610
Image Kirigaoka	2-9-25, Takabo, Kokura-Kita-ku, Kitakyushu, Fukuoka	Trust beneficiary interest	481
Chelsea Garden	3-10-1, Hiroo, Shibuya-ku, Tokyo	Trust beneficiary interest	3,060
c-MA1	3-13-15, Moto-Azabu, Minato-ku, Tokyo	Trust beneficiary interest	359
c-MA2	3-12-26, Moto-Azabu, Minato-ku, Tokyo	Trust beneficiary interest	500
c-MA3	3-1-35, Moto-Azabu, Minato-ku, Tokyo	Real estate	924
n-GT1	2-24-13, Umegaoka, Setagaya-ku, Tokyo	Trust beneficiary interest	363
n-OM1	4-17-33, Minami-Aoyama, Minato-ku, Tokyo	Trust beneficiary interest	2,780
Storia Jingumae	3-18-6, Jingumae, Shibuya-ku, Tokyo	Trust beneficiary interest	2,150

Total	—	—	85,304

Note)	The appraisal value at the end of the period is the value appraised by the real estate appraiser (appraisal based on the capitalization approach on the closing date) under the articles of incorporation of the Investment Corporation and Cabinet Office regulations (regulations concerning computation for investment corporation; Cabinet Office regulations No.47 of 2006).

II. Asset Management Report
The following shows the change in the rental business in relation to the properties owned by the Investment Corporation:

	6th period				7th period
	from October 1, 2008 to March 31, 2009				from April 1, 2009 to September 30, 2009
	Number of	Occupancy	Rent revenue		Number of	Occupancy	Rent revenue
	tenants at	rate at the	during the	Ratio to total	tenants at	rate at the	during the	Ratio to total
	the end of	end of the	period	rent revenue	the end of	end of the	period	rent revenue
Property name	the period1)	period (%)2)	(thousand yen)	(%)	the period1)	period (%)2)	(thousand yen)	(%)

Satella Kita 34-jo	1	95.4	50,250	1.4	1	90.8	53,003	1.5
Carrera 2.9	1	92.4	10,313	0.3	1	96.2	9,759	0.3
Sapporo Hills	1	93.8	12,425	0.3	1	100.0	11,335	0.3
Satella Nagayama	1	82.8	22,086	0.6	1	91.1	21,848	0.6
willDo Minami 12-jo	1	79.1	17,017	0.5	1	91.8	15,178	0.4
willDo Kita 24-jo	1	97.2	14,010	0.4	1	94.4	12,376	0.4
Flat Carerra	1	88.7	10,007	0.3	1	96.2	9,817	0.3
s13w9 h+	1	91.7	15,111	0.4	1	97.9	17,240	0.5
s9w12 h+	1	96.4	18,517	0.5	1	91.0	20,403	0.6
willDo Minami-Hiragishi	1	91.3	12,944	0.4	1	91.6	12,032	0.3
willDo Nishishitadai-cho	1	100.0	22,703	0.6	1	100.0	22,861	0.7
willDo Kamisugi 3-chome	1	98.1	18,499	0.5	1	98.1	20,488	0.6
Grand Maison Shichifuku	1	86.0	11,979	0.3	1	81.3	13,245	0.4
willDo Ishizue-cho	1	100.0	22,547	0.6	1	97.9	22,946	0.7
willDo Sasaguchi	1	96.4	12,811	0.4	1	100.0	13,139	0.4
willDo Koshigaya	1	97.9	20,617	0.6	1	89.7	20,779	0.6
Joyful Sayama	1	73.1	10,502	0.3	1	75.0	9,587	0.3
Lumiere Hachioji	1	100.0	25,296	0.7	1	70.2	18,519	0.5
willDo Kiyosumi	1	100.0	155,947	4.4	1	100.0	156,604	4.5
Turkey’s Denen-Chofu No.2	1	96.0	10,640	0.3	1	92.6	11,175	0.3
willDo Honchiba	1	89.1	17,893	0.5	1	85.5	17,807	0.5
willDo Yokohama-Minami	1	100.0	9,137	0.3	1	95.3	9,787	0.3
Site Pia	1	82.8	22,208	0.6	1	98.1	22,218	0.6
VISTA Supreme	1	82.1	15,895	0.4	1	94.9	14,224	0.4
Joy Oyamadai	1	85.1	20,107	0.6	1	88.9	19,240	0.6
willDo Otsuka	1	93.6	20,642	0.6	1	85.5	19,641	0.6
willDo Niiza	1	89.3	21,074	0.6	1	89.3	20,861	0.6
Toshin Shoto Mansion	1	87.8	27,860	0.8	1	97.2	26,589	0.8
Harmony Kamikitazawa	1	96.5	12,464	0.3	1	86.2	12,466	0.4
willDo Minami-Urawa	1	91.6	14,670	0.4	1	91.6	14,416	0.4
College Square Kita-Ikebukuro	1	100.0	20,310	0.6	1	100.0	20,310	0.6
College Square Tobu-Nerima	1	100.0	26,010	0.7	1	100.0	26,010	0.7
College Square Akatsuka	1	100.0	22,356	0.6	1	100.0	22,356	0.6
College Square Higashi-Kurume	1	100.0	15,574	0.4	1	100.0	15,574	0.4
College Square Waseda II	1	100.0	6,802	0.2	1	100.0	6,802	0.2
College Square Myogadani	1	100.0	29,132	0.8	1	100.0	29,132	0.8
College Square Shinkoiwa	1	100.0	20,023	0.6	1	100.0	20,023	0.6
College Square Kiba	1	100.0	18,427	0.5	1	100.0	18,427	0.5
College Square Kinshi-cho	1	100.0	13,026	0.4	1	100.0	13,026	0.4
College Square Waseda	1	100.0	8,379	0.2	1	100.0	8,379	0.2
willDo Kanayama-Masaki	1	97.9	19,885	0.6	1	95.8	19,475	0.6
Excelsior Sakae	1	87.5	17,955	0.5	1	95.8	18,076	0.5
willDo Hibino	1	96.8	11,627	0.3	1	93.5	11,323	0.3
willDo Chiyoda	1	91.7	21,314	0.6	1	90.0	21,322	0.6
willDo Taiko-dori	1	91.3	42,250	1.2	1	93.2	39,028	1.1
willDo Kanayama	1	100.0	14,463	0.4	1	100.0	14,263	0.4
willDo Kanayama-Sawashita	1	97.4	15,040	0.4	1	100.0	15,656	0.4
willDo Kachigawa	1	93.8	23,649	0.7	1	93.8	22,596	0.6
Stagea Kogane	1	82.1	21,297	0.6	1	91.1	20,282	0.6
willDo Inaei	1	100.0	26,400	0.7	1	100.0	26,390	0.8

Japan Rental Housing Investments Inc.

	6th period				7th period
	from October 1, 2008 to March 31, 2009				from April 1, 2009 to September 30, 2009
	Number of	Occupancy	Rent revenue		Number of	Occupancy	Rent revenue
	tenants at	rate at the	during the	Ratio to total	tenants at	rate at the	during the	Ratio to total
	the end of	end of the	period	rent revenue	the end of	end of the	period	rent revenue
Property name	the period1)	period (%)2)	(thousand yen)	(%)	the period1)	period (%)2)	(thousand yen)	(%)

willDo Higashi-Betsuin	1	93.9	25,195	0.7	1	93.9	26,894	0.8
willDo Matsubara	1	94.4	21,175	0.6	1	88.9	21,026	0.6
willDo Yokkaichi Unomori	1	95.3	25,036	0.7	1	96.0	23,989	0.7
willDo Daikan-cho	1	94.5	21,613	0.6	1	100.0	21,701	0.6
willDo Takabata	1	94.4	20,932	0.6	1	90.7	18,976	0.5
willDo Ichioka	1	100.0	25,465	0.7	1	93.5	24,650	0.7
willDo Ebie	1	96.3	12,368	0.3	1	89.1	11,633	0.3
willDo Imafuku-Nishi	1	96.5	13,820	0.4	1	96.5	13,308	0.4
Maison Flora	1	92.9	20,445	0.6	1	91.5	20,538	0.6
Wind Four Minami-Honmachi	1	100.0	12,873	0.4	1	90.0	12,470	0.4
willDo Shin-Osaka s I	1	100.0	9,583	0.3	1	85.3	10,020	0.3
Grand Mer Higashi Yodogawa	1	92.6	8,602	0.2	1	88.8	8,788	0.3
willDo Fukae Minami	1	93.5	7,126	0.2	1	87.3	6,588	0.2
willDo Dainichi	1	100.0	8,896	0.2	1	100.0	9,351	0.3
willDo Shin-Osaka s II	1	100.0	9,090	0.3	1	100.0	8,947	0.3
willDo Tsukamoto	1	96.8	27,143	0.8	1	96.8	29,183	0.8
willDo Tenmabashi	1	95.0	10,808	0.3	1	90.0	10,286	0.3
willDo Sakaisuji-Honmachi	1	96.9	9,438	0.3	1	87.2	10,503	0.3
willDo Tanimachi	1	90.7	30,880	0.9	1	92.6	32,591	0.9
willDo Nanba w II	1	95.6	14,005	0.4	1	91.1	16,819	0.5
willDo Nanba w I	1	94.0	20,907	0.6	1	89.3	24,053	0.7
Zekubenten	1	82.5	15,743	0.4	1	83.1	16,255	0.5
willDo Tsurumi-Morokuchi	1	100.0	6,666	0.2	1	88.3	6,926	0.2
willDo Hamasaki-dori	1	99.5	83,177	2.3	1	97.5	88,954	2.5
willDo Minamimori-machi	1	96.7	16,919	0.5	1	100.0	17,266	0.5
willDo Matsuya-machi	1	94.3	29,294	0.8	1	98.2	29,293	0.8
willDo Shin-Osaka	1	100.0	31,556	0.9	1	98.4	33,452	1.0
willDo Sannomiya East	1	100.0	27,106	0.8	1	100.0	27,384	0.8
willDo Kamishinjo w I	1	100.0	12,684	0.4	1	100.0	13,120	0.4
Student Heights Kujo	1	100.0	22,336	0.6	1	96.9	22,565	0.6
willDo Okayama-eki Nishiguchi	1	100.0	48,314	1.4	1	98.6	48,940	1.4
willDo Okayama-Daiku	1	98.9	42,556	1.2	1	100.0	43,492	1.2
Stars Uchiyama	1	78.4	6,521	0.2	1	71.2	4,962	0.1
Uchiyama-Minami Kokura-Ekimae Building	1	83.2	21,705	0.6	1	78.5	19,861	0.6
willDo Tojin-machi	1	79.9	6,939	0.2	1	75.4	6,645	0.2
Stream Line Ohori	1	98.1	17,186	0.5	1	90.6	15,597	0.4
willDo Nakasu	1	93.3	85,631	2.4	1	99.1	84,461	2.4
willDo Gofuku-machi	1	85.3	7,099	0.2	1	100.0	8,825	0.3
Royal Garden Shinrin Koen	1	89.1	16,608	0.5	1	81.0	15,763	0.5
Green Park Komatsujima	1	94.5	19,834	0.6	1	87.2	19,693	0.6
Dia Palace Izumizaki	1	79.3	13,292	0.4	1	84.2	14,018	0.4
willDo Takasago	1	93.8	14,322	0.4	1	96.9	15,721	0.4
Ark Heim Niigata	1	83.4	53,011	1.5	1	82.8	50,986	1.5
Johanna Mansion	1	82.8	27,339	0.8	1	78.9	26,574	0.8
Iruma-Ekimae Building	1	96.5	67,790	1.9	1	95.3	67,282	1.9
Iruma-Ekimae Building No. II	1	76.3	23,745	0.7	1	73.1	22,992	0.7
Sereno Omiya	1	98.0	74,030	2.1	1	88.2	71,031	2.0
Suzuran-kan	1	100.0	17,959	0.5	1	100.0	18,593	0.5
Bonheur Tokiwa	1	94.3	28,354	0.8	1	88.1	27,835	0.8
Profit Link Takenotsuka	1	86.8	22,957	0.6	1	92.2	22,378	0.6

II. Asset Management Report

	6th period				7th period
	from October 1, 2008 to March 31, 2009				from April 1, 2009 to September 30, 2009
	Number of	Occupancy	Rent revenue		Number of	Occupancy	Rent revenue
	tenants at	rate at the	during the	Ratio to total	tenants at	rate at the	during the	Ratio to total
	the end of	end of the	period	rent revenue	the end of	end of the	period	rent revenue
Property name	the period1)	period (%)2)	(thousand yen)	(%)	the period1)	period (%)2)	(thousand yen)	(%)

Dream Heights	1	100.0	14,734	0.4	1	94.1	14,697	0.4
Green Hills Asukayama	1	89.8	21,605	0.6	1	92.8	20,738	0.6
Oji Heights	1	91.7	14,834	0.4	1	95.4	16,213	0.5
Sakagami Royal Heights No. II	1	89.7	14,271	0.4	1	90.3	14,576	0.4
willDo Todoroki	1	100.0	46,550	1.3	1	97.5	49,403	1.4
Chez Moi Sakuragaoka	1	81.7	23,581	0.7	1	84.8	21,731	0.6
Libest Nishi-Chiba	1	99.3	105,057	2.9	1	95.1	105,314	3.0
Corinne Tsudanuma	1	100.0	13,470	0.4	1	100.0	13,470	0.4
Isogo Flat	1	100.0	214,735	6.0	1	100.0	214,735	6.1
Chigasaki Daikan Plaza	1	94.1	19,213	0.5	1	94.1	19,872	0.6
Winbell Chorus Hiratsuka No.13	1	97.0	16,833	0.5	1	97.0	17,477	0.5
Libest Higashi-Nakayama	1	97.2	72,940	2.0	1	97.0	67,901	1.9
Libest Nakayama	1	86.1	40,499	1.1	1	81.9	38,192	1.1
MGA Kanamachi	1	96.6	15,906	0.4	1	96.6	15,800	0.5
Greenhills Roka	1	95.5	22,228	0.6	1	100.0	21,507	0.6
Lofty Hirai	1	93.3	12,394	0.3	1	84.3	13,304	0.4
Colonnade Kasuga	1	71.7	67,761	1.9	1	67.0	64,513	1.8
willDo Temma-cho	1	95.1	27,187	0.8	1	97.0	27,548	0.8
Grace Mansion Fuji	1	100.0	21,805	0.6	1	100.0	21,965	0.6
Stellato City Sakurayama	1	96.0	25,744	0.7	1	92.5	25,920	0.7
willDo Kurokawa	1	96.3	22,854	0.6	1	81.1	21,304	0.6
willDo Nishi-Akashi	1	96.7	33,539	0.9	1	98.6	34,842	1.0
La Vita Nipponbashi	1	95.9	62,037	1.7	1	94.7	63,348	1.8
Image Kirigaoka	1	74.6	22,248	0.6	1	77.0	19,585	0.6
Chelsea Garden	1	79.7	98,788	2.8	1	72.4	90,468	2.6
c-MA1	1	81.3	12,804	0.4	1	80.6	10,106	0.3
c-MA2	1	40.1	12,929	0.4	1	40.1	8,772	0.3
c-MA3	1	95.2	36,648	1.0	1	85.0	32,971	0.9
n-GT1	1	88.9	13,032	0.4	1	72.4	11,060	0.3
n-OM1	1	66.6	104,356	2.9	1	57.9	58,580	1.7
Storia Jingumae	1	82.3	61,064	1.7	1	80.6	58,718	1.7

Total	4	93.2	3,577,809	100.0	3	91.9	3,494,836	100.0

Note 1)	In the column “Number of tenants at the end of the period,” the total number of tenants of each property at the closing date is entered. If a master leasing contract has been concluded with a master leasing company, the total number of tenants is one. If a tenant occupies more than one apartment in the same property, the tenant is counted as one. If a tenant occupies more than one property, tenant is counted as one in the subtotal and total.

Note 2)	The leasable floor area is the area enclosed by the center line of the wall, and includes areas for the meter boxes and pipe space allocated to each apartment.

Japan Rental Housing Investments Inc.
4. Status of Other Assets
Properties and trust beneficiary interest are included in the above property portfolio. The table below shows the contract prices and market prices of specific transactions of the Investment Corporation as of September 30, 2009.
Contract Prices and Market Prices of Specific Transactions
(unit: thousand yen)

		Contract price
			Contract for more
Classification	Type		than one year	Market price

Transactions other than market transactions	Interest-rate swaps: fixed rate payable and floating rate receivable	3,150,000	1,800,000	-49,500
	Interest rate cap:	13,800,000	—	0
	spread rate type	(3,636)	(—)

Total		16,950,000	1,800,000	-49,500

Note 1)	The contract price is shown based on the notional principal.

Note 2)	The market price is the price that the other party of the transaction has calculated based on actual market interest rates and other factors.

Note 3)	The amount in parentheses in the contract price column of spread-type interest cap transactions is the interest-rate cap premium recorded in the balance sheet.

II. Asset Management Report
Capital Expenditure for Properties in the Portfolio
1. Capital Expenditure Plan
The major capital expenditure items in association with planned repair work on properties under management as of September 30, 2009 are described below. The amount of payment includes the amount allocated to expenses in accounting processing.

			Amount of payment (million yen)
				Amount paid
				in the fiscal	Total
	Description of works			period under	amount
Property name (location)	(purpose)	Period	Total cost	review	paid

n-OM1	Store site remodeling	From December 2009
(Minato, Tokyo)	construction	to December 2009	6	—	—
willDo Otsuka	Waterproofing work on roof	From December 2009
(Toshima, Tokyo)		to December 2009	4	—	—
Royal Garden Shinrin Koen	Installation of video	From January 2010
(Sendai, Miyagi Prefecture)	intercom units	to January 2010	4	—	—
Chelsea Garden	Appliance replacement	From October 2009
(Shibuya, Tokyo)		to October 2009	4	—	—
2. Capital Expenditure during the Period under Review
Capital improvement type construction expenditures paid for by the Investment Corporation during the 7th period for portfolio properties are as follows. Expenditures during the 7th period amounted to ¥47,062 thousand; construction-related costs amounted to ¥221,481 thousand when adding in repair expenses of ¥174,419 thousand during the 3 scal period under review.

			Amount of
			payment
Property name (location)	Description of works (purpose)	Period	(thousand yen)

willDo Tsukamoto (Osaka, Osaka)	Garbage collection area restoration	From April 2009 to April 2009	1,454
n-OM1 (Minato, Tokyo)	Renovation of individual units	From July 2009 to July 2009	1,299
Satella Kita 34-jo (Sapporo, Hokkaido)	Water supply pump replacement construction	From July 2009 to July 2009	1,200
Colonnade Kasuga (Bunkyo, Tokyo)	Construction of mechanical parking structure	From September 2009 to September 2009	1,103
Chelsea Garden (Shibuya, Tokyo)	Resurfacing floor in occupied areas	From September 2009 to September 2009	1,050
Other properties	Interior renovation etc.	From April 2009 to September 2009	40,956

Total			47,062

Japan Rental Housing Investments Inc.
3. Funds Reserved for Long-Term Repair Plans
The Investment Corporation accumulated repair reserve funds to be applied to large-scale repairs in the medium to long term from cash flows based on long-term repair plans for each property.
(unit: thousand yen)

	3rd period	4th period	5th period	6th period	7th period
	From	From	From	From	From
	April 1, 2007	October 1, 2007	April 1, 2008	October 1, 2008	April 1, 2009
Operating period	to September 30, 2007	to March 31, 2008	to September 30, 2008	to March 31, 2009	to September 30, 2009

Balance brought forward from the previous period	255,098	425,141	474,299	509,120	619,466
Amount reserved during the period	176,278	49,158	51,756	110,347	112,439
Amount used during the period	6,235	—	16,936	—	218,458
Balance brought forward to the next period	425,141	474,299	509,119	619,466	513,447
Note 1)	In addition to the reserves noted above, ¥254,605 thousand (as of September 30, 2007), ¥238,779 (as of March 31, 2008), ¥254,311 (as of September 30, 2008), ¥260,774 (as o March 31, 2009), and ¥277,416 (as of September 30, 2009) were reserved as repair reserves based on management contract terms etc. for sectional-ownership properties.

II. Asset Management Report
Expenses and Liabilities
1. Breakdown of Expenses Related to Asset Management etc.
(unit: thousand yen)

Item	6th period	7th period

(a) Asset management fees	229,100	296,600
(b) Asset custodian fee	16,515	20,753
(c) General administration fees	36,816	30,732
(d) Directors’ compensation	8,300	12,600
(e) Accounting auditor’s fees	11,000	13,500
(f) Other expenses	199,313	177,993

Total	501,045	552,178

Japan Rental Housing Investments Inc.
2. Borrowings
The table below shows borrowings from each financial institution as of September 30, 2009.

(unit: million yen)
	Classification		Balance at the end	Balance at the	Average
		Borrowing	of the previous	end of period	borrowing
	Lender	date	period	under review	interest rate2)	Due date	Method of repayment	Use	Remarks
Short-term borrowing	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	February 27, 2009	630	—	1.74%	June 22, 2009	Lump-sum repayment on due date	Note 1)	Secured, non-guaranteed
	Aozora Bank, Ltd.	February 27, 2009	1,380	—	1.74%	June 22, 2009	Lump-sum repayment on due date	Note 1)
	The Norinchukin Bank	February 27, 2009	2,640	—	1.74%	June 22, 2009	Lump-sum repayment on due date	Note 1)
	Shinsei Bank, Limited	February 27, 2009	1,182	—	1.74%	June 22, 2009	Lump-sum repayment on due date	Note 1)

	Total		5,832	—

Long-term borrowing	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	June 22, 2006	1,757	—	1.43%3)	June 22, 2009	Lump-sum repayment on due date	Note 1)	Secured,non-guaranteed
		June 22, 2007	1,682	1,682	1.15%6)	June 22, 2010	Lump-sum repayment on due date	Note 1)
		May 1, 2007	1,500	—	1.18%4)	May 1, 20107)	Lump-sum repayment on due date	Note 1)
		June 28, 2007	2,250	—	1.27%	June 28, 20107)	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,757	2.04%	June 22, 2012	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,500	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	2,250	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,500	2.04%	June 22, 2012	Lump-sum repayment on due date	Note 1)
	Aozora Bank, Ltd.	June 22, 2006	1,757	—	1.43%3)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		June 22, 2007	1,682	1,682	1.15%6)	June 22, 2010	Lump-sum repayment on due date	Note 1)
		May 1, 2007	1,500	—	1.18%4)	May 1, 20107)	Lump-sum repayment on due date	Note 1)
		June 28, 2007	2,250	—	1.27%	June 28, 20107)	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,757	2.04%	June 22, 2012	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,500	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	2,250	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,380	2.04%	June 22, 2012	Lump-sum repayment on due date	Note 1)
	The Norinchukin Bank	June 22, 2006	1,682	—	1.43%3)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		June 22, 2007	1,121	—	1.34%6)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,121	1.54%6)	June 22, 20108)	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,682	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	2,640	2.04%	June 22, 2012	Lump-sum repayment on due date	Note 1)
	Sumitomo Mitsui Banking Corporation	June 22, 2006	1,121	—	1.43%3)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		June 22, 2007	1,682	1,514	1.15%6)	June 22, 20107)	Lump-sum repayment on due date	Note 1)
		June 28, 2007	2,000	1,800	1.14%	June 28, 20107)	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,009	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
	Resona Bank, Limited	June 22, 2006	1,121	—	1.43%3)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		June 22, 2007	1,682	1,514	1.15%6)	June 22, 20107)	Lump-sum repayment on due date	Note 1)
		May 1, 2007	1,000	900	1.31%5)	May 1, 20127)	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,009	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
	The Sumitomo Trust and Banking Co., Ltd.	June 22, 2006	934	—	1.43%3)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		June 22, 2007	1,402	—	1.34%6)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	841	1.54%	June 22, 20108)	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,262	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
	Shinsei Bank, Limited	June 22, 2006	934	—	1.43%3)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		June 22, 2007	934	—	1.34%6)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,869	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,182	1.54%	June 22, 20108)	Lump-sum repayment on due date	Note 1)
	The Musashino Bank, Ltd.	June 22, 2007	1,869	1,682	1.15%6)	June 22, 20107)	Lump-sum repayment on due date	Note 1)

	Mitsubishi UFJ Trust and Banking Corporation	June 22, 2007	1,402	—	1.34%6)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		June 28, 2007	1,000	—	1.21%	June 28, 20097)	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	1,262	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	900	1.54%	June 22, 20108)	Lump-sum repayment on due date	Note 1)
	The Chuo Mitsui Trust and Banking Company, Limited	June 22, 2007	934	—	1.34%6)	June 22, 2009	Lump-sum repayment on due date	Note 1)
		May 1, 2007	1,500	1,350	1.18%4)	May 1, 20107)	Lump-sum repayment on due date	Note 1)
		June 22, 2009	—	841	1.79%	June 22, 2011	Lump-sum repayment on due date	Note 1)
	Mitsui Sumitomo Insurance Co., Ltd.	May 1, 2007	1,000	900	1.31%5)	May 1, 20127)	Lump-sum repayment on due date	Note 1)

	Total		37,698	42,536

Note 1)	Funds used as purchase funds for real estate or trust beneficiary rights having real estate in trust, or as funds to repay loans.

Note 2)	The average borrowing interest rate is rounded to two decimal places.

Note 3)	The Investment Corporation entered into receivable floating rate/payable fixed rate interest rate swaps (notional principle: ¥9,307 million; settlement date: June 22, 2009) for the purpose of avoiding interest rate risk. The payable fixed rate interest rate was 1.70600% after considering the effect of the interest rate swap.

Note 4)	The Investment Corporation entered into receivable floating rate/payable fixed rate interest rate swaps (notional principle: ¥4,500 million; settlement date: May 6, 2010) for the purpose of avoiding interest rate risk. The payable fixed rate interest rate was 1.66000% after considering the effect of the interest rate swap. The notional principle decreased to ¥1,350 million on June 22, 2009.

Note 5)	The Investment Corporation entered into receivable floating rate/payable fixed rate interest rate swaps (notional principle: ¥2,000 million; settlement date: May 1, 2012) for the purpose of avoiding interest rate risk. The payable fixed rate interest rate was 2.03275% after considering the effect of the interest rate swap. The notional principle decreased to ¥1,800 million on June 22, 2009.

Note 6)	The Investment Corporation purchased an interest rate cap (notional principal: ¥10 billion; period: from December 22, 2006 to December 22, 2009; first strike: 1.00%; second strike: 2.00%) .

Note 7)	The Investment Corporation made an early repayment of all, or a portion, of the amount on June 22, 2009.

Note 8)	The borrowing period for loans whose repayment terms were modified to June 22, 2010 (on June 22, 2009) is one year and one day; accordingly, such loans have been categorized as long-term.

   II. Asset Management Report
3. Investment Corporation Bonds
The table below shows investment corporation bonds as of September 30, 2009.

(unit: million yen)
			Balance at the
		Balance at the	end of the
		end of the	period under
		previous period	review		Redemption	Redemption
Name of issue	Issue date	(million yen)	(million yen)	Interest rate	date	method	Use	Comments
First unsecured investment corporation bond	February 27, 2007	4,000	3,800	Six-month Euroyen LIBOR+0.50% (annual rate)1)	February 26, 2010	Lump-sum repayment on due date	Repayment of loan	Note 2)
Second unsecured investment corporation bond	November 19, 2007	4,000	4,000	2.04% (annual rate)	November 19, 2009	Lump-sum repayment on due date	Acquisition of specified assets	Note 2)

Total	—	8,000	7,800	—	—	—	—	—

Note 1)	Interest rates were 1.19250% for the period from February 28, 2007 to August 24, 2007; 1.63750% for the period from August 25, 2007 to February 26, 2008; 1.45500% for the period from February 27, 2008 to August 26, 2008; 1.45500% for the period from August 27, 2008 to February 26, 2009; 1,29625% for the period from February 27, 2009 to August 26, 2009; and 1.10125% for the period from August 27, 2009 to February 26, 2010. The Investment Corporation purchased a spread-type interest rate swap (notional principle: ¥4,000 million; interest rate: six-month Euro Yen LIBOR; period: February 27, 2007 to February 26, 2010; first strike 1.00%; second strike 2.00%) for the purpose of avoiding interest volatility risk related to the first unsecured investment corporation bonds (total issue price ¥4.1 billion).

Note 2)	A special agreement of pari passu collateral among investment corporation bonds is attached.
4. Short-Term Investment Corporation Bonds
Not applicable

Japan Rental Housing Investments Inc.
   Transactions during the Period under Review
1. Transactions of Trust Beneficiary Interest
Not applicable
2. Transactions Involving Other Assets
Major assets other than the above properties and asset-backed securities are bank deposits and bank accounts in assets in trust.
3. Research into Prices etc. of Specified Assets
Not applicable
4. Transactions with Related Parties and Major Unitholders
(1) Transactions
Not applicable
(2) Commission fees paid, etc.
Not applicable
5. Transactions with the Asset Management Company in the Additional Operations of the Company
The Asset Management Company (Mi-Casa Asset Management Inc.) does not engage in the type I financial product trading business, type II financial product trading business, building lots and buildings transaction business, or specified real estate cooperative business, and conducts no related transactions.
   Financial Status
1. Status of Assets, Liabilities, Principal, and Profit and Loss
See the balance sheets, statements of income, statements of changes in net assets, notes to financial statements, and statements of distributions.
2. Change of the Accounting Method for Depreciation Expenses
Not applicable
3. Change of the Real Estate Valuation Method
Not applicable

   II. Asset Management Report
   Others
1. Treatment of Fractions and Ratios
Amounts in this document are rounded down and ratios are rounded off unless otherwise specified.
2. Notice
Meeting of the Board of Directors of the Investment Corporation
The following is a summary of major agreements and changes that were approved in the period under review by the Board of Directors of the Investment Corporation.

Date of approval by the
Board of Directors	Approved matter	Summary
April 10, 2009	Change of General Administrator regarding Operation of Institutions	The Investment Corporation resolved to execute a general administrator agreement regarding operation of institutions with Mitsui Company (Attorneys Maki Kumagai, Kazuhiro Kawamura, and Makoto Nei), delegating administrative tasks related to agreement execution to an executive officer.

April 28, 2009	Change of General Administrator and Asset Custodian	The Investment Corporation resolved to execute a memorandum of understanding for altering a portion of the general administration agreement and the asset custodian agreement with Mitsubishi UFJ Trust and Banking Corporation, the general administrator and asset custodian and to delegate administrative tasks related to agreement execution to an executive officer.

August 21, 2009	Issuance of new investment units via third-party allocation and related agreements	The Investment Corporation resolved to execute agreements related to an allocation of new investment units with AppleRingo Holdings B.V. and Japan Trustee Services Bank (Trust Account).
Unitholders’ Meeting of the Investment Corporation
Not applicable

Financial Statements	Japan Rental Housing Investments Inc.
Balance Sheets
As of March 31 and September 30, 2009

			Thousands of
	Thousands of yen		U.S. dollars (Note 2)
	March 31, 2009	September 30, 2009	September 30, 2009
Assets
Current assets:
Cash and bank deposits (including trust accounts) (Notes 3 and 4)	¥7,573,330	¥6,018,856	$66,720
Rental receivables	219,336	198,511	2,201
Prepaid expenses (Note 13)	143,928	469,082	5,200
Deferred tax assets (Note 9)	26,371	28,640	317
Other current assets	1,672	3,160	35
Allowance for doubtful accounts	(43,900)	(66,980)	(742)

Total current assets	7,920,737	6,651,269	73,731

Property and equipment (including trust accounts); at cost (Notes 4 and 5)
Land	46,470,211	46,470,999	515,143
Buildings and structures	61,476,977	61,512,784	681,884
Machinery and equipment	283,795	285,140	3,161
Tools, furniture and fixtures	44,476	53,598	594

	108,275,459	108,322,521	1,200,782
Less: accumulated depreciation	(3,544,252)	(4,319,664)	(47,885)

Net property and equipment	104,731,207	104,002,857	1,152,897

Investments and other assets:
Leasehold for land	546,284	546,284	6,056
Lease deposits	10,183	10,183	113
Long-term prepaid expenses	55,267	419,541	4,651
Reserve fund for repair	260,775	277,416	3,075
Bond issuance costs	17,964	5,995	66
Others (Note 4)	815	784	9

Total investments and other assets	891,288	1,260,203	13,970

Total assets	¥113,543,232	¥111,914,329	$1,240,598

See accompanying notes.

Balance Sheets
As of March 31 and September 30, 2009

			Thousands of
	Thousands of yen		U.S. dollars (Note 2)
	March 31, 2009	September 30, 2009	September 30, 2009
Liabilities and Net assets
Liabilities:
Current liabilities:
Accounts payable	¥203,065	¥209,810	$2,326
Short-term borrowings (Notes 4 and 6)	5,832,000	—	—
Current portion of long-term loans (Notes 4 and 6)	16,101,152	15,268,286	169,253
Current portion of bonds (Note 6)	8,000,000	7,800,000	86,465
Accrued expenses	367,651	291,443	3,231
Income taxes payable (Note 9)	15,784	10,196	113
Rents received in advance	284,708	258,473	2,865
Consumption taxes payable	9,810	1,033	11
Other current liabilities	51,493	26,023	288

Total current liabilities	30,865,663	23,865,264	264,552

Long-term liabilities:
Long-term loans (Notes 4 and 6)	21,597,191	27,267,237	302,264
Leasehold and security deposits received	777,982	747,371	8,285

Total long-term liabilities	22,375,173	28,014,608	310,549

Total liabilities	53,240,836	51,879,872	575,101

Net assets:
Unitholders’ capital (Note 10)
Aggregated amounts of investments:
Units authorized: 2,000,000 units
Units issued and outstanding:
167,477 units for March 31 and September 30, 2009	59,557,332	59,557,332	660,208
Retained earnings	758,187	480,661	5,328
Valuation and translation adjustments:
Unrealized losses on hedging derivatives, net of taxes	(13,123)	(3,536)	(39)

Total net assets	60,302,396	60,034,457	665,497

Total liabilities and net assets	¥113,543,232	¥111,914,329	$1,240,598

See accompanying notes.

Japan Rental Housing Investments Inc.
Statements of Income

For the six months ended March 31 and September 30, 2009

			Thousands of
	Thousands of yen		U.S. dollars (Note 2)
	March 31, 2009	September 30, 2009	September 30, 2009
Revenues:
Rental revenues (Note 11)	¥3,577,809	¥3,494,836	$38,741

Operating expenses:
Property-related expenses (Note 11)	1,640,238	1,730,161	19,179
Asset management fees	229,100	296,600	3,288
Officers’ remuneration	8,300	12,600	140
Asset custody fees	16,515	20,753	230
Administrative service fees	36,816	30,732	341
Auditor’s fee	11,000	13,500	149
Provision for doubtful accounts	34,181	23,554	261
Bad debt losses	1,681	—	—
Other	163,452	154,439	1,712

	2,141,283	2,282,339	25,300

Operating income	1,436,526	1,212,497	13,441

Other income (expenses):
Interest income	2,362	938	10
Interest expenses	(449,112)	(442,520)	(4,905)
Finance-related costs	(214,128)	(307,729)	(3,411)
Redemption gains on bonds	47,000	40,000	443
Amortization of bonds issuance cost	(12,100)	(11,968)	(133)
Business restructuring expense (Note 12)	(30,432)	(17,430)	(193)
Prior period adjustments	(19,134)	—	—
Other, net	(298)	8,749	97

	(675,842)	(729,960)	(8,092)

Income before income taxes	760,684	482,537	5,349

Income taxes (Note 9)
Current	16,243	10,378	115
Deferred	(13,696)	(8,484)	(94)

	2,547	1,894	21

Net income	¥758,137	¥480,643	$5,328

See accompanying notes.

Statements of Changes in Net Assets
For the six months ended March 31 and September 30, 2009

		Thousands of yen
				Unrealized gains
				(losses) on
				hedging
	Number of	Unitholders’	Retained	derivatives,	Total net
	units	capital	earnings	net of taxes	assets
Balance as of September 30, 2008	167,477	¥59,557,332	¥1,013,621	(¥16,490)	¥60,554,463
Cash dividends paid	—	—	(1,013,571)	—	(1,013,571)
Net income	—	—	758,137	—	758,137
Unrealized gains on hedging derivatives, net of taxes	—	—	—	3,367	3,367

Balance as of March 31, 2009	167,477	59,557,332	758,187	(13,123)	60,302,396
Cash dividends paid	—	—	(758,169)	—	(758,169)
Net income	—	—	480,643	—	480,643
Unrealized gains on hedging derivatives, net of taxes	—	—	—	9,587	9,587

Balance as of September 30, 2009	167,477	¥59,557,332	¥480,661	(¥3,536)	¥60,034,457

	Thousands of U.S. dollars (Note 2)
Balance as of September 30, 2008	$660,208	$11,236	($182)	$671,262
Cash dividends paid	—	(11,236)	—	(11,236)
Net income	—	8,404	—	8,404
Unrealized gains on hedging derivatives, net of taxes	—	—	37	37

Balance as of March 31, 2009	660,208	8,404	(145)	668,467

Cash dividends paid	—	(8,404)	—	(8,404)
Net income	—	5,328	—	5,328
Unrealized gains on hedging derivatives, net of taxes	—	—	106	106

Balance as of September 30, 2009	$660,208	$5,328	($39)	$665,497

See accompanying notes.

Japan Rental Housing Investments Inc.
Statements of Cash Flows
For the six months ended March 31 and September 30, 2009

			Thousands of
	Thousands of yen		U.S. dollars (Note 2)
	March 31, 2009	September 30, 2009	September 30, 2009
Cash flows from operating activities:
Income before income taxes	¥760,684	¥482,537	$5,349
Adjustments to reconcile income before income taxes to net cash provided by operating activities:
Depreciation	774,525	775,444	8,596
Amortization of long-term prepaid expenses	40,241	180,445	2,000
Amortization of bond issuance costs	12,100	11,968	133
Interest income	(2,362)	(938)	(10)
Redemption gain on bonds	(47,000)	(40,000)	(443)
Interest expenses	449,113	442,520	4,905
Increase in allowance for doubtful accounts	34,181	23,080	256
Business restructuring expenses	30,432	17,430	193
Prior period adjustments	19,134	—	—
Changes in assets and liabilities:
Decrease (Increase) in prepaid expenses	(89,753)	79,169	878
Decrease (Increase) in rental receivables	(128,372)	20,825	231
Increase in accounts payable	15,369	17,098	190
Increase (Decrease) in accrued expenses	(17,940)	33,975	377
Increase (Decrease) in rents received in advance	21,227	(26,235)	(291)
Long-term prepaid expenses paid	—	(934,631)	(10,361)
Other — net	23,229	(34,857)	(386)

Sub-total	1,894,808	1,047,830	11,617

Interest received	2,362	938	10
Interest paid	(442,655)	(551,312)	(6,111)
Business restructuring expenses	(30,432)	(17,430)	(193)
Income taxes paid	(5,296)	(15,965)	(177)

Net cash provided by operating activities	1,418,787	464,061	5,146

Cash flows from investing activities:
Purchases of property and equipment	(132,626)	(58,531)	(649)
Repayments of lease deposits received	(6,490)	(30,612)	(339)
Other-net	(7,631)	(17,519)	(194)

Net cash used in investing activities	(146,747)	(106,662)	(1,182)

Cash flows from financing activities:
Proceeds from short-term borrowings	22,502,000	—	—
Repayments of short-term borrowings	(32,313,133)	(5,832,000)	(64,649)
Proceeds from long-term loans	—	29,511,639	327,144
Repayments of long-term loans	—	(24,674,460)	(273,522)
Repayments on redemption of bonds	(53,000)	(160,000)	(1,774)
Cash dividends paid	(1,015,755)	(757,052)	(8,392)

Net cash used in financing activities	(10,879,888)	(1,911,873)	(21,193)

Net decrease in cash and cash equivalents	(9,607,848)	(1,554,474)	(17,232)
Cash and cash equivalents at beginning of the fiscal period	17,181,178	7,573,330	83,952

Cash and cash equivalents at end of the fiscal period	¥7,573,330	¥6,018,856	$66,720

See accompanying notes.

Notes to Financial Statements
For the six months ended March 31 and September 30, 2009
1.	Organization
Japan Rental Housing Investments Inc. (the “Company”), (formerly, re-plus residential investments inc.) a Japanese real estate investment corporation, was established on October 7, 2005, with initial capital of ¥100,000 thousand ($1,109 thousand), under the Law Concerning Investment Trusts and Investment Corporations of Japan, or the Investment Trust Law. The Company was formed to invest primarily in residences in Japan. On June 22, 2006, the Company was listed on the Tokyo Stock Exchange’s JREIT (Real Estate Investment Trust in Japan) section.
The Company had a portfolio of 131 residential buildings as of March 31and September 30, 2009.

2.	Summary of Significant Accounting Policies
(a)	Basis of presenting financial statements

The accompanying financial statements were prepared in accordance with the provisions set forth in the Investment Trust Law of Japan, the Japanese Financial Instruments and Exchange Law and its related accounting regulations, and in conformity with accounting principles generally accepted in Japan (the “Japanese GAAP”), which are different in certain respects as to the application and disclosure requirements of International Financial Reporting Standards.

The accompanying financial statements include certain reclassifications and translated into English (with some expanded descriptions) from the financial statements of the Company prepared in accordance with Japanese GAAP and filed with the appropriate Local Finance Bureau of the Financial Services Agency as required by the Japanese Financial Instruments and Exchange Law. Some supplementary information included in the statutory Japanese language financial statements, but which is not required for fair presentation, is not presented in the accompanying financial statements. The Company has not prepared consolidated financial statements, as it has no subsidiary.

The U.S. dollar amounts in the accompanying financial statements have been translated from Japanese yen amounts solely for the convenience of the readers and, as a matter of arithmetic computation only, at ¥90.21 = U.S. $1.00, the rate of exchange prevailing on September 30, 2009. This translation should not be construed as a representation that Japanese yen amounts have been, could have been, or could in the future be, converted into U.S. dollars at the above or any other rate.

(b)	Property and equipment

Property and equipment (including trust accounts) are stated at cost. Depreciation of property and equipment is calculated on a straight-line basis over the estimated useful lives of the assets ranging as stated below.

Buildings	2-60 years
Structures	2-45 years
Machinery and equipment	17-24 years
Tools, furniture and fixtures	2-15 years
(c)	Revenue recognition

Revenues from leasing of property are recognized on a straight-line accrual basis over the life of the lease.

(d)	Taxes on property and equipment

Property and equipment are subject to various taxes, such as property taxes and city planning taxes. The owner of properties is registered in a record maintained by the local government in each jurisdiction, and the taxes are imposed on the owner registered in the record, as of January 1, based on an assessment made by the local government.

When a property is purchased before January 1 of any given calendar year, such taxes for the previous year are imposed on the seller. The Company pays the seller the corresponding tax amounts for the period from the property’s transfer date to December 31 of the previous year as part of the purchase prices of each property, and capitalizes these amounts as part of the cost of the property. The Company expenses the taxes imposed on such properties as property-related expenses every calendar year on notification of assessment decision where the Company owns the property on January 1 of the calendar year.

(e)	Income taxes

Deferred tax assets and liabilities are computed based on the difference between the financial statements and income tax bases of assets and liabilities using the enacted tax rates.

(f)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, cash held in trust, bank deposits, bank deposits held in trust and short-term investments, which are highly liquid, readily convertible to cash, with an original maturity of three months or less, and with an insignificant risk of price fluctuation.

Japan Rental Housing Investments Inc.
(g)	Allowance for doubtful accounts

Allowance for doubtful accounts is provided at the amount which is considered sufficient to cover possible losses on receivables.

(h)	Deferred assets

Bond issuance costs are capitalized and amortized equally over the period to redemption of the bonds.

(i)	Trust beneficiary interests

For trust beneficiary interests in real estate, all trust assets and liabilities as well as all income generated and expenses incurred in trusts are recorded in the relevant accounts in the Company’s balance sheets and income statements.

(j)	Accounting for leases

The Company adopted ‘Accounting Standard for Lease Transactions’ (ASBJ Statement No.13, issued on March 30, 2007) and ‘Implementation guidance on Accounting Standard for Lease Transactions’ (ABSJ Guidance No.16, March 30, 2007).

(k)	Hedge accounting

The Company defers recognition of gains or losses resulting from changes in fair value of derivative financial instruments until the related losses or gains on the hedged items are recognized. However for certain interest swaps and interest caps whose amounts, index and period meet the conditions for hedged items, the “exceptional” method is adopted. Using this method, the Company does not account for gains and losses on those interest swaps and interest caps on a fair value basis, but recognizes equivalent interest based on the hedging instrument on an accrual basis.

The Company utilizes derivative financial instruments to hedge the exposure to changes in the fair value of fixed-rate loans.
3.	Cash and Cash Equivalents

Cash and bank deposits as of March 31 and September 30, 2009 were equivalent to cash and cash equivalents reported in the statements of cash flows as follows:

			Thousands of U.S.
	Thousands of yen		dollars
	March 31, 2009	September 30, 2009	September 30, 2009
Cash and bank deposits	¥7,573,330	¥6,018,856	$66,720

4.	Collateral Pledged and Secured Liabilities

Pledged assets as collateral and relevant secured liabilities as of March 31and September 30, 2009 were as follows:

			Thousands of U.S.
	Thousands of yen		dollars
	March 31, 2009	September 30, 2009	September 30, 2009
Cash and bank deposits	¥777,416	¥639,110	$7,085
Land	45,924,445	44,215,637	490,141
Buildings and structures	55,678,182	52,139,464	577,979
Machinery and equipment	261,282	256,625	2,845
Tools, furniture and fixtures	36,095	39,999	443
Other assets	817	784	8

Total	¥102,678,237	¥97,291,619	$1,078,501

Short-term borrowings	¥5,832,000	¥—	$—
Current portion of long-term loans	16,101,152	15,268,286	169,253
Long-term loans	21,597,191	27,267,237	302,264

Total	¥43,530,343	¥42,535,523	$471,517

5.	Property and Equipment
(1)	Net increase of property and equipment during the six months ended March 31, 2009 were as follows:

	Thousands of yen
	Balance as of	Net increase	Accumulated	Net book value as of
	September 30, 2009	in the period	depreciation	March 31, 2009
Land	¥46,470,211	¥—	¥—	¥46,470,211
Buildings and structures	61,348,901	128,076	3,513,553	57,963,424
Machinery and equipment	283,512	283	22,513	261,282
Tools, furniture and fixtures	41,282	3,194	8,186	36,290

Total	¥108,143,906	¥131,553	¥3,544,252	¥104,731,207

(2)	Net increase of property and equipment during the six months ended September 30, 2009 were as follows:

	Thousands of yen
				Net book value as
	Balance as of	Net increase	Accumulated	of September 30,
	March 31, 2009	in current period	depreciation	2009
Land	¥46,470,211	¥788	¥—	¥46,470,999
Buildings and structures	61,476,977	35,807	4,279,062	57,233,722
Machinery and equipment	283,795	1,345	28,515	256,625
Tools, furniture and fixtures	44,476	9,122	12,087	41,511

Total	¥108,275,459	¥47,062	¥4,319,664	¥104,002,857

	Thousands of U.S. dollars
				Net book value as
	Balance as of	Net increase	Accumulated	of September 30,
	March 31, 2009	in current period	depreciation	2009
Land	$515,134	$9	$—	$515,143
Buildings and structures	681,487	397	47,435	634,449
Machinery and equipment	3,146	15	316	2,845
Tools, furniture and fixtures	493	101	134	460

Total	$1,200,260	$522	$47,885	$1,152,897

Japan Rental Housing Investments Inc.
6.	Short-term Borrowings, Long-term Loans and Bonds

The Company had interest-bearing debts of ¥51,530,343 thousand and ¥50,335,522 thousand ($557,982 thousand) as of March 31, and September 30, 2009, respectively. Breakdown of the outstanding borrowings as of March 31, and September 30, 2009 were as follows:

	Weighted-average			Thousands of U.S.
	interest rate (%) per	Thousands of yen		dollars
	annum	March 31, 2009	September 30, 2009	September 30, 2009
Short-term borrowings:
Secured loans from banks due in June, 2009	1.74	¥5,832,000	¥—	$—

Long-term loans:
Secured loans from banks due in
June, 2009	1.18	3,000,000	—	—
June, 2009	1.21	1,000,000	—	—
June, 2009	1.34	5,793,759	—	—
June, 2009	1.43	9,307,394	—	—
June, 2009	1.27	4,500,000	—	—
May, 2010	1.18	1,500,000	1,350,000	14,965
June, 2010	1.14	2,000,000	1,800,000	19,953
June, 2010	1.15	8,597,190	8,073,883	89,501
June, 2010	1.54	—	4,044,402	44,833
June, 2011	1.79	—	16,433,603	182,171
May, 2012	1.31	2,000,000	1,800,000	19,954
June, 2012	2.04	—	9,033,635	100,140

Sub-total		37,698,343	42,535,523	471,517

Bonds:
First unsecured bonds due in	Six-months Euro
February, 2010	Yen LIBOR plus
	0.50%	4,000,000	3,800,000	42,124

Second unsecured bonds due in November, 2009	2.04	4,000,000	4,000,000	44,341

Sub-total		8,000,000	7,800,000	86,465

		¥51,530,343	¥50,335,523	$557,982

Annual maturities of long-term loans outstanding September 30, 2009 were as follows:

	Thousands of yen	Thousands of U.S. dollars
	Secured loans from banks	Secured loans from banks
September 30,
2011	¥16,433,602	$182,171
2013	10,833,634	120,093

	¥27,267,236	$302,264

7.	Per Unit Information

The following table summarized information about net assets per unit at March 31 and September 30, 2009 and net income per unit for the periods then ended:

	Yen		U.S. dollars
	March 31, 2009	September 30, 2009	September 30, 2009
Net assets per unit	¥360,064	¥358,464	$3,974
Net income per unit	¥4,526	¥2,869	$32
The net assets per unit is calculated based on number of units outstanding of 167,477 units as of March 31 and September 30, 2009, respectively. The amount of the net assets is based on the net book value as of March 31 and September 30, 2009. Net income per unit is computed by dividing net income by the weighted average number of unit outstanding during the period, which was 167,477 units for March 31 and September 30, 2009. Diluted net income per unit has not been presented since no warrants or convertible bonds were outstanding during the period.

8.	Leases

The Company leases residential properties and earns rental revenues. As of March 31 and September 30, 2009, the future lease revenues under the non-cancelable operating leases were as follows:

			Thousands of U.S.
	Thousands of yen		dollars
	As of March 31,	As of September 30,	As of September 30,
	2009	2009	2009
Due within one year	¥907,021	¥752,625	$8,343
Due after one year	3,376,082	3,034,780	33,641

Total	¥4,283,103	¥3,787,405	$41,984

9.	Income Taxes

Income taxes applicable to the Company comprise of corporate, inhabitants’ and enterprise taxes which, in the aggregate, resulted in statutory tax rates of 39.33% for the six months ended March 31 and September 30, 2009, respectively.

Deferred income taxes reflect the net tax effect of the temporary differences between the carrying amount of the assets and liabilities for financial reporting purposes and the corresponding amounts for income tax purposes. The significant components of deferred tax assets of the Company at March 31 and September 30, 2009 were summarized as follows:

			Thousands of U.S.
	Thousands of yen		dollars
	March 31, 2009	September 30, 2009	September 30, 2009
Deferred tax assets:
Enterprise tax payable	¥1,293	¥791	$9
Unrealized losses on hedging derivatives	8,507	2,293	25
Excess of allowance for doubtful accounts	16,571	25,556	283

Net deferred tax assets	¥26,371	¥28,640	$317

Japan Rental Housing Investments Inc.
The reconciliation of tax rate difference between the adjusted statutory tax rate and the effective tax rate were as follows:

	March 31, 2009	September 30, 2009
Statutory tax rate	39.33%	39.33%
Estimated allowable dividend distribution	(39.20)	(39.18)
Other	0.20	0.24

Effective tax rate	0.33%	0.39%

The Company follows a policy of making dividend distributions in excess of 90% of taxable income for a fiscal period to meet conditions set forth in the Special Taxation Measures Law of Japan for deduction of dividend distributions for income tax purposes. Based on this particular policy, the Company calculated the amounts of the dividend distributions, which were nearly equal to the retained earnings of ¥758,168 thousand as of March 31, 2009 and ¥480,659 thousand ($5,328 thousand) as of September 30, 2009 treated them as tax deductible dividend distributions as defined under the Special Taxation Measures Law of Japan.

10.	Unitholders’ Capital

The Company shall maintain its net assets of at least ¥50,000 thousand ($554 thousand) as required by Clause 4 of Article 67 of the Investment Trust Law of Japan.

Under the policy of dividend distributions stipulated in Clause 1 of Article 15 of the Company’s regulations, the Company may make distributions to unitholders out of net income.

Cash dividends are declared by the Board of Directors after the end of each fiscal period. Such dividends are payable to unitholders of record at the end of each fiscal period. The declaration of this dividend has not been reflected in the financial statements at the end of the fiscal period.

The cash dividends declared by the Board of Directors of the Company were as follows:

			Thousands of U.S.
	Thousands of yen		dollars
	March 31, 2009	September 30, 2009	September 30, 2009
Aggregate amount of cash dividends	¥758,168	¥480,659	$5,328

	Yen		U.S. dollars
	March 31, 2009	September 30, 2009	September 30, 2009
Dividend per unit	¥4,527	¥2,870	$32

11.	Breakdown of Rental Revenues and Property-Related Expenses

Rental revenues and property-related expenses consisted of the followings:

			Thousands of U.S.
	Thousands of yen		dollars
		For the six months	For the six months
	For the six months	ended September 30,	ended September 30,
	ended March 31, 2009	2009	2009
Rental revenues:
Rent income	¥3,151,478	¥3,075,038	$34,088
Common benefit revenue	149,260	149,595	1,658
Parking revenue	112,182	110,480	1,225
Incidental revenue	21,340	18,044	200
Others	143,549	141,678	1,570

	3,577,809	3,494,835	38,741

Property-related expenses:
Management fee	241,505	244,401	2,709
Taxes	235,435	244,994	2,716
Utilities	63,811	56,943	631
Repair	100,735	174,419	1,933
Insurance	14,952	13,380	148
Advertising	97,047	104,523	1,159
Trust fees	80,950	80,950	897
Depreciation	774,525	775,444	8,596
Others	31,278	35,107	390

	1,640,238	1,730,161	19,179

Net profit on operations of rental properties	¥1,937,571	¥1,764,674	$19,562

12.	Business restructuring expenses

For the six months ended March 31 2009, business restructuring expenses include start-up expenses for property management (PM) and special entrusting fees, etc incurred in entrusting PM activities of 120 properties, which used to be managed by re-plus investment inc. (‘re-plus investment’), a wholly owned by re-plus inc. (‘re-plus’), to another PM company, upon the of commencement of bankruptcy procedures for re-plus inc and re-plus investment inc.

For the six months ended September 30 2009, business restructuring expenses include entrusting fees incurred upon transferring the master lessee of the Company from both of re-plus residential No 1 and re-plus residential No 2 to GK Japan Rental Housing.

Japan Rental Housing Investments Inc.
13.	Derivative transactions

The Company uses interest rate swaps and cap transactions, only for the purpose of mitigating the risk of fluctuations in interest rates. The Company does not hold or issue derivative instruments for trading or speculative purposes. The risk of nonperformance is considered to be low as the contracts are entered into with prestigious financial institutions. The risk of the transactions is controlled under managerial procedures of the asset management company.

The information of transactions was as follows:
As of March 31, 2009:

	Thousands of yen
			Notional amount
	Notional amount		exceeding one year	Fair value
Interest-rate swaps:
Fixed rate payable and floating rate receivable	¥15,807,393		¥6,500,000	(¥77,471)

Interest rate cap:
Spread rate type	14,000,000		—	64
	(8,449	)*	(—)

Total	¥29,807,393		¥6,500,000	(¥77,407)

As of September 30, 2009:

Interest-rate swaps:
Fixed rate payable and floating rate receivable	¥3,150,000		¥1,800,000	(¥49,500)

Interest rate cap:
Spread rate type	13,800,000		—	0
	(3,635	)*	(—)

Total	¥16,950,000		¥1,800,000	(¥49,500)

As of September 30, 2009:

	Thousands of U.S. dollars
Interest-rate swaps:
Fixed rate payable and floating rate receivable	$34,919		$19,953	($549)

Interest rate cap:
Spread rate type	152,976		—	0
	(40	)*	(—)

Total	$187,895		$19,953	($549)

*	These amounts represent the interest rate cap premium recorded in the balance sheets.

14.	Significant Subsequent events

For the six month ended September 30, 2009:

The Company resolved to issue 65,863 new investment units through a third-party allotment at the Board of Directors meeting held on August 21, 2009.

The Company intends to use the proceeds for the purpose of redemption of corporate bonds and acquiring real estates and trust beneficial rights for real estates.

As a result, the amount of unitholders’ capital increased to ¥65,557,451 thousand ($726,720 thousand) and the number of investment units issued increased to 233,340.

(1) Number of units issued:	65,863 units
(2) Issue price per unit:	¥91,100 ($1,009.87)
(3) Total issue price:	¥6,000,119 thousand ($66,512 thousand)
(4) Payment date:	October 2, 2009
(5) Third-party allottee:	AppleRingo Holdings B.V. 32,931 units Japan Trustee Services Bank, Ltd.(Trust account) 32,932 units

[Translation]
Statements of Cash Dividends

Preceding Period (for
	your reference)	Current Period
	From: October 1, 2008	From: April 1, 2009
Item/Period	To: March 31, 2009	To: September 30, 2009
I. Retained earnings at the end of period	JPY758,186,922	JPY480,661,235

II. Cash dividend declared (cash dividend declared per unit)	JPY758,168,379 (JPY4,527)	JPY480,658,990 (JPY2,870)

III. Retained earnings carried forward	JPY18,543	JPY2,245

Computation method of the distribution amount	Pursuant to the cash distribution policy stipulated in paragraph 1, Article 15 of the Articles of Incorporation of the Investment Corporation, the amount of cash dividends is determined to be no more than the profit amount, but to exceed the amount equivalent to 90% of the “distributable income amount” provided under Article 67-15 of the Law on Special Measures Concerning Taxation. Based on such policy, the Investment Corporation has determined to distribute JPY758,168,379 as the profit distribution, which is the maximum value of the whole-number multiple of	Pursuant to the cash distribution policy stipulated in paragraph 1, Article 15 of the Articles of Incorporation of the Investment Corporation, the amount of cash dividends is determined to be no more than the profit amount, but to exceed the amount equivalent to 90% of the “distributable profit amount” provided under Article 67-15 of the Law on Special Measures Concerning Taxation. Based on such policy, the Investment Corporation has determined to distribute JPY480,658,990 as the profit distribution, which is the maximum value of the whole-number multiple of

Preceding Period (for
	your reference)	Current Period
	From: October 1, 2008	From: April 1, 2009
Item/Period	To: March 31, 2009	To: September 30, 2009
	167,477 outstanding investment units, but which does not exceed the retained earnings at the end of period. Moreover, there will be no distribution exceeding the profits stipulated under paragraph 3, Article 15 of the Articles of Incorporation of the Investment Corporation.	167,477 outstanding investment units, but which does not exceed the retained earnings at the end of period. Moreover, there will be no distribution exceeding the profits stipulated under paragraph 3, Article 15 of the Articles of Incorporation of the Investment Corporation.

Directions to the General Meeting of Unitholders

Venue:	Tokyo Station Conference, 602 B+C+D
6th floor, Sapia Tower
7-12, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Telephone:	03-6888-8080(main)
•	Directly connected to JR Tokyo Station

2	minutes from Yaesu North Gate

1	minute from Shinkansen Nihonbashi Gate
•	Directly connected to Tokyo Metro Otemachi Station
Tozai. Hanzomon, Marunouchi,Chiyoda and Mita lines
Direct connected to Otemachi station, B7 Gate